As filed with the Securities and Exchange Commission on March 7, 2005
Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELEFÓNICA, S.A.
(Exact Name of Registrant as Specified in Its Charter)

Kingdom of Spain	4813	Not applicable
(Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Gran Vía, 28
28013 Madrid, Spain
011-34-91-584-0040
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Maria Dolores Pizarro Figueroa
TLD Puerto Rico
Metro Office Park, Calle 2, Edificio 17,
Suite 600
Guaynabo, Puerto Rico 00968
(787) 273 5629
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Diane G. Kerr	Michael J. Willisch
Davis Polk & Wardwell	Davis Polk & Wardwell
450 Lexington Avenue	Marqués de la Ensenada, 2
New York, NY 10017	28004 Madrid, Spain
1-212-450-4000	011-34-91-702-2680

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount Of Registration Fee
Ordinary Shares, nominal value €1.00 per ordinary share	3,007,561	$ 20.98	$ 63,098,630	$ 7,427

(1)	American Depositary Receipts evidencing American Depositary Shares issuable upon deposit of the securities registered hereby will be registered under a separate registration statement on Form F-6, Registration No. 333- ..

(2)	Includes the maximum number of Telefónica ordinary shares expected to be issued or delivered to Terra Networks securityholders resident in the United States pursuant to the merger plan. This number is based on the (a) 13,534,026 ordinary shares and ADSs of Terra Networks expected to be issued or delivered in the merger and (b) an exchange ratio of 9 ordinary shares of Terra Networks for every 2 ordinary shares of Telefónica. The securities to be issued or delivered in connection with the merger outside the United States are not registered under this registration statement.

(3)	The Proposed Maximum Aggregate Offering Price per ordinary share (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act) is based on a price of €15.84 per Telefónica ordinary share. The Telefónica price per ordinary share is based on the merger ratio of 2 ordinary shares of Telefónica to be received for every 9 ordinary shares of Terra Networks and a market value of ordinary shares of Terra Networks of €3.52 per ordinary share, calculated pursuant to Rule 457(c) by taking the average of the high and low prices of Terra Networks ordinary shares as reported on the Automated Quotation System of the Spanish stock exchanges on March 4, 2005. The Telefónica price per ordinary share was converted into U.S. dollars based on an exchange rate of €1.00=U.S.$1.3244, the Noon Buying Rate on March 4, 2005.

     The Registrant will amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary joint information statement/prospectus is not complete. We may change or amend the information without notice. We may not accept your vote or proxy with respect to the matters discussed in this preliminary joint information statement/prospectus until the registration statement of which it forms a part has been declared effective by the Securities and Exchange Commission. We will not solicit or accept votes or proxies in any jurisdiction where it would be illegal to do so prior to registering or qualifying under that jurisdiction’s securities laws.

PRELIMINARY DRAFT DATED MARCH 7, 2005, SUBJECT TO COMPLETION

[TELEFÓNICA LOGO]	[TERRA NETWORKS LOGO]

MERGER BY ABSORPTION PROPOSED – YOUR VOTE IS VERY IMPORTANT

At meetings held on February 23, 2005, the Boards of Directors of Telefónica, S.A. and Terra Networks, S.A. approved a merger plan which provides for the merger of the two companies and prepared their respective balance sheets as of December 31, 2004, which we will refer to as the “merger balance sheets” and which will be submitted to their respective annual general shareholders’ meetings for their approval.

If the merger is completed, holders of Terra Networks ordinary shares will receive 2 Telefónica ordinary shares for every 9 ordinary shares of Terra Networks they hold and holders of Terra Networks ADSs will receive 2 Telefónica ADSs for every 27 Terra Networks ADSs they hold. Each Terra Networks ADS represents one Terra Networks ordinary share, and each Telefónica ADS represents three Telefónica ordinary shares.

Telefónica will not issue or deliver fractional ordinary shares. Terra Networks shareholders and ADS holders will receive cash in lieu of any fractional ordinary shares or ADSs of Telefónica they are entitled to receive in the merger. Telefónica shareholders and ADS holders will continue to own their existing ordinary shares and ADSs after the merger.

We are asking shareholders and ADS holders of Telefónica to approve Telefónica’s merger balance sheets, the merger on the terms and conditions set forth in the merger plan and related matters.

We are asking shareholders and ADS holders of Terra Networks to approve Terra Networks’ merger balance sheets, the merger on the terms and conditions set forth in the merger plan and related matters.

An English-language translation of the merger plan, deposited with the Madrid Commercial Registry, is attached as Annex A-1 to this joint information statement/prospectus.

We cannot complete the merger unless shareholders of both companies approve it.

This joint information statement/prospectus has been prepared for shareholders of Telefónica and Terra Networks residing in the United States and for holders of Telefónica and Terra Networks ADSs to provide information about the merger described herein which is to be voted on at the annual general shareholders’ meetings of Telefónica’s and Terra Networks’ shareholders.

Under Spanish law, if a quorum is not obtained on the first date for which the meeting is called, the meeting is adjourned until the date and time specified in the meeting notice for the second call, if any. On the second call of a meeting, the quorum requirements are lower than those for the first call.

The dates, times and places of the annual general shareholders’ meeting on the first call or on the second call, if required, are:

For Telefónica shareholders:

     First Call:                     , 2005
      Second Call:                , 2005
            a.m., Local Time
[Address]
For Terra Networks shareholders:
      First Call:                     , 2005
      Second Call:                , 2005
            a.m., Local Time
[Address]

For Telefónica and Terra Networks shareholders, approval of the merger on the terms and conditions set forth in the merger plan, the merger balance sheets and related matters described herein requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting of Telefónica or Terra Networks, as the case may be, if a quorum of at least 50% is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% of the subscribed capital of Telefónica or Terra Networks, as the case may be, entitled to vote but at least 25% of the subscribed share capital entitled to vote. At February 23, 2005, Telefónica owned 75.87% of the outstanding Terra Networks ordinary shares. Telefónica intends to vote its Terra Networks ordinary shares in favor of the merger.

The holders of at least 300 ordinary shares of Telefónica and at least 25 ordinary shares of Terra Networks, or holders who join a group of shareholders who hold in the aggregate at least the required number of ordinary shares, will be allowed to attend and vote at the annual general shareholders’ meeting if those holders are recorded on the applicable book-entry registry of shareholders on                , 2005, five days prior to the date of the annual general shareholders’ meeting. Shareholders holding fewer ordinary shares may vote by proxy. The holders of ADSs representing ordinary shares of Telefónica and Terra Networks will be allowed to vote by proxy in accordance with the procedures set forth in their respective ADS deposit agreements, which are described below, if those holders are recorded on the ADS depositaries’ registries on             , 2005.

The principal market on which Telefónica ordinary shares trade is the Spanish stock exchanges, where they trade under the symbol “TEF”. Telefónica ADSs, each representing three ordinary shares, are listed on the New York Stock Exchange under the symbol “TEF”. The principal market on which Terra Networks ordinary shares trade is the Spanish stock exchanges, where they trade under the symbol “TRR”. Terra Networks ADSs, each representing one ordinary share, are traded on the Nasdaq National Market under the symbol “TRRA”.

This joint information statement/prospectus provides detailed information about the proposed merger and important information about the Telefónica ordinary shares and ADSs to be offered to Terra Networks shareholders and ADS holders pursuant to the merger. You are encouraged to read everything in this document, including the list of risk factors relating to the merger that begins on page II-1.

[Signature] César Alierta Izuel Executive Chairman Telefónica, S.A. Joint Information Statement/Prospectus dated	[Signature] Joaquín Faura Batlle Executive Chairman Terra Networks, S.A. , 2005, and first mailed to shareholders on , 2005

Neither the Securities and Exchange Commission nor any state securities regulator has approved the Telefónica ordinary shares and ADSs to be offered under this joint information statement/prospectus or determined if this joint information statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Information Incorporated by Reference

     This joint information statement/prospectus incorporates by reference business and financial information about Telefónica and Terra Networks that is not included in or delivered in this joint information statement/prospectus. We also expect to incorporate by reference the annual reports on Form 20-F of each of Telefónica and Terra Networks for the fiscal year ended December 31, 2004. We may also incorporate by reference some of the reports on Form 6-K that we or Terra Networks furnishes to the SEC between the date of this joint information statement/prospectus and the date of the annual general shareholders’ meetings. You may obtain documents incorporated by reference in this joint information statement/prospectus without charge by requesting them in writing or by telephone from the appropriate party at the following address:

Georgeson Shareholder
17 State Street, 10th Floor
New York, NY 10004
Toll Free: (877) 278-4794
Banks & Brokers: (212) 440-9800

To obtain timely delivery of these documents, you must request them no later than       , 2005. For a list of those documents that are incorporated by reference into this joint information statement/prospectus, see “Part Eight—Additional Information for Shareholders—Where You Can Find More Information.”

[Note: Page for Telefónica Booklet only]

[TELEFÓNICA LOGO]

TELEFÓNICA, S.A.

Annual General Shareholders’ Meeting

The Board of Directors of Telefónica, S.A. has resolved to call the annual general shareholders’ meeting of the company, to be held in [Madrid] on       , 2005 at on first call at [location] and on       , 2005 at                on second call in the same place, if the necessary legal quorum is not reached on the first call.

The purpose of this call is to submit to the consideration and approval of the annual general shareholders’ meeting the items stated in the Agenda below.

AGENDA

I. Examination and approval, if applicable, of Telefónica, S.A.’s audited individual and consolidated financial statements, as well as the proposal for the application of the net income of Telefónica, S.A., and evaluation of the management of Telefónica, S.A. by its Board of Directors, all for the 2004 financial year.

II. Approval of the merger plan between Telefónica, S.A. and Terra Networks, S.A. approved by the Boards of Directors of both companies on February 23, 2005 and accordingly, the merger by absorption of Terra Networks, S.A. by Telefónica, S.A.

III. Approval of Telefónica, S.A.’s merger balance sheets as of December 31, 2004.

IV. Such other matters as may be determined by Telefónica, S.A.’s Board of Directors when it establishes the definitive Agenda for the annual general shareholders’ meeting.

Madrid,                   , 2005

[Note: Page for Terra Booklet only.]

[TERRA NETWORKS LOGO]

TERRA NETWORKS, S.A.

Annual General Shareholders’ Meeting

The Board of Directors of Terra Networks, S.A. has resolved to call the annual general shareholders’ meeting of the company, to be held in [Madrid] on       , 2005 at                on first call at and on       , 2005 at                on second call in the same place, if the necessary legal quorum is not reached on the first call.

The purpose of this call is to submit to the consideration and approval of the annual general shareholders’ meeting the items stated in the Agenda below.

AGENDA

I. Examination and approval, if applicable, of Terra Networks, S.A.’s audited individual and consolidated financial statements, as well as the proposal for the application of the net income of Terra Networks, S.A. and the management of Terra Networks, S.A. by its Board of Directors, all for the 2004 financial year.

II. Approval of the merger plan between Telefónica, S.A. and Terra Networks, S.A. approved by the Boards of Directors of both companies on February 23, 2005 and accordingly, the merger by absorption of Terra Networks, S.A. by Telefónica, S.A.

III. Approval of Terra Networks’ merger balance sheets as of December 31, 2004.

IV. Such other matters as may be determined by Terra Networks, S.A.’s Board of Directors when it establishes the definitive Agenda for the annual general shareholders’ meeting.

Madrid,                   , 2005

TABLE OF CONTENTS

PAGE
Glossary	vii

Cautionary Statement Regarding Forward-Looking Statements	viii

Questions and Answers about the Merger	x

Part One – Summary	I-1
The Companies	I-1
Telefónica and Terra Networks’ Reasons for the Merger	I-1
Merger Recommendations to Shareholders	I-2
The Merger	I-2
Summary Selected Historical Financial Data	I-6
Summary Selected Historical Consolidated Financial Data of Telefónica	I-6
Summary Selected Historical Consolidated Financial Data of Terra Networks	I-8
Summary Comparative Per Ordinary Share Data	I-9

Part Two – Risk Factors Relating Specifically to the Merger	II-1

Part Three – The Merger	III-1
General	III-1
Background of the Merger	III-1
Telefónica and Terra Networks’ Reasons for the Merger	III-3
Accounting Treatment	III-4
Material Spanish and U.S. Federal Taxation Consequences	III-4
Income Tax Consequences of the Merger	III-5
Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks	III-8
Spanish Tax Considerations	III-8
U.S. Federal Income Tax Considerations	III-9
Appraisal Rights	III-12
U.S. Federal Securities Laws Consequences	III-12
Relationship between Telefónica and Terra Networks	III-12
Comparative per Ordinary Share and per ADS Market Price Information	III-13
Opinion of Independent Expert Appointed Pursuant to Spanish Law	III-15
Management Share Ownership and Stock Option Plans	III-15
Summary of Opinion of Morgan Stanley & Co. Limited	III-16
Summary of Opinion of Lehman Brothers Europe Limited	III-22
Summary of Opinion of Citigroup Global Markets Limited	III-26
The Merger Plan	III-32
Other Expenses	III-34

Part Four – Information about the Meetings and Voting	IV-1
Matters Relating to the Meetings	IV-1
Vote Necessary to Approve Telefónica and Terra Networks Proposals	IV-4
Proxies	IV-5
Other Business	IV-6

Part Five – Legal Information	V-1
Comparison of Shareholder Rights	V-1
         Summary of Material Differences Between Current Rights of Terra Networks Shareholders and Terra Networks
ADS Holders and Rights Those Shareholders and ADSs Holders Will Have as Telefónica Shareholders and
Telefónica ADS Holders Following the Merger	V-1
Stock Exchange Listing; Delisting and Deregistration of Terra Networks Ordinary Shares and ADSs	V-3
Legal Matters	V-4
Experts	V-4

Part Six – Information About Telefónica	VI-1
Selected Historical Consolidated Financial Information	VI-1

Part Seven – Information about Terra Networks	VII-1
Selected Historical Consolidated Financial Information	VII-1

Part Eight – Additional Information for Shareholders	VIII-1
Where You Can Find More Information	VIII-1
Presentation of Financial Information	VIII-2
Exchange Rate Information	VIII-2
Enforceability of Civil Liabilities Under The U.S. Securities Laws	VIII-3

v

Annexes
Annex A-1	Merger Plan
Annex A-2	Telefónica, S.A. Merger Balance Sheets
Annex A-3	Terra Networks, S.A. Merger Balance Sheets
Annex B-1	Opinion of Morgan Stanley & Co. Limited
Annex B-2	Opinion of Lehman Brothers Europe Limited
Annex B-3	Opinion of Citigroup Global Markets Limited
Annex C-1	Opinion of Spanish Independent Expert

The contents of Telefónica’s and Terra Networks’ World Wide Web sites are not part of this joint information statement/prospectus.

Glossary

The terms below are used as follows throughout this joint information statement/prospectus:

  “Telefónica” means Telefónica, S.A. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires. In addition, references to “we”, “us” and “our” are to Telefónica, S.A. and its consolidated subsidiaries.

  “Terra Networks” means Terra Networks, S.A. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

  “Telefónica’s Consolidated Financial Statements” means Telefónica’s audited consolidated financial statements at December 31, 2003 and 2002 and for the three years ended December 31, 2003, as included in Telefónica’s 2003 Form 20-F.

  “Terra Networks’ Consolidated Financial Statements” means Terra Networks’ audited consolidated financial statements at December 31, 2003 and 2002 and for the three years ended December 31, 2003, as included in Terra Networks’ 2003 Form 20-F.

  “Telefónica Merger Balance Sheets” means the Spanish statutory audited balance sheets of Telefónica, S.A. at December 31, 2004, included in Annex A-2.

  “Terra Networks Merger Balance Sheets” means the Spanish statutory audited balance sheets of Terra Networks, S.A. at December 31, 2004, included in Annex A-2.

  “Telefónica’s 2003 Form 20-F” means Telefónica’s annual report on Form 20-F for the year ended December 31, 2003, as amended, as filed with the Securities and Exchange Commission and incorporated by reference into this joint information statement/prospectus.

  “Terra Networks’ 2003 Form 20-F” means Terra Networks’ annual report on Form 20-F for the year ended December 31, 2003 as filed with the Securities and Exchange Commission and incorporated by reference into this joint information statement/prospectus.

Cautionary Statement Regarding
Forward-Looking Statements

     This document contains statements that constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document can be identified in some instances, by the use of words such as “expects”, “aims”, “hopes”, “anticipates”, “intends”, “believes” and similar language or the negative thereof or by the forward-looking nature of discussions of strategy, plans or intentions. These statements appear in a number of places in this document including, without limitation, certain statements made in “Questions and Answers About the Merger,” “Summary,” “The Merger—Background of the Merger,” “The Merger—Our Reasons for the Merger,” “The Merger—Other Expenses,” “Opinion of Morgan Stanley & Co. Limited,” “Opinion of Lehman Brothers Europe Limited,” “Opinion of Citigroup Global Markets Limited,” “Opinion of Spanish Independent Expert,” “Information about Telefónica” and “Information about Terra Networks.” The sections of documents incorporated by reference which contain forward-looking statements include “Operating and Financial Review and Prospects” and “Quantitative and Qualitative Disclosures About Market Risk” in Telefónica’s 2003 Form 20-F and Terra Networks’ 2003 Form 20-F. Other forward-looking statements contained herein or therein include statements regarding our intent, belief or current expectations with respect to, among other things:

  the effect on our results of operations of increased competition in the Spanish telecommunications market and our other principal markets;

  trends affecting our financial condition or results of operations;

  acquisitions or investments which we may make in the future;

  our capital expenditures plan;

  supervision and regulation of the Spanish telecommunications sector and in other countries where we have significant operations;

  our strategic partnerships; and

  the potential for growth and competition in current and anticipated areas of our business.

     Such forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties, and actual results may differ materially from those anticipated in the forward-looking statements as a result of various factors. The risks and uncertainties involved in our businesses that could affect the matters referred to in such forward-looking statements include but are not limited to:

  changes in general economic, business, or political conditions in the domestic or international markets in which we operate or have material investments that may affect demand for our services;

  changes in currency exchange rates and interest rates;

  the impact of current, pending or future legislation and regulation in Spain, other countries where we operate and the European Union;

  the actions of existing and potential competitors in each of our markets; and

  the potential effects of technological changes.

     Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this document. We undertake no obligation to release publicly the result of any revisions to these forward-

looking statements which may be made to reflect events or circumstances after the date of this document, including, without limitation, changes in our business or acquisition strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

     You should understand that the following important factors, in addition to those discussed above and elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of Telefónica and Terra Networks, and of Telefónica after the closing of the merger, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

  our ability to integrate the businesses of Telefónica and Terra Networks successfully after the merger;

  the challenges inherent in diverting management’s focus and resources from other strategic opportunities and from operational matters during the integration process;

  the process of, or conditions imposed in connection with, obtaining regulatory approvals for the merger;

  the outcome of negotiations with partners and governments;

  the growth of free internet access in many core markets that may increase competition;

  the need to establish and maintain strategic relationships with content providers, e-commerce merchants and technology providers;

  declining prices for our services; and

  reliance on third-party content providers.

Questions and Answers about the Merger

Q: When and where are the shareholders’ meetings?

A: Telefónica’s annual general shareholders’ meeting will take place on           , 2005 or           , 2005, if a quorum is not obtained at the first call, in Madrid, Spain. Terra Networks’ annual general shareholders’ meeting will take place on       , 2005 or       , 2005, if a quorum is not obtained at the first call, in Barcelona, Spain. For the address of each meeting, see “Part Four—Information about the Meetings and Voting—Matters Relating to the Meetings.”

Q: What do I need to do now if I hold Telefónica or Terra Networks ordinary shares?

A: All holders of at least 300 Telefónica ordinary shares will be allowed to attend the Telefónica meeting and vote. All holders of at least 25 Terra Networks ordinary shares will be allowed to attend the Terra Networks meeting and vote.

Holders of fewer than 300 Telefónica ordinary shares or fewer than 25 Terra Networks ordinary shares may join other shareholders to form a group owning at least the minimum required ordinary shares and appoint a shareholder representative to vote their ordinary shares. In addition, holders of fewer than 300 Telefónica ordinary shares may also grant a proxy to a holder who already has sufficient ordinary shares to attend the meeting.

In order to attend the meetings, shareholders must request an admission ticket from the Spanish depositary for their ordinary shares.

Q: What do I need to do now if I hold Telefónica or Terra Networks ADSs?

A: If you hold Telefónica or Terra Networks ADSs representing Telefónica or Terra Networks ordinary shares and wish to vote, you must complete the voting instruction card provided by the relevant depositary. Please contact the relevant depositary for more information about these procedures.

Q: How many votes will I get for each ordinary share of Telefónica or Terra Networks?

A: Holders of Telefónica ordinary shares will be entitled to one vote for every ordinary share they own and that is represented at Telefónica’s annual general shareholders’ meeting. Holders of Terra Networks ordinary shares will be entitled to one vote for every ordinary share they own and that is represented at Terra Networks’ annual general shareholders’ meeting.

However, each shareholder of Telefónica, including any affiliates of that shareholder, is limited to a maximum number of votes representing 10% of the paid-in capital of Telefónica entitled to vote.

Q: How many votes will I get for each Telefónica or Terra Networks ADS?

A: If you hold Telefónica or Terra Networks ADSs representing Telefónica or Terra Networks ordinary shares and you complete the voting instruction card and return it to the relevant depositary by                , 2005, you will be entitled to three votes for each Telefónica ADS held and one vote for each Terra Networks ADS held.

Q: Can I vote by proxy?

A: Telefónica shareholders may vote by proxy by executing a written instrument in favor of another person, including a director of Telefónica. Terra Networks shareholders may vote by proxy by executing a written instrument in favor of another person, including a director of Terra Networks. A proxy may be appointed for only one single meeting, including the first and second calls relating to such meeting.

Q: Will my depositary vote the ordinary shares represented by my ADSs for me?

A: If you own Terra Networks ADSs, the Terra Networks depositary will, subject to certain conditions, vote the ordinary shares represented by your ADSs in accordance with the Board of Directors’ recommendation unless you provide the Terra Networks depositary with instructions to the contrary.

If you own Telefónica ADSs, the Telefónica depositary will, subject to certain conditions, vote the ordinary shares represented by your ADSs in accordance with the Board of Directors’ recommendation unless you provide the Telefónica depositary with instructions to the contrary.

Q: What will I receive in the merger for my Terra Networks ordinary shares and ADSs?

A: Terra Networks shareholders will receive 2 ordinary shares of Telefónica for every 9 ordinary shares of Terra Networks, and holders of Terra

x

Networks ADSs will receive 2 Telefónica ADSs for every 27 Terra Networks ADSs.

Telefónica will not issue or deliver any fractional ordinary shares or ADSs. Terra Networks shareholders and ADS holders will receive cash in lieu of any fractional ordinary shares or ADSs of Telefónica they are entitled to receive in the merger.

Q: What happens to my future dividends?

A: The merger plan describes that the holders of ordinary shares of Telefónica and Terra Networks will receive separate dividends prior to the merger as follows: (1) holders of Telefónica ordinary shares and ADSs will receive €0.23 per Telefónica ordinary share as interim dividends with respect to the fiscal year ended December 31, 2004; (2) holders of Terra Networks ordinary shares and ADSs will receive €0.60 per Terra Networks ordinary share; and (3) holders of Telefónica ordinary shares and ADSs will receive a dividend of one Telefónica ordinary share for every 25 Telefónica ordinary shares already held. The dividends described under (2) and (3) above are subject to the final approval of the annual general shareholders’ meetings of the relevant company. The determination of the exchange ratio took into consideration the dividends that both companies are expected to distribute. Other than the dividends described in (1), (2) and (3) above, which will be paid prior to the merger, the holders of Telefónica ordinary shares and ADSs received in connection with the merger will be entitled to receive dividends on an equal basis with current holders of Telefónica ordinary shares and ADSs with respect to the year beginning January 1, 2005, including a dividend declared by the Board of Directors of Telefónica on November 24, 2004 in the amount of €0.27 per Telefónica ordinary share payable on November 11, 2005, subject to final approval by the annual general shareholders’ meeting of Telefónica. To compare dividends paid by each of Telefónica and Terra Networks, see “Part One—Summary—Summary Comparative per Ordinary Share Data.”

Q: When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. We hope to complete the merger within two months of the date of the annual general shareholders’ meetings.

Q: What do I have to do in order to exchange my ordinary shares of Terra Networks for new ordinary shares in Telefónica?

A: Nothing. If the merger is approved, your Terra Networks ordinary shares will be automatically exchanged for ordinary shares of Telefónica.

Q: What do I have to do in order to exchange my Terra Networks ADSs for new ADSs in Telefónica?

A: Nothing. If the merger is approved, the Terra Networks ordinary shares represented by your ADSs will be automatically exchanged for ordinary shares of Telefónica and new ADSs representing Telefónica ordinary shares will be issued or delivered to you.

If you hold your Terra Networks ADSs in the form of ADR certificate(s), you must surrender your ADR certificate(s) for cancellation and obtain a new ADR certificate representing the Telefónica ADSs you are entitled to received in the merger.

Q: Who do I call if I have questions about the meetings or the merger?

A: Telefónica shareholders and ADS holders may call Telefónica’s Shareholder Assistant Service, at 011-34-900-11-0048.

Terra Networks shareholders and ADS holders may call 011-34-900-50-0525.

Q: If I own ADSs, how do I contact the depositary?

A: If you own Telefónica ADSs, you should contact Citibank, N.A. at the address and number provided in the instructions to your voting card.

If you own Terra Networks ADSs, you should contact Citibank, N.A. at the address and number provided in the instructions to your voting card.

Part One - Summary

Part One – Summary

This summary highlights selected information from this joint information statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document and the documents we have referred you to carefully. See “Part Eight—Additional Information for Shareholders—Where You Can Find More Information.”

The Companies

   Telefónica, S.A.

     The registered offices of Telefónica are at Gran Vía, 28, 28013 Madrid, Spain; the telephone number of Telefónica’s registered offices is 011-34-91-584- 0040.

     We are a diversified telecommunications group which provides a comprehensive range of services in Spain and Latin America through one of the world’s largest and most modern telecommunications networks. We are also the leading provider of fixed line public voice telephone services, wireless communications services, Internet access services and data transmission services in Spain and one of the largest telecommunications operators in Latin America, with operations principally in Brazil, Argentina, Chile, Peru, Mexico, El Salvador, Guatemala and Puerto Rico.

     Our group is organized according to six principal lines of business: Spanish fixed line business, Latin American fixed line business, mobile business, directories business, Internet portal business, call centers and content and media business.

     At December 31, 2004, we had approximately 43.2 million access lines in service and 74.4 million wireless subscribers. In addition, we have 0.4 million pay television subscribers. We had a total of approximately 118.1 million clients at December 31, 2004, more than half of which were in Latin America.

   Terra Networks, S.A.

     The registered offices of Terra Networks are at Calle Nicaragua, 54, 08029, Barcelona, Spain; the telephone number of Terra Networks’ registered offices is 011-34-93-493-2300. The main offices of Terra Networks are at Via de las Dos Castillas, 33, 28224, Pozuelo de Alarcón, Madrid, Spain; the telephone number of Terra Networks’ main offices is 011-34-91-452-3000.

     Terra Networks is a leading portal to Spanish- and Portuguese-speaking markets. Terra Networks offers a suite of Internet services in a variety of languages that provides users throughout our markets in Europe, Latin America and North America with:

  access to the Internet (in Spain and certain countries in Latin America);

  portal and network services that incorporate a wide variety of individually-tailored content for each market and featuring enhanced functionality;

  a range of online advertising, marketing and e-commerce opportunities;

  multiple solutions for our customers’ Internet needs, such as web design and hosting and communication; and

  consulting services such as web audit, web rationalization and web maintenance.

     Through Terra Networks’ portals and network of websites and joint venture partnerships, it has one of the largest global footprints of any Internet portal or network, with portals in 27 countries. Terra Networks holds a leading position in the following markets: Spain, Latin America and the U.S. Hispanic market. Terra Networks is also a leading interactive services provider in Spain and Latin America, offering Internet access and local-language interactive content and services to more than 6 million pay customers in Spain, the United States, Brazil, Mexico, Peru, Chile and Central America.

Telefónica and Terra Networks’ Reasons for the Merger

     Telefónica and Terra Networks believe that by combining Terra Networks’ Internet access and

Part One - Summary

portal services with Telefónica’s fixed-line telephony network and broadband services, the two companies can create more shareholder value than could be achieved by the companies on their own. This is the fundamental reason for the merger.

     Telefónica and Terra Networks believe that the strategy of independently developing telecommunications and Internet businesses is no longer attractive, particularly in light of the recent growth in penetration of broadband technology in many of the markets in which the two companies operate. As a result of the success of broadband technology, a new market dynamic has developed in which Internet access and connection and telephony services offered in one integrated package is the business model that best serves customers’ increasing desire to obtain these services from one telecommunications provider.

     For Telefónica and Terra Networks, the integration of Telefónica’s telecommunications business, and in particular its fixed-line telephony network infrastructure, with the requisite technical and human capital to operate such network, and broadband capability, with Terra Networks’ Internet access and portal services, provides greater growth opportunities for the companies as an integrated unit than as independent operators. As an integrated telephony and Internet services provider, Telefónica will be able to provide a complete package of services in order to compete successfully with other integrated operators, such as cable companies.

     In addition, after the merger, Telefónica and Terra Networks believe that:

  The two companies’ competitive position will be stronger as a result of an increased capability to compete with the integrated telephony, internet service and content packages offered by competitors;

  The two companies will be better positioned to develop new services that optimize the use of Terra Networks’ network or that require significant resources;

  The two companies will improve their ability to leverage each company’s client relationships by creating global strategies based on client segment, rather than product line, reducing customer churn through the sale of packaged services and increasing cross-selling; and

  The two companies’ costs and expenses will decrease as a result of, among other measures, integrating their networks and platforms, eliminating duplicative marketing and advertising and reducing corporate overhead.

     Telefónica and Terra Networks believe the combined company can be run more efficiently and can compete more effectively and use its capital more profitably than either company on its own. Of course, these benefits and the other benefits described above depend on our ability to obtain the necessary approvals for the merger, to integrate the businesses of Telefónica and Terra Networks successfully after the merger and on other uncertainties.

Merger Recommendations to Shareholders

   To Telefónica Shareholders:

     The Board of Directors of Telefónica has approved the merger plan, an English-language translation of which is attached as Annex A-1, and the holders of Telefónica ordinary shares and Telefónica ADSs are being invited to approve the merger on the terms and conditions set forth in the merger plan at the Telefónica annual general shareholders’ meeting. In accordance with Spanish law, Telefónica’s Board of Directors will issue a report to shareholders which explains certain legal and financial aspects of the merger.

   To Terra Networks Shareholders:

     The Board of Directors of Terra Networks has approved the merger plan, an English-language translation of which is attached as Annex A-1, and the holders of Terra Networks ordinary shares and Terra Networks ADSs are being invited to approve the merger plan at the Terra Networks annual general shareholders’ meeting. In accordance with Spanish law, Terra Networks’ Board of Directors will issue a report to shareholders which explains certain legal and financial aspects of the merger.

The Merger

     The English-language translation of the merger plan is attached as Annex A-1 to this joint

Part One - Summary

information statement/prospectus. We encourage you to read the merger plan because it is the document that governs the merger.

   What Holders of Terra Networks Ordinary Shares and ADSs Will Receive

     As a result of the merger, Terra Networks shareholders will receive 2 ordinary shares of Telefónica for every 9 ordinary shares of Terra Networks, and holders of Terra Networks ADSs will receive 2 Telefónica ADSs for every 27 Terra Networks ADSs.

     Telefónica will not issue or deliver any fractional ordinary shares or ADSs. Terra Networks shareholders and ADS holders will receive cash in lieu of any fractional ordinary shares or ADSs of Telefónica they are entitled to receive in the merger.

   Comparative Per Ordinary Share and ADS Market Price Information

     Telefónica and Terra Networks ordinary shares are both listed on the Automated Quotation System of the Spanish stock exchanges. On February 11, 2005, the last full trading day prior to the public announcement of negotiations relating to the proposed merger, Telefónica ordinary shares closed at €14.46 and Terra Networks ordinary shares closed at €3.19. On March 4, 2005, Telefónica ordinary shares closed at €14.05 and Terra Networks ordinary shares closed at €3.54.

     Telefónica ADSs are listed on the New York Stock Exchange. Terra Networks ADSs are traded on the Nasdaq National Market. On February 11, 2005, the last full trading day prior to the public announcement of negotiations relating to the proposed merger, Telefónica ADSs closed at U.S.$55.91 and Terra Networks ADSs closed at U.S.$4.07. On March 4, 2005, Telefónica ADSs closed at U.S.$55.73 and Terra Networks ADSs closed at U.S.$4.65.

   Listing of New Telefónica ADSs

     The new Telefónica ADSs will be listed on the New York Stock Exchange under the ticker symbol “TEF,” subject to approval by the NYSE of Telefónica’s application to list such ADSs.

   Ownership of Telefónica After the Merger

     Telefónica will issue or deliver approximately 29,274,688 ordinary shares of Telefónica to Terra Networks shareholders in the merger. The ordinary shares of Telefónica to be issued or delivered to Terra Networks shareholders in the merger will represent approximately 0.6% of the outstanding ordinary shares of Telefónica after the merger.

   Shareholder Vote Required to Approve the Merger Proposals

     For Telefónica shareholders: Approval of the merger balance sheets, the merger on the terms and conditions set forth in the merger plan and related matters requires the affirmative vote of a majority of the ordinary shares present or represented by proxy at the first or second call of the annual general shareholders’ meeting if a quorum of at least 50% of the issued share capital of Telefónica entitled to vote is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% but at least 25%.

     For Terra Networks shareholders: Approval of the merger balance sheets, the merger on the terms and conditions set forth in the merger plan and related matters requires the affirmative vote of a majority of the ordinary shares present or represented by proxy at the first or second call of the annual general shareholders’ meeting if a quorum of at least 50% of the issued share capital of Terra Networks entitled to vote is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% but at least 25%.

     At February 23, 2005, Telefónica owned 75.87% of the outstanding Terra Network ordinary shares. Telefónica intends to vote its Terra Networks ordinary shares in favor of the merger.

   Appraisal Rights

     The holders of Telefónica and Terra Networks ordinary shares and ADSs do not have any right to an appraisal of the value of their ordinary shares in connection with the merger. However, an independent expert appointed by the Madrid Commercial Registry (Registro Mercantil) will prepare a report concerning the merger and whether

Part One - Summary

the share exchange ratio is justified. An English-language translation of this report will be attached as Annex C-1.

   Board of Directors of Telefónica After the Merger

     Following the merger, the Board of Directors of Telefónica will remain unchanged with 19 members.

   Accounting Treatment

     The merger by absorption of Terra Networks with and into Telefónica will be accounted for as a transaction of entities under common control in the consolidated financial statements of Telefónica under both Spanish and U.S. GAAP except for the acquisition of the noncontrolling equity interests in Terra Networks, which will be accounted for under the "pooling of interests" method under Spanish GAAP and under the "purchase method" under U.S. GAAP (purchase of the noncontrolling equity interests).

   Material Spanish and U.S. Federal Income Tax Consequences of the Merger

     Holders of Terra Networks ordinary shares or ADSs (except those who reside in certain “tax haven jurisdictions,” as defined by Spanish tax regulations) generally will not recognize any gain or loss for Spanish tax purposes on the exchange of their Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs in the merger, except for any gain or loss recognized in connection with the receipt of cash as payment for a fractional ordinary share or ADS of Telefónica. In addition, the companies will not recognize gain or loss as a result of the merger.

     Based on (1) certain representations made by Telefónica and (2) certain assumptions, including that (a) there will not be any changes in facts or in law between the date of this joint information statement/prospectus and the date on which the merger is completed and (b) the completion of the merger under the current terms of the merger plan and any other related agreements, and subject to certain passive foreign investment company considerations discussed in “Part Three—The Merger—Material Spanish and U.S. Federal Taxation Consequences—Income Tax Consequences of the Merger—United States Taxation”, although there is no authority that directly addresses a reorganization that has facts similar to that of the merger, for U.S. federal income tax purposes, the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger should qualify under Section 354(a) of the Internal Revenue Code of 1986, as amended, as a tax-free exchange, except for cash received in respect of a fractional Telefónica ordinary share or ADS. If any of the representations or assumptions described above are inaccurate, the U.S. federal income tax consequences may differ from those described herein. See “Part Three—The Merger—Material Spanish and U.S. Federal Taxation Consequences.”

     Your tax consequences will depend upon your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

   Conditions to the Completion of the Merger

     The completion of the merger depends upon meeting a number of conditions, including the conditions described below. For a more detailed discussion of conditions to the merger, see “Part Three—The Merger—Conditions to the Completion of the Merger”:

  approval of the merger on the terms and conditions set forth in the merger plan by the shareholders of Telefónica and Terra Networks at their respective annual general shareholders’ meetings;

  approval by the shareholders of Telefónica of its merger balance sheets and approval by the shareholders of Terra Networks of its merger balance sheets at their respective annual general shareholders’ meetings;

  approval by the shareholders of Telefónica and Terra Networks of any other applicable resolutions related to the merger at their respective annual shareholders’ meetings;

  compliance with all corporate requirements under Spanish law, including registration of the merger deed with the Madrid Commercial Registry;

  Telefónica’s registration statement on Form F-4, which includes this joint information

Part One - Summary
  statement/prospectus, being effective and not subject to any stop order by the SEC;

  approval for the listing on the NYSE of the Telefónica ADSs to be issued in the merger; and

  if new Telefónica shares are issued in the merger, approval by the Comisión Nacional del Mercado de Valores for the issuance and listing of such shares on the Spanish stock exchanges.

     We can give no assurance as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with any such approvals and consents, or the consequences of failing to obtain and approvals and consents.

   Opinions of Financial Advisors

     In deciding to approve the merger plan, each Board of Directors considered the opinion of one or more financial advisors. The Board of Directors of Terra Networks received opinions from (i) Lehman Brothers Europe Limited, that based upon and subject to the matters stated therein, as of February 23, 2005, from a financial point of view, the exchange ratio to be offered in the proposed merger was fair to the shareholders of Terra Networks (other than Telefónica) and (ii) Citigroup Global Markets Limited, that, based upon and subject to the assumptions and qualifications set forth therein, as of February 23, 2005, the exchange ratio was fair, from a financial point of view, to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates). In connection with rendering their opinions, each of Lehman Brothers Europe Limited and Citigroup Global Markets Limited assumed, among other things, payment of the proposed dividend of €0.60 per Terra Networks ordinary share to be paid to all Terra Networks shareholders prior to the merger. The Board of Directors of Telefónica received an opinion from Morgan Stanley & Co. Limited as to the fairness from a financial point of view to Telefónica of the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan as of February 23, 2005, based upon and subject to the matters stated in its opinion. These opinions are attached as Annex B-2, Annex B-3 and Annex B-1, respectively. We encourage you to read these opinions in their entirety.

   Directors’ Reports on the Merger plan

     In accordance with the Spanish Corporations Law, the Boards of Directors of each of Telefónica and Terra Networks will issue Directors’ reports on the merger plan. These reports describe certain of the merger plan’s legal and economic aspects, including the exchange ratio and the procedure for the valuation of the companies and will be made available to shareholders of Telefónica and Terra Networks prior to their respective annual shareholders’ meetings.

Part One - Summary

Summary Selected Historical Financial Data

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Telefónica and Terra Networks at and for the years ended December 31, 2000 through 2004. The information is only a summary and you should read it together with the annual reports and other information that we have filed with the SEC and incorporated by reference and information that we incorporate by reference in the future. See “Part Eight—Additional Information for Shareholders—Where You Can Find More Information.”

Summary Selected Historical Consolidated Financial Data of Telefónica

     For important information concerning the preparation and presentation of the financial statements from which these data have been selected, see “Part Eight—Additional Information for Shareholders—Presentation of Financial Information.

	At and for the year ended December 31,

	2000	2001	2002	2003	2004

	(in millions of euro, except per ordinary share and per ADS data)
INCOME STATEMENT DATA
Amounts in accordance with Spanish GAAP:
Revenues from operations	28,485.5	31,052.6	28,411.3	28,399.8	30,321.9
Other operating revenues (1)	266.7	254.7	297.6	288.9	381.7
Internal expenditures capitalized	899.1	730.4	496.7	530.3	474.3
Increase (decrease) in inventories (net)	112.3	(103.9)	(18.1)	(135.5)	32.9

Total Revenues	29,763.6	31,933.8	29,187.5	29,083.5	31,210.8
Goods purchased	(6,045.2)	(7,111.9)	(6,953.6)	(6,276.6)	(7,558.69)
External services and local taxes	(5,786.1)	(5,534.3)	(4,976.7)	(5,082.7)	(5,601.63)
Personnel expenses	(5,111.7)	(5,390.3)	(4,793.8)	(4,641.3)	(4,411.81)
Provision for depreciation and amortization	(6,960.8)	(7,374.0)	(6,692.4)	(6,274.2)	(5,980.15)
Trade provisions	(761.1)	(1,023.8)	(645.6)	(420.6)	(336.16)
Other operating expenses	(140.7)	(69.3)	(93.7)	(60.3)	(87.20)

Total operating costs before financial
expenses and goodwill amortization	(24,805.6)	(26,503.6)	(24,155.7)	(22,755.7)	(23,975.6)
Operating profit	4,958.0	5,430.2	5,031.8	6,327.9	7,235.3
Amortization of goodwill and reversal of
negative goodwill	(500.6)	(841.6)	(665.4)	(442.5)	(432.6)

Financial income (expense)	(1,611.8)	(1,608.4)	(1,589.3)	(1,555.9)	(1,240.21)
Exchange gains (losses), net	(248.5)	(782.7)	(632.3)	495.8	56.41
Income (losses) from associated companies	(161.4)	(376.5)	(527.9)	(212.6)	(56.11)

Profit from ordinary activities	2,435.7	1,821.1	1,616.8	4,612.2	5,562.8
Extraordinary revenues	4,302.3	1,167.1	474.6	1,167.2	409.0
Losses on fixed assets	(239.9)	(233.0)	(9,614.6)	(55.3)	(49.71)
Extraordinary expenses	(3,630.5)	(721.3)	(7,078.0)	(2,361.6)	(1,525.1)

Income (loss) before tax and minority interest	2,867.6	2,033.9	(14,601.1)	3,362.5	4,397.0
Corporate income tax	(242.2)	(198.1)	3,228.7	(913.4)	(1,138.7)
Minority interest	(120.6)	271.0	5,795.6	(245.5)	(381.0)

Net income (loss)	2,504.8	2,106.8	(5,576.8)	2,203.6	2,877.3

Net income (loss) per ordinary share (2)	0.59	0.43	(1.13)	0.45	0.60
Weighted average number of ordinary shares
(thousands)	4,269,839	4,916,564	4,948,037	4,960,125	4,795,892
Net income (loss) per ADS (2)(3)	1.76	1.28	(3.38)	1.35	1.80
Weighted average number of ADSs (thousands)	1,423,280	1,638,855	1,649,346	1,653,375	1,598,631

Part One - Summary

	At and for the year ended December 31,

	2000	2001	2002	2003	2004

	(in millions of euro, except per ordinary share and per ADS data)
Amounts in accordance with U.S. GAAP:
Total revenues	27,326.1	31,577.2	28,912.6	27,708.4
Income (loss) before tax	1,561.9	(6,707.0)	(8,606.5)	3,798.4
Corporate income tax	294.1	(475.3)	3,392.0	(1,112.3)

Net income	1,856.0	(7,182.3)	(5,214.5)	2,686.1

Net income per ordinary share (2)(4)	0.44	(1.46)	(1.05)	0.54
Net income per ADS (2)(3)(4)	1.30	(4.38)	(3.16)	1.63

BALANCE SHEET DATA
Amounts in accordance with Spanish GAAP:
Cash	765.6	621.9	543.9	336.4	855.0
Property plant and equipment	38,721.9	36,606.1	27,099.7	24,315.8	23,348.1
Total assets	92,377.3	86,422.6	68,041.3	62,075.2	63,466.3
Total long term debt	24,692.9	27,692.4	21,726.1	18,495.4	16,003.7
Total shareholders’ equity	25,930.5	25,861.6	16,996.0	16,756.6	16,225.1
Amounts in accordance with U.S. GAAP:
Cash	678.7	619.6	517.5	336.4
Property plant and equipment	38,277.9	35,563.2	25,282.7	27,718.4
Total assets	108,017.1	91,041.1	67,226.6	61,667.8
Total long term debt	20,618.5	27,771.2	21,778.0	18,310.0
Total shareholders’ equity	44,357.8	31,769.8	16,989.3	17,291.4

CASH FLOW DATA
Amounts in accordance with Spanish GAAP:
Net cash provided by operating activities	8,996.9	8,828.8	8,814.6	9,191.1	10,186.8
Net cash used in (provided by) investing
activities	(17,719.5)	(9,895.4)	(5,780.2)	(5,171.7)	(8,978.7)
Net cash used in (received from) financing
activities (5)	14,320.9	(1,321.1)	(2,101.1)	(4,178.9)	(1,961.2)
Amounts in accordance with U.S. GAAP:
Net cash provided by operating activities	16,370.1	8,995.8	9,019.5	9,558.7
Net cash used in (provided by) investing
activities	(25,572.6)	(9,528.5)	(5,585.4)	(5,462.8)
Net cash used in (received from) financing
activities	14,689.4	(1,347.0)	(2,082.0)	(4,220.0)

(1)	Includes internal expenditures capitalized and increase in inventories (net).

(2)	The per ordinary share and per ADS computations for all periods presented have been adjusted to reflect the stock split and stock dividends which occurred during the periods presented.

(3)	Each ADS represents the right to receive three Telefónica ordinary shares. Figures do not include any charges of the depositary.

(4)	U.S. GAAP earnings per ordinary share and per ADS have been computed using the weighted average number of ordinary shares outstanding for each period.

(5)	Includes net cash outflow for capital expenditures and for investments in affiliates.

Part One - Summary

Summary Selected Historical Consolidated Financial Data of Terra Networks

     For important information concerning the preparation and presentation of the financial statements from which these data have been selected, see “Part Eight—Additional Information for Shareholders—Presentation of Information.”

	Year ended December 31,

	2000	2001	2002	2003	2004

	(in thousands of euro, except ordinary share data)
Consolidated Statement of Operations
Data:
Amounts in accordance with Spanish
GAAP:
Revenues:
Access	117,666	200,451	220,416	216,492	236,501
Advertising and E-commerce	145,328	389,142	281,362	143,021	119,661
Communication and Portal Services	2,017	33,936	66,638	119,023	122,304
Corporate Services	29,306	46,130	43,657	58,581	59,633
Other	13,212	23,853	9,718	9,510	2,379

Total revenues	307,529	693,512	621,791	546,627	540,478
Operating expenses
Goods purchased	(193,626)	(352,039)	(293,619)	(265,836)	(256,307)
Personnel expenses	(116,868)	(204,969)	(165,433)	(119,653)	(95,785)
Depreciation and amortization	(83,513)	(157,426)	(142,718)	(78,742)	(79,513)
Other	(356,281)	(396,522)	(304,433)	(200,622)	(167,520)

Total operating expenses before financial
expenses	(750,288)	(1,110,956)	(906,203)	(664,853)	(599,125)

Operating loss	(442,759)	(417,444)	(284,412)	(118,226)	(58,627)
Financial income (expense), net	35,487	126,262	63,544	57,743	18,277
Amortization of goodwill (1)	(253,484)	(386,332)	(254,157)	(83,269)	(65,577)
Reversal of negative goodwill in
Consolidation	-	2,825	1,602	972	729
Equity share of affiliate losses, net	(54,721)	(181,732)	(148,902)	(34,734)	(14,559)

Loss from ordinary activities	(715,477)	(856,421)	(622,325)	(177,514)	(119,777)
Extraordinary income (expense) (2)	(89,710)	(74,847)	(1,046,332)	4,534	(25,773)
Corporate income tax	248,142	363,350	(342,625)	(266)	306,456
Minority interest	691	1,620	2,412	536	3,066

Net income (loss)	(556,354)	(566,298)	(2,008,870)	(172,710)	163,972

Basic and diluted net income (loss) per
ordinary share	(1.61)	(1.02)	(3.59)	(0.31)	0.292
Weighted average ordinary shares
outstanding	344,819,216	557,603,245	559,298,611	560,532,170	562,157,469
Dividends per ordinary share	-	-	-	-	2.00
Amounts in accordance with U.S. GAAP
Net income (loss)	(1,236,441)	(11,411,749)	(1,597,689)	(219,033)
Basic and diluted net income (loss) per
ordinary share	(3.59)	(20.47)	(2.86)	(0.39)

(1)	Under U.S. GAAP, goodwill amortization is included in operating expenses. Under U.S. GAAP, goodwill is not amortized after 2001.

(2)	Extraordinary income (expense) items under Spanish GAAP would not qualify as extraordinary items under U.S. GAAP.

Part One - Summary

	Year ended December 31,

	2000	2001	2002	2003	2004

	(in thousands of euro, except ordinary share data)
Selected Consolidated Balance Sheet Data:
Amounts in accordance with Spanish GAAP:
Cash and cash equivalents	2,673,384	2,190,124	1,761,088	1,599,521	854,182
Working capital (1)	2,467,155	1,980,947	1,675,746	1,563,973	837,784
Total assets	6,738,237	6,107,331	3,497,508	2,987,218	1,852,210
Total long-term obligations	159,888	97,877	36,235	52,802	67,817
Shareholders’ equity	6,126,833	5,556,792	3,190,887	2,720,541	1,634,736
Capital stock (excluding long-term debt and
redeemable preferred stock)	1,242,532	1,242,532	1,216,321	1,202,936	1,149,883
Amounts in accordance with U.S. GAAP
Total assets	16,958,819	4,743,246	2,691,526	2,518,171
Shareholders’ equity	16,409,923	4,220,453	2,346,243	2,207,834

(1)	Working capital is defined as total current assets minus total current liabilities.

Summary Comparative Per Ordinary Share Data

     Set forth below are net income, cash dividends and book value per ordinary share data for Telefónica and Terra Networks on a historic basis and on a per Terra Networks equivalent ordinary share basis. The exchange ratio for the merger is 2 ordinary shares of Telefónica for every 9 ordinary shares of Terra Networks. The per Terra Networks equivalent ordinary share information shows the effect of the merger from the perspective of an owner of Terra Networks ordinary shares.

     You should read the information below together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See “Part Eight —Additional Information for Shareholders—Where You Can Find More Information”.

Year ended December 31, 2004

(in euro)
Spanish GAAP
Telefónica Historic per Ordinary Share Data:
Net income	0.60
Cash dividends	0.40
Book value	3.38
U.S. GAAP
Telefónica Historic per Ordinary Share Data:
Net income
Cash dividends
Book value
Spanish GAAP
Terra Networks Historic per Ordinary Share Data:
Net income	0.29
Cash dividends	2.00
Book value	2.91
U.S. GAAP
Terra Networks Historic per Ordinary Share Data:
Net income

Part One - Summary

Year ended December 31, 2004

(in euro)
Cash dividends
Book value
Spanish GAAP
Telefónica per Terra Networks Equivalent Ordinary Share Data:
Net income	0.13
Cash dividends	0.09
Book value	0.75
U.S. GAAP
Telefónica per Terra Networks Equivalent Ordinary Share Data:
Net income
Cash dividends
Book value

Comparative Market Price Data

     The following table presents the per ordinary share closing prices for Telefónica ordinary shares and Terra Networks ordinary shares as quoted on the Automated Quotation System of the Spanish stock exchanges. These prices are presented on the following dates:

     February 11, 2005, the last full trading day prior to the public announcement of negotiations relating to the proposed merger; and March 4, 2005, the latest practicable date before the date of this joint information statement/prospectus.

     The table also presents implied equivalent per ordinary share values for Terra Networks ordinary shares by multiplying the price per Telefónica ordinary share, converted into U.S. dollars, on each of the two dates by the merger exchange ratio of 2 Telefónica ordinary shares for every 9 Terra Networks ordinary shares.

	Telefónica ordinary share price (in €)	Telefónica ordinary share price (in U.S. dollars)	Terra Networks ordinary share price (in €)	Terra Networks ordinary share price (in U.S. dollars)	Implied value per Terra Networks ordinary share (in U.S. dollars)

February 11, 2005	14.46	18.60	3.19	4.10	4.13
March 4, 2005	14.05	18.61	3.54	4.69	4.14

     You are urged to obtain current market quotations for Telefónica ordinary shares and Terra Networks ordinary shares before making a decision with respect to the merger.

Part Two – Risk Factors

Part Two – Risk Factors Relating Specifically to the Merger

     Telefónica’s 2003 Form 20-F and current reports on Form 6-K that are incorporated by reference into this joint information statement/prospectus describe a variety of risks relevant to Telefónica’s business and financial condition, which you are urged to read. The following discussion concerns risk factors relating specifically to the merger.

     The merger agreement was negotiated between Telefónica and its subsidiary, which may result in actual or perceived conflicts of interest relating to the merger.

     The merger agreement was negotiated between Telefónica and its 75.87% -owned subsidiary, Terra Networks, which may result in actual or perceived conflicts of interest relating to the merger. To address conflicts of interest relating to the merger, Terra Networks’ Board of Directors created a Merger Committee comprised solely of independent Directors with no relationship with Telefónica to analyze and negotiate the merger. In addition, Terra Networks' Board of Directors received opinions from two investment banks regarding the fairness of the consideration to be received by Terra Networks' shareholders in the merger. In connection with the merger, the Boards of Directors of each of Telefónica and Terra Networks will issue Directors' reports on the merger plan describing certain of the merger plan's legal and economic aspects, including the exchange ratio and the procedure used for the valuation of the companies, and an independent expert appointed by the Madrid Commercial Registry (Registro Mercantil) will prepare a report concerning the merger and whether the exchange ratio is justified.

      Telefónica has the power to establish a quorum at the annual general shareholders’ meeting and approve the merger at such duly constituted meeting.

     Approval of the merger balance sheets and the merger on the terms and conditions set forth in the merger plan requires the affirmative vote of a majority of the ordinary shares present or represented by proxy at the first or second call of Terra Networks’ annual general shareholders’ meeting if a quorum of at least 50% of the issued share capital of Terra Networks entitled to vote is present or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% but at least 25%. As of February 23, 2005, we owned 75.87% of the outstanding ordinary shares of Terra Networks and, as a result, have the power to establish a quorum at the annual general shareholders’ meeting and approve the merger at such duly constituted meeting. We intend to vote in favor of the merger.

      We may fail to realize the anticipated benefits of the merger.

     The success of the merger will depend, in part, on our ability to realize the anticipated growth opportunities and synergies from fully integrating the businesses of Telefónica with the businesses of Terra Networks. To realize the anticipated benefits of this combination, members of the management team of Telefónica must develop strategies and implement a business plan that will:

  effectively and efficiently integrate the policies, procedures and operations of Telefónica and Terra Networks;

  successfully retain and attract key employees of the combined company, including operating management and key technical personnel, during a period of transition and in light of the competitive employment market;

  and achieve the benefits described in “Part Three—The Merger— Telefónica and Terra Networks’ Reasons for the Merger”.

     If members of the management team of Telefónica are not able to develop strategies and implement a business plan that achieves these objectives, among others, the anticipated benefits of the combination may not be realized. In particular, anticipated growth in operating profit before depreciation and amortization and cash flow may not be

Part Two – Risk Factors

realized, which would have an adverse impact on Telefónica and the market price of ordinary shares and ADSs of Telefónica.

     The market price of Telefónica ordinary shares and ADSs may decrease significantly between the time you vote on the merger plan and the time the merger is completed. As a result, at the time you vote on the merger plan you will not know the market value you will receive for your Terra Networks ordinary shares and ADSs.

     The merger exchange ratio is fixed, and the merger plan does not contain a mechanism to adjust the merger exchange ratio in the event that the market price of the Telefónica ordinary shares or ADSs declines. As a result, if the market price of Telefónica ordinary shares or ADSs at the completion of the merger is lower than their market prices on the date of the Terra Networks annual general shareholders’ meeting, the market value of the Telefónica ordinary shares or ADSs that you receive in the merger will be less than the market value on the date of the Terra Networks annual general shareholders’ meeting and may be less than you paid for your Terra Networks ordinary shares or ADSs. We expect that the closing of the merger will occur in July, 2005, but it may occur at some other time.

     The trading market for Terra Networks ordinary shares or ADSs after the merger plan has been approved by the requisite shareholders’ meetings may be severely impaired or disrupted. As a result, until the merger closes and you receive Telefónica ordinary shares or ADSs, the liquidity of the Terra Networks ordinary shares or ADSs may decline and their volatility may increase.

     Following approval of the merger plan by the requisite shareholders’ meetings and prior to registration of the merger deed in the Madrid Commercial Registry, the trading volume of Terra Networks ordinary shares or ADSs and the liquidity of the ordinary shares or ADSs could decrease. This could result in substantial fluctuations in the trading price for Terra Networks ordinary shares or ADSs.

     Following the registration of the merger deed in the Madrid Commercial Registry, Terra Networks will cease to exist and we intend to solicit the delisting of the Terra Networks ADSs from the Nasdaq National Market and terminate Terra Networks’ reporting obligations in the United States.

     Investors who wished to own Terra Networks ordinary shares or ADSs but who do not wish to hold Telefónica ordinary shares or ADSs may sell the Telefónica ordinary shares or ADSs they receive or expect to receive in the merger. This may put downward pressure on the market price of the Telefónica ordinary shares or ADSs that you will receive in the merger. Arbitrageurs may also adversely influence the price of the ordinary shares or ADSs.

     For a number of reasons, some shareholders of Terra Networks may wish to sell their Terra Networks ordinary shares or ADSs prior to completion of the merger, or the Telefónica ordinary shares or ADSs that they will receive in the merger. In addition, the market price of the Telefónica ordinary shares or ADSs may be adversely affected by arbitrage activities prior to the completion of the merger. These sales or the prospect of future sales, as well as arbitrage activity, could adversely affect the market price for Terra Networks ordinary shares or ADSs and Telefónica ordinary shares or ADSs.

     The merger exchange ratio that was agreed in the merger plan by the Boards of Directors of Telefónica and Terra Networks was based on a valuation methodology routinely used in mergers in the telecommunications sector. You should not assume that the methodology employed produces values that everyone would agree are intrinsically correct or representative of fair value. You should also not assume that they are indicative of future market prices or valuations.

     The merger exchange ratio that was agreed in the merger plan by the Boards of Directors of Telefónica and Terra Networks was based on a valuation methodology routinely used in mergers in the telecommunications sector. An independent expert appointed by the Madrid Commercial Registry will issue a report on the merger plan and on the net worth contributed by Terra Networks to Telefónica. Such report shall also address, among other matters, whether (i) the exchange ratio is justified, (ii) what methods were used to establish the exchange ratio, (iii) whether such methods were adequate and (iv) the valuations that are produced by such methodologies, including whether any issues relating to the valuation arose. Notwithstanding the methodologies discussed in the independent

Part Two – Risk Factors

expert’s report, you should be aware that other valuation methodologies may have produced different results, particularly if the assumptions underlying the valuation methodologies are modified. You should make your own assessment concerning the Telefónica ordinary shares and the merger exchange ratio, calling on your advisors as you deem appropriate. You should not assume that everyone would agree that relative valuations applied are intrinsically correct or representative of fair value. You should also not assume that they are indicative of future market prices or valuations.

Part Three – The Merger

Part Three – The Merger

General

     The Board of Directors of each of Telefónica and Terra Networks is using this joint information statement/prospectus to solicit proxies from the holders of Telefónica and Terra Networks ordinary shares and Telefónica and Terra Networks ADSs for use at their respective annual general shareholders’ meetings.

Telefónica Proposals

     At the Telefónica annual general shareholders’ meeting, holders of Telefónica ordinary shares and Telefónica ADSs will be asked to vote upon:

     (1) Examination and approval, if applicable, of Telefónica, S.A.’s audited individual and consolidated financial statements, as well as the proposal for the application of the net income of Telefónica, S.A., and evaluation of the management of Telefónica, S.A. by its Board of Directors, all for the 2004 financial year;

     (2) Approval of the merger plan between Telefónica, S.A. and Terra Networks, S.A. approved by the Boards of Directors of both companies on February 23, 2005 and accordingly, the merger by absorption of Terra Networks, S.A. by Telefónica, S.A.;

     (3) Approval of Telefónica, S.A.’s merger balance sheets as of December 31, 2004; and

     (4) Such other matters as may be determined by Telefónica, S.A.’s Board of Directors when it establishes the definitive Agenda for the annual general shareholders’ meeting.

     The merger will not be completed unless proposals (2) and (3) are approved by Telefónica’s shareholders at the annual general shareholders’ meeting.

Terra Networks Proposals

     At the Terra Networks annual general shareholders’ meeting, holders of Terra Networks ordinary shares and Terra Networks ADSs will be asked to vote upon:

     (1) Examination and approval, if applicable, of Terra Networks’ audited individual and consolidated financial statements, as well as the proposal for the application of the net income of Terra Networks, and evaluation of the management of Terra Networks by its Board of Directors, all for the 2004 financial year;

     (2) Approval of the merger plan between Telefónica, S.A. and Terra Networks, S.A. approved by the Boards of Directors of both companies on February 23, 2005 and accordingly, the merger by absorption of Terra Networks, S.A. by Telefónica, S.A.;

     (3) Approval of Terra Networks’ merger balance sheets as of December 31, 2004; and

     (4) Such other matters as may be determined by Terra Networks’ Board of Directors when it establishes the definitive Agenda for the annual general shareholders’ meeting.

     The merger will not be completed unless proposals (2) and (3) are approved by Terra Networks’ shareholders at the annual general shareholders’ meeting.

Background of the Merger

     The management of each of Telefónica and Terra Networks continually review their companies’ respective positions in light of the changing competitive environment of the telecommunications and internet industries in Spain, Europe and Latin America, with the objective of determining what alternatives are available to further enhance shareholder value. Terra Networks began operations with a business model based on the separation of traditional telecommunications and internet service providers. However, in the past several years a new business

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model has emerged based on combining traditional telecommunications, internet and broadband services. The emergence of this new model has significantly changed the competitive environment for internet service providers. In this context, both Telefónica and Terra Networks have considered a range of options to improve their competitive positions, including acquisitions or dispositions of assets, possible partnerships, alliances or other significant transactions.

     On February 9, 2005, the Executive Committee of Telefónica met and, following an analysis of the opportunity to merge Telefónica and Terra Networks, resolved to initiate all necessary actions to execute the transaction. As the first step, on that date, Mr. César Alierta, Executive Chairman of Telefónica, sent a letter to Mr. Kim Faura, Executive Chairman of Terra Networks, inviting the latter to jointly explore the possibility of merging both companies in order to successfully face the challenges of technological changes, evolving clients needs and the telecommunication industry’s evolution. The letter enclosed a form of the merger plan with proposed terms and conditions, which included an exchange ratio of 2 Telefónica ordinary shares for every 9 Terra Networks ordinary shares. The Telefónica Executive Committee decision took into account, among other matters, the advice of Morgan Stanley & Co. Limited, as financial advisor, and, regarding matters of Spanish telecommunications and antitrust law, the advice of Uría & Menéndez, as external Spanish legal counsel, to Telefónica.

     On February 10, 2005, at a special meeting of the Terra Networks Board of Directors, it was agreed that the three Directors appointed by Telefónica and one independent Director were subject to a conflict of interest and, accordingly, would abstain from participating in any meetings or discussions regarding, and from voting on, the merger plan. It was further agreed that the remaining five members of the Terra Networks Board of Directors not subject to a conflict of interest would create a Merger Committee comprised solely of independent Directors, with no relationship with Telefónica, namely, Mr. Moreno de Alborán y de Vierna and Mr. Badía Almirall, charged with the responsibility of negotiating the merger and determining the full Board of Directors’ position regarding the merger. The remaining three Directors, Mr. Faura, Mr. Merry del Val Gracie and Mr. Fernández-Prida Méndez-Núñez agreed unconditionally to vote on all matters relating to the merger plan according to the Merger Committee’s recommendation. The Board of Directors of Terra Networks agreed that the Merger Committee should initiate a phase of analysis and negotiation of the transaction.

     On February 10 and February 16, 2005, the Terra Networks Merger Committee of the Board of Directors resolved and ratified the appointment of Lehman Brothers Europe Limited and Citigroup Global Markets Limited as financial advisors to the Board of Directors. Mr. Faura Battle, Mr. Merry del Val Gracie and Mr. Fernández-Prida Méndez-Núñez voted unanimously in accordance with the recommendation of the Merger Committee.

     On February 11, 2005, Mr. Faura addressed a letter to Mr. Alierta acknowledging the receipt of Mr. Alierta’s letter, and informing Mr. Alierta of the willingness of the Board of Directors of Terra Networks to study and evaluate the proposed transaction.

     On February 14, 2005, Telefónica issued a press release stating that its Executive Committee, in its meeting held February 9, 2005, agreed to propose to Terra Networks the initiation of negotiations leading to a potential merger of the two companies. On the same date, Terra Networks issued a press release stating that it had received Telefónica’s proposal, and that its Board of Directors was studying the proposed transaction.

     On February 23, 2005, the two companies agreed that prior to the merger Terra Networks would issue to holders of Terra Networks ordinary shares and ADSs a dividend of €0.60 per Terra Networks ordinary share.

     On February 23, 2005, the Board of Directors of Terra Networks met to consider the proposed transaction. At this meeting (i) Lehman Brothers Europe Limited rendered its oral opinion, subsequently confirmed in writing, that based upon and subject to the matters set forth therein, as of February 23, 2005, from a financial point of view, the exchange ratio to be offered in the proposed merger was fair to the shareholders of Terra Networks (other than Telefónica) and (ii) Citigroup Global Markets Limited delivered its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to the qualifications and assumptions set forth therein, as of February 23, 2005, the exchange ratio was fair, from a financial point of view, to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates). In connection with rendering their opinions, each of Lehman Brothers Europe Limited and Citigroup Global Markets Limited assumed, among other things, payment of the proposed dividend of €0.60 per Terra Networks ordinary share to be paid to all Terra Networks shareholders prior to the

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merger. The Merger Committee of the Terra Networks Board of Directors approved the merger plan, subject to shareholder approval at the annual general shareholders’ meeting, and the three Terra Networks Directors not subject to a conflict of interest, Mr. Faura, Mr. Merry del Val Gracie and Mr. Fernández-Prida Méndez-Núñez, voted in accordance with the Merger Committee’s recommendation.

     On February 23, 2005, the Board of Directors of Telefónica met to consider the proposed transaction. At this meeting, the Board of Directors was presented with the written fairness opinion rendered by Morgan Stanley & Co. Limited to the effect that, as of February 23, 2005 and based upon and subject to the matters stated in its opinion, the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan was fair, from a financial point of view, to Telefónica. After considering the opinion of Morgan Stanley & Co. Limited, among other matters, the Telefónica Board of Directors approved the merger plan, subject to shareholder approval at the annual general shareholders’ meeting.

     After finalizing the merger plan on February 23, 2005, representatives of Telefónica and Terra Networks executed the merger plan and each company issued a press release announcing the proposed merger of Telefónica and Terra Networks.

Telefónica and Terra Networks’ Reasons for the Merger

     Telefónica and Terra Networks believe that by combining Terra Networks’ Internet access and portal services with Telefónica’s fixed-line telephony network and broadband services, the two companies can create more shareholder value than could be achieved by the companies on their own. This is the fundamental reason for the merger.

     Telefónica and Terra Networks believe that the strategy of independently developing telecommunications and Internet businesses is no longer attractive, particularly in light of the recent growth in penetration of broadband technology in many of the markets in which the two companies operate. As a result of the success of broadband technology, a new market dynamic has developed in which Internet access and connection and telephony services offered in one integrated package is the business model that best serves customers’ increasing desire to obtain these services from one telecommunications provider.

     For Telefónica and Terra Networks, the integration of Telefónica’s telecommunications business, and in particular its fixed-line telephony network infrastructure, with the requisite technical and human capital to operate such network, and broadband capability, with Terra Networks’ Internet access and portal services, provides greater growth opportunities for the companies as an integrated unit than as independent operators. As an integrated telephony and Internet services provider, Telefónica will be able to provide a complete package of services in order to compete successfully with other integrated operators, such as cable companies.

In addition, after the merger, Telefónica and Terra Networks believe that:

  The two companies’ competitive position will be stronger as a result of an increased capability to compete with the integrated telephony, internet service and content packages offered by competitors;

  The two companies will be better positioned to develop new services that optimize the use of Terra Networks’ network or that require significant resources;

  The two companies will improve their ability to leverage each company’s client relationships by creating global strategies based on client segment, rather than product line, reducing customer churn through the sale of packaged services and increasing cross-selling; and

  The two companies’ costs and expenses will decrease as a result of, among other measures, integrating their networks and platforms, eliminating duplicative marketing and advertising and reducing corporate overhead.

     Telefónica and Terra Networks believe the combined company can be run more efficiently and can compete more effectively and use its capital more profitably than either company on its own. Of course, these benefits and

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the other benefits described above depend on our ability to obtain the necessary approvals for the merger, to integrate the businesses of Telefónica and Terra Networks successfully after the merger and on other uncertainties.

     For additional information regarding the reasons the Boards of Directors of Telefónica and Terra Networks approved the merger plan, see section 1.1 of the English-language translation of the merger plan attached hereto as Annex A-1.

Accounting Treatment

     The merger by absorption of Terra Networks with and into Telefónica will be accounted for as a transaction of entities under common control in the consolidated financial statements of Telefónica under both Spanish and U.S. GAAP except for the acquisition of the noncontrolling equity interests in Terra, which will be accounted for under the "pooling of interests" method under Spanish GAAP and under the "purchase method" under U.S. GAAP (purchase of the noncontrolling equity interests).

Material Spanish and U.S. Federal Taxation Consequences

     In the opinion of Uría & Menendez, Spanish counsel to Telefónica, with respect to taxes imposed by the Kingdom of Spain, and Davis Polk & Wardwell, U.S. counsel to Telefónica, with respect to U.S. federal income taxes, the following is a discussion of the material Spanish tax consequences and the material U.S. federal income tax consequences of the merger and of the subsequent acquisition, ownership and disposition of the Telefónica ordinary shares or ADSs to U.S. Holders (as defined below). The following discussion is not intended to be a complete discussion of all potential tax consequences that might be relevant to the merger or the ownership of Telefónica ordinary shares or ADSs and it does not address all of the tax consequences that may be relevant to investors subject to special rules, including U.S. expatriates, insurance companies, tax-exempt organizations, certain financial institutions, partnerships, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, persons who acquired their ordinary shares or ADSs pursuant to the exercise of employee stock options or otherwise as compensation, persons whose functional currency is not the U.S. dollar, persons who own Telefónica or Terra Networks ordinary shares or ADSs as part of an integrated investment (including a straddle) comprised of such ordinary shares or ADSs and one or more other positions for tax purposes, or persons who will own 5 percent or more of the stock of Telefónica immediately following the merger. Such holders may be subject to U.S. federal income tax consequences different from those set forth below. This tax section also does not address the Spanish tax consequences applicable to “look-through” entities that may be subject to the tax regime applicable to such entities under the Spanish Non-Resident Income Tax Law.

     As used herein, the term “U.S. Holder” means a beneficial owner of one or more Telefónica or Terra Networks ordinary shares or ADSs:

(a)	who is, for U.S. federal income tax purposes, one of the following:

	i.	a citizen or resident of the United States,

	ii.	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, or

	iii.	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source;

(b)	who is entitled to the benefits of the Treaty (defined below) under the Limitation on Benefits provisions contained in the Treaty;

(c)	who holds the ordinary shares or ADSs as capital assets for U.S. federal income tax purposes;

(d)	who owns, directly, indirectly or by attribution, less than 5 percent of the share capital or voting stock of Telefónica or Terra Networks; and

(e)	whose holding is not effectively connected with a permanent establishment in Spain.

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If a partnership holds ordinary shares or ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds ordinary shares or ADSs is urged to consult its own tax advisor regarding the specific tax consequences of the merger and of acquiring, owning and disposing of Telefónica ordinary shares or ADSs.

     This summary is based upon Spanish tax laws, U.S. tax laws, including the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, rulings, judicial decisions, administrative pronouncements, and the Convention Between the United States of America and the Kingdom of Spain for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income, signed February 22, 1990, together with related protocol (the “Treaty”), all as currently in effect and all of which are subject to change or changes in interpretation, possibly with retroactive effect. In addition, the summary is based in part on representations of the depositary and assumes that each obligation provided for in, or otherwise contemplated by, the deposit agreement or any other related document will be performed in accordance with its terms.

     The U.S. Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. Holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the availability of foreign tax credits to U.S. Holders of ADSs and the reduced tax rate for dividends received by certain non-corporate U.S. Holders, both as described below, could be affected by future actions that may be taken by parties to whom ADSs are pre-released.

     For purposes of the Treaty and for U.S. federal income tax purposes, U.S. Holders of American Depositary Receipts (“ADRs”) will generally be treated as owners of the ADSs evidenced thereby and the ordinary shares represented by such ADSs.

     This discussion assumes that Telefónica is not, and will not become, a passive foreign investment company (“PFIC”), as discussed below under “Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks -U.S. Federal Income Tax Considerations- Telefónica-Passive Foreign Investment Company Considerations.”

     U.S. Holders of ordinary shares or ADSs should consult their own tax advisors concerning the specific Spanish and U.S. federal, state and local tax consequences of the merger and of the ownership and disposition of Telefónica ordinary shares or ADSs in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction. In particular, U.S. Holders are urged to consult their own tax advisors concerning whether they are eligible for benefits under the Treaty.

Income Tax Consequences of the Merger

   Spanish Taxation

     Under Spanish general merger regulations, shareholders of Terra Networks would be taxed on the capital gain realized upon the exchange of their ordinary shares, which is equal to the difference between the fair market value of the ordinary shares of Telefónica received in exchange for the ordinary shares of Terra Networks and the shareholder’s basis in such Terra Networks ordinary shares as determined under Spanish tax law.

     However, the merger plan provides that Telefónica and Terra Networks will opt for the special tax regime applicable to mergers provided in Chapter VIII, Title VII of Spanish Corporate Income Tax Law (approved by Royal Decree Legislative 4/2004 of March 5, 2004).

     According to this law, income derived from the receipt of ordinary shares of Telefónica in exchange for ordinary shares of Terra Networks will not be taxable in Spain for shareholders residing for Spanish tax purposes in (i) Spain, (ii) an EU member state, or (iii) any other country, if the ordinary shares received pertain to a participation in the capital of an entity resident in Spain for tax purposes.

     However, this special tax regime will not apply to Terra Networks investors who reside in certain tax haven territories (the United States is not a tax haven territory for this purpose), as defined by Spanish Royal Decree

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1080/1991. Such residents will be taxed in Spain at a rate of 35 percent on any capital gain realized from the merger. The special tax regime described above shall apply at the option of Telefónica and Terra Networks and must be communicated to the Ministry of Finance within the three-month period following the registration of the merger in the Madrid Commercial Registry.

     Based on the above, to the extent Telefónica and Terra Networks duly communicate their election to consider the merger as falling under the special tax regime:

  The holders of Terra Networks ordinary shares or Terra Networks ADSs not residing in a tax-haven jurisdiction, as defined under Spanish tax law, will not incur any tax obligation in Spain upon the exchange of their Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs. For Spanish tax purposes, these shareholders’ tax basis and the acquisition date of the Telefónica ordinary shares or ADSs received will be the same as those of the Terra Networks ordinary shares or ADSs exchanged.

  The holders of Terra Networks ordinary shares or ADSs residing in a tax haven jurisdiction will be taxed at a rate of 35 percent in Spain on the capital gain realized upon the exchange of their ordinary shares or ADSs.

  The special tax regime does not apply to the sale of fractional ordinary shares or ADSs. Consequently, capital gains realized upon the sale of fractional Telefónica ordinary shares or ADSs will be taxed as explained below under ‘‘Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks-Spanish Tax Considerations-Taxation of Capital Gains.”
   United States Taxation

     Based on (1) certain representations made by Telefónica and (2) certain assumptions, including that (a) there will not be any changes in facts or in law between the date of this joint information statement/prospectus and the date on which the merger is completed and (b) the completion of the merger under the current terms of the merger plan and any other related agreements, and subject to the discussion of PFIC considerations below, although there is no authority that directly addresses a reorganization that has facts similar to that of the merger, for U.S. federal income tax purposes, the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger should qualify under Section 354(a) of the Code as a tax-free exchange, except for cash received in respect of a fractional Telefónica ordinary share or ADS. If any of the representations or assumptions described above are inaccurate, the U.S. federal income tax consequences may differ from those described herein.

     Furthermore, due to the absence of authorities that directly address a reorganization that has facts similar to that of the merger, specifically where an acquired company in which the acquiror has a significant pre-existing ownership interest pays an extraordinary dividend prior to the reorganization, no assurance can be given that the U.S. Internal Revenue Service (“IRS”) or a court will agree with the treatment described herein. If the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger were treated as taxable for U.S. federal income tax purposes, a U.S. Holder would recognize gain or loss equal to the difference between the fair market value of the Telefónica ordinary shares or ADSs received, plus the amount of any cash received in lieu of a fractional Telefónica ordinary share or ADS, and such U.S. Holder’s tax basis in the Terra Networks ordinary shares or ADSs exchanged therefor. Such gain or loss would be capital gain or loss and would be long term if the U.S. Holder has held such Terra Networks ordinary shares or ADSs for more than one year at the time the share exchange occurs, unless Terra Networks was treated as a PFIC at any time during which the U.S. Holder held such Terra Networks ordinary shares or ADS. If Terra Networks was treated as a PFIC at any time during which a U.S. Holder held Terra Networks ordinary shares or ADS, tax consequences similar to those described below under ‘‘Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks-U.S. Federal Income Tax Considerations-Telefónica-Passive Foreign Investment Company Considerations’’ would apply to the exchange of such Terra Networks ordinary shares or ADS for Telefónica ordinary shares or ADSs. In addition, the U.S. Holder’s holding period for its Telefónica ordinary shares or ADSs received in the exchange would begin the day after they were received, and such ordinary shares or ADSs would have a tax basis equal to their fair market value on the date the exchange of shares occurred.

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Even if the exchange of Terra Networks ordinary shares or ADSs for Telefónica ordinary shares or ADSs qualifies as a tax-free exchange under Section 354(a) of the Code, PFIC considerations may affect the U.S. federal income tax consequences to U.S. Holders of such exchange and may cause the consequences to differ from those described herein. Very generally, under proposed Treasury regulations which are not yet effective but which are proposed to be effective from April 11, 1992, if Terra Networks was a PFIC for any taxable year during which a U.S. Holder held Terra Networks ordinary shares or ADSs, the exchange of such ordinary shares or ADSs for Telefónica ordinary shares or ADSs pursuant to the merger would be taxable unless Telefónica were a PFIC for the 2005 taxable year. While Telefónica does not expect to be a PFIC for its 2005 taxable year, Terra Networks cannot provide any assurance that it will not be a PFIC for the current taxable year or that it has not been a PFIC in prior taxable years. If the exchange of shares were to be taxable under this PFIC rule, any gain on the Terra Networks ordinary shares or ADSs surrendered (generally, the excess, if any, of the value of Telefónica ordinary shares or ADSs received over the U.S. Holder’s tax basis in the Terra Networks ordinary shares or ADSs surrendered) would be allocated ratably over the U.S. Holder’s holding period for such ordinary shares or ADSs, and generally would be treated in a manner comparable to that discussed under ‘‘Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks-U.S. Federal Income Tax Considerations-Telefónica-Passive Foreign Investment Company Considerations’’ below. In addition, the U.S. Holder’s holding period for its Telefónica ordinary shares or ADSs received in the exchange would begin the day after they were received, and such ordinary shares or ADSs would have a tax basis equal to their fair market value on the date the exchange of shares occurred. U.S. Holders are urged to consult their own tax advisors regarding any PFIC considerations with respect to the exchange of shares pursuant to the merger that may be relevant to their particular circumstances.

     If the exchange of shares qualifies under Section 354(a) of the Code as a tax-free exchange and Terra Networks was not a PFIC for any taxable year during which a U.S. Holder held Terra Networks ordinary shares or ADSs, for U.S. federal income tax purposes:

A U.S. Holder of Terra Networks ordinary shares or ADSs would not recognize any gain or loss upon its exchange pursuant to the merger of such ordinary shares or ADSs for Telefónica ordinary shares or ADSs.

If a U.S. Holder of Terra Networks ordinary shares or ADSs receives cash in respect of a fractional Telefónica ordinary share or ADS, the U.S. Holder would recognize gain or loss, measured by the difference between the amount of cash received in respect of that fractional ordinary share or ADS and the portion of the U.S. Holder’s tax basis allocable to that fractional ordinary share or ADSs. This gain or loss would be capital gain or loss, and would be long-term capital gain or loss if the U.S. Holder had held the Terra Networks ordinary shares or ADSs exchanged for that fractional Telefónica ordinary share or ADS for more than one year at the time the share exchange occurs.

A U.S. Holder of Terra Networks ordinary shares or ADSs would have a tax basis in the Telefónica ordinary shares or ADSs received in the exchange of shares pursuant to the merger equal to (1) the U.S. Holder’s tax basis in the Terra Networks ordinary shares or ADSs exchanged by that U.S. Holder pursuant to the merger, reduced by (2) the tax basis that is allocable to any fractional Telefónica ordinary share or ADS for which cash is received.

The holding period for the Telefónica ordinary shares or ADSs received in exchange for Terra Networks ordinary shares or ADSs would include the holding period for such Terra Networks ordinary shares or ADSs so exchanged.

     In general, any cash received by a U.S. Holder in respect of a fractional Telefónica ordinary share or ADS may be subject to backup withholding under circumstances comparable to those described under “Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks-U.S. Federal Income Tax Considerations-Telefónica-Information Reporting and Backup Withholding” below. Furthermore, if a U.S. Holder realizes gain or loss on a sale or other disposition of euro it receives with respect to a fractional Telefónica ordinary share, it will be U.S. source ordinary income or loss.

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Income Tax Considerations of Ownership of Ordinary Shares and ADSs of Telefónica and Terra Networks

Spanish Tax Considerations

   Taxation of Dividends

     Under Spanish law, dividends paid by a Spanish resident company to a U.S. Holder of ordinary shares or ADSs are subject to Spanish Non-Resident Income Tax, approved by Royal Decree Legislative 5/2004 of March 5, 2004 (“NRIT”), withheld at source on the gross amount of dividends, currently at a tax rate of 15 percent.

   Taxation of Extraordinary Distributions

     The merger plan describes that the holders of ordinary shares and ADSs of Telefónica and Terra Networks will receive separate dividends as follows: (1) prior to the merger holders of Telefónica ordinary shares and ADSs will receive €0.23 per Telefónica ordinary share in connection with the fiscal year ended December 31, 2004; (2) prior to the merger holders of Terra Networks ordinary shares and ADSs will receive (subject to the approval of the shareholders at the annual general shareholders’ meeting of Terra Networks) €0.60 per Terra Networks ordinary share, which will be treated as a distribution of paid-in surplus (reserva de prima de emisión); and (3) prior to the merger holders of Telefónica shares will receive (subject to the approval of the shareholders at the annual general shareholders’ meeting of Telefónica) a dividend of one Telefónica share for every 25 Telefónica shares already held, which will be treated as a distribution of paid-in surplus (reserva de prima de emisión). This share dividend will not be paid in respect of Telefónica shares to be received in connection with the merger.

     In addition, subject to the approval of the shareholders at the annual general shareholders’ meeting of Telefónica, holders of Telefónica shares and ADSs received in connection with the merger will be entitled to receive (along with all other shareholders of Telefónica) a dividend declared by the Board of Directors of Telefónica on November 24, 2004 in the amount of €0.27 per Telefónica ordinary share consisting of a distribution of paid-in surplus (reserva de prima de emisión) and payable on November 11, 2005.

     Under Spanish law, these distributions of paid-in surplus (reserva de prima de emisión) are subject to special tax treatment. In general, the amount of these distributions received in cash or in shares is not taxable under Spanish income tax law but instead reduces the tax acquisition cost of the shares or ADSs on which it was distributed for Spanish tax purposes (i.e., in the event of a subsequent sale or disposition of such shares or ADSs, the amount of gain realized will be greater). In the case of the distribution of Telefónica ordinary shares, the amount by which a U.S. Holder must reduce the tax acquisition cost of its Telefónica shares or ADSs will be the market value of the shares received. However, if the amount of the distributions received in cash or in shares is greater than the U.S. Holder’s adjusted tax acquisition cost for the Telefónica shares or ADSs, then the amount by which the distributions exceed the U.S. Holder’s adjusted tax acquisition cost generally will be subject to tax in Spain at a 15 percent tax rate and such U.S. Holder will be required to file a Spanish Form 210 within one month of the distribution. No amount will be withheld by Telefónica in respect of Spanish taxes on those distributions of paid-in surplus.

   Taxation of Capital Gains

     Under Spanish law, any capital gains derived from securities issued by persons residing in Spain for Spanish tax purposes are considered to be Spanish source income and, therefore, are taxable in Spain. Spanish income tax is generally levied at a 35 percent tax rate on capital gains of non-residents of Spain who are not entitled to the benefit of any applicable treaty for the avoidance of double taxation and who do not operate through a fixed base or a permanent establishment in Spain.

     Under the Treaty, capital gains realized by U.S. Holders arising from the disposition of shares or ADSs will not be taxed in Spain provided that the seller has not maintained a direct or indirect holding of 25 percent or more in our capital during the twelve months preceding the disposition of the stock. U.S. Holders will be required to establish that they are entitled to the exemption from tax under the Treaty by providing to the relevant Spanish tax authorities Spanish Form 210 and a certificate of residence on IRS Form 6166 from the IRS stating that to the best knowledge of the IRS such U.S. Holder is a U.S. resident within the meaning of the Treaty. Spanish law requires that both of these forms be filed within one month from the date on which the capital gain is realized. U.S. Holders must request

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the IRS Form 6166 certificate of residence by filing IRS Form 8802 with the IRS. The U.S. Holder must attach to IRS Form 8802 a statement declaring that it was or will be a resident of the United States for the period for which the Treaty benefit is claimed.

Spanish Wealth Tax

     Individual U.S. Holders who hold ordinary shares or ADSs located in Spain or rights attached to such ordinary shares or ADSs exercisable in Spain are subject to the Spanish Wealth Tax (Impuesto sobre el Patrimonio) (Spanish Law 19/1991), which imposes tax on property and rights located in Spain, or that can be exercised within the Spanish territory, on the last day of any year. Therefore, U.S. Holders who held Telefónica ordinary shares or ADSs on the last day of any year are subject to the Spanish Wealth Tax for such year at marginal rates varying between 0.2 percent and 2.5 percent of the average market value of such ordinary shares or ADSs during the last quarter of such year, as published by the Spanish Ministry of Economic Affairs. U.S. Holders should consult their tax advisors with respect to the Spanish Wealth Tax.

   Spanish Inheritance and Gift Taxes

     Transfers of ordinary shares or ADSs upon death and by gift to individuals not resident in Spain for tax purposes are subject to Spanish inheritance and gift taxes (Impuesto sobre Sucesiones y Donaciones) (Spanish Law 29/1987), respectively, if the ordinary shares or ADSs are located in Spain or the rights attached to such ordinary shares or ADSs are exercisable in Spain at the time of death or gift, regardless of the residence of the heir or the beneficiary. The applicable tax rate, after applying all relevant factors, ranges from between 7.65 percent and 81.6 percent for individuals. Gifts of ordinary shares granted to U.S. Holders that are not individuals will be subject to the NRIT at a 35 percent tax rate on the fair market value of the ordinary shares as a capital gain. However, if the donee is a U.S. Holder entitled to the benefits of the Treaty, the exclusions available under the Treaty described under “-Taxation of Capital Gains” above will be applicable.

   Expenses of Transfer

     Transfers of ordinary shares or ADSs will be exempt from Transfer Tax (Impuesto sobre Transmisiones Patrimoniales) and Value Added Tax. Additionally, no Stamp Duty will be levied on such transfers.

U.S. Federal Income Tax Considerations

   Terra Networks

     Taxation of Distributions

          Except for distributions that are made in the taxable year in which a U.S. Holder’s holding period for the Terra Networks ordinary shares or ADSs begins, if Terra Networks were treated as a PFIC for any taxable year during which the U.S. Holder held Terra Networks ordinary shares or ADSs, any distribution, including the proposed €0.60 per Terra Networks ordinary share distribution, in respect of Terra Networks ordinary shares or ADSs which is an Excess Distribution (as defined below) generally would be treated in a manner comparable to that discussed under “Telefónica-Passive Foreign Investment Company Considerations” below. Terra Networks cannot provide any assurance that it will not be a PFIC for the current taxable year or that it has not been a PFIC in prior taxable years.

          Subject to the PFIC discussion above, distributions received by a U.S. Holder on Terra Networks ordinary shares or ADSs, including the amount of any Spanish taxes withheld, other than certain pro rata distributions of Terra Networks ordinary shares to all shareholders (including ADS holders), will constitute foreign source dividend income to the extent paid out of Terra Networks’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of current or accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s basis in the shares and then as capital gain. Terra Networks has not calculated, and does not intend to calculate, its earnings and profits for U.S. federal income tax purposes.

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          The amount of the dividend a U.S. Holder will be required to include in income will equal the U.S. dollar value of the euro, calculated by reference to the exchange rate in effect on the date the payment is received by the depositary (in the case of ADSs) or by the U.S. Holder (in the case of ordinary shares) regardless of whether the payment is converted into U.S. dollars on the date of receipt. If a U.S. Holder realizes gain or loss on a sale or other disposition of euro, it will be U.S. source ordinary income or loss. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by Terra Networks. Subject to applicable limitations, dividends received by certain non-corporate U.S. Holders in taxable years beginning before January 1, 2009 will be taxable at a maximum rate of 15 percent, provided Terra Networks is not a PFIC for the taxable year in which the dividend is paid or the prior taxable year. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

     Spanish taxes withheld from dividends on Terra Networks ordinary shares or ADSs at a rate not exceeding the rate provided in the Treaty will be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to applicable restrictions and limitations that may vary depending upon the U.S. Holder’s circumstances. Instead of claiming a credit, a U.S. Holder may elect to deduct such Spanish taxes in computing its taxable income, subject to generally applicable limitations. The limitation of foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex. Therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

   Telefónica

     Taxation of Dividends

     Distributions received by a U.S. Holder on Telefónica ordinary shares or ADSs, including the amount of any Spanish taxes withheld, other than certain pro rata distributions of Telefónica ordinary shares to all shareholders (including ADS holders), will constitute foreign source dividend income to the extent paid out of Telefónica’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). The amount of the dividend a U.S. Holder will be required to include in income will equal the U.S. dollar value of the euro, calculated by reference to the exchange rate in effect on the date the payment is received by the depositary (in the case of ADSs) or by the U.S. Holder (in the case of ordinary shares) regardless of whether the payment is converted into U.S. dollars on the date of receipt. If a U.S. Holder realizes gain or loss on a sale or other disposition of euro, it will be U.S. source ordinary income or loss. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by Telefónica. Subject to applicable limitations, dividends received by certain non-corporate U.S. Holders in taxable years beginning before January 1, 2009 will be taxable at a maximum rate of 15 percent. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

     Spanish taxes withheld from dividends on Telefónica ordinary shares or ADSs at a rate not exceeding the rate provided in the Treaty will be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to applicable restrictions and limitations that may vary depending upon the U.S. Holder’s circumstances. Instead of claiming a credit, a U.S. Holder may elect to deduct such Spanish taxes in computing its taxable income, subject to generally applicable limitations. The limitation of foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex. Therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

     Taxation Upon Sale or Other Disposition of Telefónica Ordinary Shares or ADSs

     A U.S. Holder will generally recognize capital gain or loss on the sale or other disposition of Telefónica ordinary shares or ADSs, which will be long-term capital gain or loss if the U.S. Holder has held such ordinary shares or ADSs for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between such U.S. Holder’s tax basis in the ordinary shares or ADSs sold or otherwise disposed of and the amount realized on the sale or other disposition. Any gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

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     As discussed under “Spanish Tax Considerations-Taxation of Capital Gains” above, gain realized by a U.S. Holder on the sale or other disposition of Telefónica ordinary shares or ADSs may be subject to Spanish tax unless the U.S. Holder provides the relevant Spanish tax authorities with both a certificate of U.S. tax residence on IRS Form 6166 and Spanish Form 210. Spanish law requires that both of these forms be filed within one month from the date on which the capital gain is realized. Applicants are advised to submit IRS Form 8802 and the accompanying declaration to the IRS well in advance of the date on which the IRS Form 6166 that will be issued by the IRS may be required by the Spanish tax authorities, as there may be delays in obtaining the necessary forms. U.S. Holders should consult their own tax advisors regarding the potential Spanish tax consequences of a sale or other disposition of Telefónica ordinary shares or ADSs and the procedures available for an exemption from such tax.

     Passive Foreign Investment Company Considerations

     Telefónica believes that it was not a PFIC for its most recent taxable year and does not expect to become a PFIC in the foreseeable future. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that it will not be considered a PFIC for any taxable year. If Telefónica were treated as a PFIC for any taxable year during which a U.S. Holder held ordinary shares or ADSs, certain adverse tax consequences could apply to the U.S. Holder.

     If Telefónica were treated as a PFIC for any taxable year during which a U.S. Holder held Telefónica ordinary shares or ADSs, gains recognized by such U.S. Holder on a sale or other disposition of Telefónica ordinary shares or ADSs would be allocated ratably over the U.S. Holder’s holding period for such ordinary shares or ADSs. The amount allocated to the taxable year of the sale or other disposition and to any year before Telefónica became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to each such taxable year. Further, any distribution in respect of Telefónica ordinary shares or ADSs in excess of 125 percent of the average of the annual distributions on such ordinary shares or ADSs received by a U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter (an “Excess Distribution”), would be subject to taxation as described above.

     If Telefónica were treated as a PFIC for any taxable year during which a U.S. Holder held Telefónica ordinary shares or ADS and the ordinary shares or ADSs are “regularly traded” on a “qualified exchange,” such U.S. Holder may make a mark-to-market election, which may mitigate some of the adverse tax consequences resulting from Telefónica’s PFIC status. The ordinary shares and ADSs will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of ordinary shares or ADSs are traded on a qualified exchange on at least 15 days during such calendar year. A “qualified exchange” includes certain exchanges in the United States, including the New York Stock Exchange where Telefónica ADSs are traded, and foreign exchanges that are regulated by a governmental authority in which the exchange is located and with respect to which certain other requirements are met. The IRS has not yet identified specific foreign exchanges that are “qualified” for this purpose.

     If a U.S. Holder makes the mark-to-market election, for each year in which Telefónica is a PFIC, the U.S. Holder generally will include as ordinary income the excess, if any, of the fair market value of the Telefónica shares or ADSs at the end of the taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, such U.S. Holder’s basis in the Telefónica shares or ADSs will be adjusted to reflect any such income or loss amounts. Any gain recognized on the sale or other disposition of Telefónica shares or ADSs will be treated as ordinary income.

     Regardless of whether a mark–to–market election is made, dividends paid by a PFIC will not be eligible for the preferential rates applicable to dividends received by certain non-corporate U.S. Holders, as discussed above.

     U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to their ownership of Telefónica ordinary shares or ADSs.

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     Information Reporting and Backup Withholding

     Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Appraisal Rights

     The holders of Telefónica and Terra Networks ordinary shares and ADSs do not have any right to an appraisal of the value of their ordinary shares in connection with the merger. However, an independent expert appointed by the Madrid Commercial Registry (Registro Mercantil) will prepare a report concerning the merger and whether the share exchange ratio is justified. An English-language translation of this report will be attached hereto as Annex C-1.

U.S. Federal Securities Laws Consequences

     This joint information statement/prospectus does not cover any resales of the ordinary shares of Telefónica or Telefónica ADSs to be received by the shareholders of Terra Networks upon completion of the merger, and no person is authorized to make any use of this joint information statement/prospectus in connection with any such resale.

Relationship between Telefónica and Terra Networks

   Telefónica Board of Directors Representation

     As of February 23, 2005, Telefónica beneficially owned 436,205,419 Terra Networks ordinary shares, which represented 75.87% of the voting power of Terra Networks’ voting securities. As a result of our ownership of 75.87% of Terra Networks’ ordinary shares, we have the power to appoint 7 out of 9 members of Terra Networks’ Board of Directors. In addition, Mr. Isidro Fainé Casas, a member of Telefónica’s Board of Directors, beneficially owned 3,546 ordinary shares of Terra Networks as of March 4, 2005.

     Terra Networks is part of Telefónica’s consolidated group for accounting purposes and, since 2004, has been included in Telefónica’s consolidated tax group.

   Strategic Alliance with Terra Networks

     On February 12, 2003 Telefónica and Terra Networks entered into a Strategic Alliance Framework Agreement to replace a strategic agreement dated May 16, 2000 to which Bertelsmann AG was also a party.

     The Strategic Alliance Framework Agreement’s term is for a period of six years ending on December 31, 2008 and will be renewed automatically on an annual basis thereafter, unless expressly terminated by the parties.

     The following are the main characteristics of the Strategic Alliance Framework Agreement:

Terra Networks is to be the:
  Exclusive provider of essential portal elements within the Telefónica Group: the use of the brand, the aggregator of broad–and narrowband Internet content and services aimed at household, SoHo and, when agreed, SME market segments in connection with Internet access and connectivity services offered by Telefónica Group companies.

  Preferred supplier of audit, consultancy, management and maintenance services for the Telefónica Group’s country portals.

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  Exclusive provider of online training services for the Telefónica Group’s employees.

  Preferred supplier of comprehensive online marketing services for the companies of the Telefónica Group.

  Telefónica Group’s exclusive provider of advanced network services and platforms necessary for developing services offered to household, SoHo and, when agreed, SME clients in both broad– and narrowband, under most favored customer treatment, as allowed by regulations.

     Pursuant to the Strategic Alliance Framework Agreement, Telefónica Group companies are required to acquire a minimum amount of online advertising space from Terra Networks Group companies and Terra Networks Group companies are required to purchase wholesale Internet access and connectivity services exclusively from Telefónica Group companies, provided, however, that such purchases are undertaken under the most favored customer treatment allowed by regulations. In addition, pursuant to the Strategic Alliance Framework Agreement, Terra Networks Group companies are to provide to Telefónica Group companies management of all or part of the service and/or operation of the network access elements for providing Internet access to the Telefónica Group companies’ household, SoHo and, when agreed, SME clients, under most favored customer treatment, as allowed by regulations.

     Throughout its term, the Strategic Alliance Framework Agreement guarantees the Terra Networks Group at least €78.5 million per year in value, which represents the difference between the revenues arising from the services provided under the Strategic Alliance Framework Agreement and the costs and capital expenditures directly associated with those revenues. In compliance with the terms of the Strategic Alliance Framework Agreement, the annual minimum value was generated for the Terra Networks Group in 2003 and 2004.

   2003 Tender Offer

     On May 28, 2003, Telefónica launched a tender offer for 100% of the outstanding shares of Terra Networks that it did not own and on June 19, 2003, the CNMV approved the prospectus for the tender offer. The offer price was €5.25 per share, payable in cash. The offer was subject to Telefónica owning at least 75% of the total share capital of Terra Networks on the closing date of the offer. Terra Networks shareholders owning 33.6% of the outstanding shares of Terra Networks accepted the offer, which, following Telefónica’s waiver of the 75% minimum ownership condition, resulted in Telefónica holding 71.97% of Terra Networks’ capital stock.

   Subsequent Share Purchases

     During 2004, Telefónica purchased in the open market an additional 3,753,140 ordinary shares of Terra Networks and sold in the open market 432,092 ordinary shares.

     As of February 23, 2005, Telefónica held 75.87% of Terra Networks’ share capital.

Comparative per Ordinary Share and per ADS Market Price Information

     The ordinary shares of Telefónica are listed on the Spanish stock exchanges in Madrid, Bilbao, Barcelona and Valencia and are traded on the Automated Quotation System of the Spanish stock exchanges. The ordinary shares of Terra Networks are listed on the Spanish stock exchanges in Madrid, Bilbao, Barcelona and Valencia and are traded on the Automated Quotation System of the Spanish stock exchanges.

     ADSs representing ordinary shares of Telefónica are listed on the New York Stock Exchange. Each Telefónica ADS represents 3 ordinary shares of Telefónica. ADSs representing ordinary shares of Terra Networks are traded on Nasdaq National Market. Each Terra Networks ADS represents 1 ordinary share of Terra Networks. Citibank, N.A. is Telefónica’s depositary issuing ADRs evidencing the Telefónica ADSs. Citibank, N.A. is Terra Networks’ depositary issuing ADRs evidencing the Terra Networks ADSs. Telefónica’s ticker symbol on the NYSE is “TEF” and Terra Networks’ ticker symbol on the Nasdaq National Market is “TRRA”.

     The following table shows, for the periods indicated, the high and low of the last reported closing prices per Telefónica and Terra Networks ordinary share and ADS, as reported on the Automated Quotation System, the NYSE and the Nasdaq National Market (as reported on the consolidated tape), respectively. All ordinary share and ADS prices are adjusted to reflect stock splits.

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	Telefónica Ordinary Shares		Telefónica ADSs		Terra Networks Ordinary shares		Terra Networks ADSs

	High	Low	High	Low	High	Low	High	Low

	(euro)		(U.S. dollars)		(euro)		(U.S. dollars)
2002
First Quarter	15.75	12.35	39.43	30.83	10.07	7.95	9.0	6.85
Second Quarter	13.20	8.15	33.63	23.10	8.85	4.17	7.85	4.07
Third Quarter	10.04	7.54	28.75	21.47	7.22	3.95	7.24	3.76
Fourth Quarter	10.31	7.45	29.52	21.97	5.50	3.71	5.32	3.60
2003
First Quarter	10.18	7.82	31.39	26.08	5.03	3.96	5.66	4.3
Second Quarter	10.40	8.70	36.61	28.54	5.50	4.38	6.95	4.67
Third Quarter	11.11	9.83	37.26	33.32	5.31	4.60	6.20	5.22
Fourth Quarter	11.78	10.23	44.38	35.84	5.09	4.60	6.0	5.35
2004
First Quarter	13.44	11.98	51.67	43.70	5.34	4.80	6.63	5.85
Second Quarter	13.06	11.33	46.95	40.59	5.21	4.82	6.25	5.70
Third Quarter	12.37	11.11	45.50	40.75	4.96	2.75	6.06	3.25
Fourth Quarter	14.08	12.11	56.94	46.12	3.05	2.77	3.98	3.34
2005
First Quarter (through March 4)	14.56	13.44	56.63	52.26	3.55	2.89	4.69	3.81

     On February 11, 2005, the last full trading day prior to the public announcement of negotiations relating to the proposed merger, the last reported closing price, as reported on the Automated Quotation System was €14.46 for Telefónica ordinary shares and €3.19 for Terra Networks ordinary shares (or €3.21 per Telefónica-equivalent ordinary share). The last reported closing price on such day on the NYSE (as reported on the consolidated tape) was U.S.$55.91 for Telefónica ADSs and on the Nasdaq National Market was U.S.$4.07 for Terra Networks ADSs (or U.S.$4.14 per Telefónica-equivalent ADS).

     On March 4, 2005, the most recent practicable date prior to the date of this joint information statement/prospectus, the last reported closing price, as reported on the Automated Quotation System was €14.05 for Telefónica ordinary shares and €3.54 for Terra Networks ordinary shares (or €3.12 per Telefónica-equivalent ordinary share). The last closing price on such day on the NYSE (as reported on the consolidated tape) was U.S.$55.73 for Telefónica ADSs and on the Nasdaq National Market was U.S.$4.65 for Terra Networks ADSs (or U.S.$4.13 per Telefónica-equivalent ADS). We urge you to obtain current market quotations prior to making any decision with respect to the merger.

     The Telefónica ADSs to be issued in the merger, like the currently issued Telefónica ADSs, will be listed on the NYSE, subject to approval by the NYSE of Telefónica’s application to list such ADSs.

     The merger plan describes that the holders of ordinary shares of Telefónica and Terra Networks will receive separate dividends prior to the merger as follows: (1) holders of Telefónica ordinary shares and ADSs will receive €0.23 per Telefónica ordinary share as interim dividends with respect to the fiscal year ended December 31, 2004; (2) holders of Terra Networks ordinary shares and ADSs will receive €0.60 per Terra Networks ordinary share; and (3) holders of Telefónica ordinary shares and ADSs will receive a dividend of 1 Telefónica ordinary share for every 25 Telefónica ordinary shares already held. The determination of the exchange ratio took into consideration the dividends that both companies are expected to distribute. The dividends described under (2) and (3) above are subject to the final approval of the annual general shareholders’ meetings of each company.

     Telefónica expects to continue to pay dividends on the ordinary shares of Telefónica and the Telefónica ADSs after completion of the merger. The payment of dividends by Telefónica in the future, however, will depend on business conditions, Telefónica’s financial condition and earnings and other factors. Other than the dividends described in (1), (2) and (3) above, which will be paid prior to the merger, the holders of Telefónica ordinary shares and ADSs delivered in connection with the merger will be entitled to receive dividends on an equal basis with current holders of Telefónica ordinary shares and ADSs with respect to the year beginning January 1, 2005,

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including a dividend declared by the Board of Directors of Telefónica on November 24, 2004 in the amount of €0.27 per Telefónica ordinary share payable on November 11, 2005, subject to final approval by the annual general shareholders’ meeting of Telefónica.

Opinion of Independent Expert Appointed Pursuant to Spanish Law

     On or before March 12, 2005, in accordance with Spanish law, an independent expert will be appointed by the Madrid Commercial Registry to issue a report on the merger plan and on the net worth contributed by Terra Networks. The report will address:

  whether the exchange ratio is justified;

  the methods used to establish the exchange ratio and whether such methods are adequate; and

  the values resulting from such methods as well as any valuation difficulties.

Management Share Ownership and Stock Option Plans

     In the merger, each stock option to buy Terra Networks ordinary shares granted under Terra Networks’ stock option plans, including stock option plans assumed by Terra Networks from Lycos Inc., that is outstanding and not yet exercised immediately before completing the merger will be transferred to Telefónica and Telefónica will issue as of the completion of the merger, in exchange therefor, an option to purchase Telefónica ordinary shares or ADSs, as applicable. The number of Telefónica ordinary shares and ADSs subject to each new option, as well as the exercise price of such option, will be adjusted to reflect the exchange ratio.

     As of March 4, 2005, Terra Networks officers and directors and their affiliates beneficially owned (as defined in the rules promulgated under the Securities Exchange Act of 1934) an aggregate of 400 ordinary shares of Terra Networks, or less than 0.0001% of the issued and outstanding ordinary shares of Terra Networks. All of these ordinary shares will be treated in the merger in the same manner as ordinary shares of Terra Networks held by other shareholders of Terra Networks. As of December 31, 2004, options to purchase a total of 650,000 ordinary shares of Terra Networks, at exercise prices ranging from €4.48 to €17.78, were held by officers of Terra Networks under Terra Networks’ stock option plan. As of the same date, options to purchase 12,512,009 ordinary shares of Terra Networks, at exercise prices ranging from €0.00 to €24.00, were held by other beneficiaries of Terra Networks’ stock option plans.

   Stock Option Plan Purchase

     In December 2003 the Board of Directors of Terra Networks approved the acquisition of 4.41% of its capital stock owned by Citibank, N.A. as the agent bank for the stock option plans assumed by Terra Networks as part of the integration of Lycos Inc. The Terra Networks ordinary shares acquired from Citibank, N.A. were amortized following a resolution of the Terra Networks annual general shareholders’ meeting held on June 22, 2004 approving such action. Following the foregoing acquisition and amortization, the Terra Networks ordinary shares issuable under Terra Networks’ stock option plans were covered by 6.9 million ordinary shares held by La Caixa and 7.0 million ordinary shares held by Barclays Bank (formerly Banco Zaragozano).

     On July 15, 2004, Terra Networks acquired the 7.0 million ordinary shares held by Barclays Bank. These ordinary shares are being held in treasury pending approval of a resolution at the annual general shareholders’ meeting to decrease Terra Networks’ share capital and amortize the 7.0 million ordinary shares.

     Following the payment by Terra Networks of a dividend of €2.00 (U.S.$2.399) per ordinary share, on July 22, 2004, the Board of Directors of Terra Networks approved a resolution decreasing the strike price of Terra Networks’ stock options by €2.00 per ordinary share.

     As of December 31, 2004, stock options to purchase 12,512,009 Terra Networks shares had been granted, the majority of which were out of the money, and were covered by 6.8 million Terra Networks ordinary shares held by La Caixa.

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Summary of Opinion of Morgan Stanley & Co. Limited

     Telefónica retained Morgan Stanley & Co. Limited to provide it with financial advisory services and a financial opinion in connection with its merger with Terra Networks. Telefónica selected Morgan Stanley & Co. Limited to act as its financial advisor based on Morgan Stanley & Co. Limited's qualifications, expertise and reputation. On February 23, 2005, Morgan Stanley & Co. Limited rendered its written opinion, that, as of that date, based upon and subject to the various considerations set forth in the opinion, the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan was fair from a financial point of view to Telefónica.

     The full text of the written opinion of Morgan Stanley & Co. Limited, dated as of February 23, 2005, is attached to this joint information statement/prospectus statement as Annex B-1. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley & Co. Limited in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley & Co. Limited's opinion is directed to Telefónica's Board of Directors and addresses only the fairness from a financial point of view of the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan to Telefónica as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Telefónica or Terra Networks ordinary shares as to how to vote at their annual general shareholders’ meetings. The summary of the opinion of Morgan Stanley & Co. Limited set forth in this joint information statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, Morgan Stanley & Co. Limited, among other things:

     a) reviewed certain publicly available financial statements and other business and financial information relating to Telefónica and Terra Networks respectively;

     b) reviewed the reported prices and trading activity for the ordinary shares of Telefónica and Terra Networks respectively;

     c) compared the financial performance of Terra Networks and Telefónica and the prices and trading activity of the ordinary shares of each of Telefónica and Terra Networks with that of certain other comparable publicly-traded companies comparable with Telefónica and Terra Networks, respectively and their securities;

     d) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

     e) reviewed certain equity research reports prepared by a number of investment banks relating to Telefónica and Terra Networks respectively;

     f) reviewed certain equity research reports prepared by a number of investment banks relating to certain publicly-traded companies comparable with Telefónica and Terra Networks respectively;

     g) reviewed certain internal financial statements and other financial and operating information concerning Telefónica and Terra Networks respectively;

     h) reviewed Terra Networks’ management business plan dated February 14, 2005;

     i) discussed the past, current and future operations of Terra Networks with the management of Telefónica;

     j) reviewed the pro-forma impact of the merger on Telefónica’s earnings per share;

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     k) reviewed the merger plan and certain related documents; and

     l) considered such other factors, reviewed such other information and performed such other analyses as Morgan Stanley & Co. Limited deemed appropriate.

     In arriving at its opinion, Morgan Stanley & Co. Limited assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to internal financial statements, the financial projections and other financial data, Morgan Stanley & Co. Limited assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Terra Networks and Telefónica. Morgan Stanley & Co. Limited discussed with the management of Telefónica the strategic rationale for the merger and the perceived strategic, financial and operating benefits of the merger for Telefónica if the merger is consummated. Morgan Stanley & Co. Limited did not make any independent valuation or appraisal of the assets or liabilities of Telefónica or Terra Networks, nor was it furnished with any such appraisals. Further, in accordance with Telefónica’s instructions, Morgan Stanley & Co. Limited only conducted a limited due diligence review for the purposes of its opinion and, in particular, Morgan Stanley & Co. Limited was not provided with, or had, access to the management of Terra Networks. With respect to legal, tax and accounting matters relating to the merger, Morgan Stanley & Co. Limited relied upon the information provided by and the judgments made by Telefónica and its legal, tax and accounting advisors. In arriving at its opinion, Morgan Stanley & Co. Limited was not authorized to solicit, and did not solicit, interest from any party with respect to the merger. Morgan Stanley & Co. Limited’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of the date of its opinion. Events occurring after the date of its opinion may affect Morgan Stanley & Co. Limited’s opinion and the assumptions used in preparing it, and Morgan Stanley & Co. Limited did not assume any obligation to update, revise or reaffirm its opinion. In addition, Morgan Stanley & Co. Limited assumed that the merger will be consummated in accordance with the terms set forth in the merger plan without any waiver, amendment or delay of any terms or conditions.

     The following is a brief summary of the material analyses performed by Morgan Stanley & Co. Limited in connection with the preparation of its written opinion letter dated February 23, 2005. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley & Co. Limited, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     The various analyses summarized below were based on closing prices for the ordinary shares of Telefónica and Terra Networks as of February 21, 2005, adjusted to reflect the announced dividend distributions by each of the two companies:

i) Telefónica’s share price: adjusted for a total of €0.80 per share in dividends declared by Telefónica (and which will not be payable to Terra Networks’ current shareholders with respect to the Telefónica shares they will receive following the merger, pursuant to the merger plan) as follows: (a) €0.23 per share cash dividend payable to Telefónica’s current shareholders on May 13, 2005; and, (b) one Telefónica share for each 25 Telefónica shares to be distributed to current Telefónica’s shareholders following the 2005 annual general shareholders’ meeting to be held on [date] (estimated at €0.57 per share at Telefónica’s closing share price as of February 21, 2005);

ii) Terra Networks’ share price: adjusted for the €0.60 per share cash dividend announced by Terra Networks’ Board of Directors on February 23, 2005, which will be distributed to Terra Networks’ current shareholders prior to the merger.

Trading Range Analysis

     Morgan Stanley & Co. Limited reviewed the range of closing prices of Telefónica and Terra Networks ordinary shares for various periods ending on February 21, 2005. Morgan Stanley & Co. Limited observed the following:

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Period Ending February 21, 2005	Telefónica	Terra Networks

Last Three Months	€12.18 - €13.76	€2.20 - €2.70

Last Six Months	€10.66 - €13.76	€2.17 - €2.70

Last Twelve Months	€10.40 - €13.76	€2.17 - €2.70

     Morgan Stanley & Co. Limited calculated that the exchange ratio of 2 Telefónica ordinary shares for every 9 Terra Networks ordinary shares pursuant to the merger plan represented a 15% price premium to the unaffected share price of Terra Networks ordinary shares as of February 11, 2005, and a 14% price premium to the 30 trading days average of Terra Networks ordinary shares prior to February 21, 2005.

Comparable Companies Analysis

     Morgan Stanley & Co. Limited compared certain financial information of Telefónica and Terra Networks with publicly available consensus financial estimates for other companies that shared similar business characteristics to Telefónica and Terra Networks, respectively. The companies used in this comparison included the following companies:

i) With respect to Telefónica: Belgacom, British Telecom, Deutsche Telekom, France Telecom, KPN, Hellenic Telecommunications (OTE), Portugal Telecom, Swisscom, Tele Danmark (TDC), Telecom Italia, TeliaSonera, Telekom Austria and Telenor; and

ii) With respect to Terra Networks: using as reference the “unaffected” closing share price of T-Online as of October 8, 2004 (prior to Deutsche Telekom’s announcement of a minority buy out tender offer followed by a statutory merger with T-Online).

     For the purposes of this analysis, Morgan Stanley & Co. Limited analyzed the ratio of aggregate value (defined as market capitalization plus total debt less cash and cash equivalents, plus other adjustments) to estimated calendar year 2005 earnings before interest, taxes, depreciation and amortization for Telefónica and to estimated calendar year 2006 earnings before interest, taxes, depreciation and amortization for Terra Networks. Morgan Stanley & Co. Limited applied this multiple to Telefónica’s 2005 and Terra Networks’ 2006 earnings before interest, taxes, depreciation and amortization, utilizing as information sources for Telefónica, publicly available consensus financial forecasts, and for Terra Networks, financial forecasts prepared by the management of Terra Networks.

     Based on Telefónica’s and Terra Networks' current outstanding ordinary shares and options, Morgan Stanley & Co. Limited estimated the implied value per Telefónica and Terra Networks ordinary share, respectively, as of February 21, 2005, as follows:

Calendar Year Financial	Financial Statistic	Comparable Companies Multiple Statistic	Implied Value Per Share

Telefónica Aggregate Value to Estimated 2005 Earnings Before Interest, Taxes, Depreciation and Amortization	€14,301 MM	5.6x - 6.6x	€10.89 - €13.77

Terra Networks Aggregate Value to Estimated 2006 Earnings Before Interest, Taxes, Depreciation and Amortization	€60 MM	12.6	€2.67

     No company utilized in the comparable companies analysis is identical to Telefónica or Terra Networks. In evaluating comparable companies, Morgan Stanley & Co. Limited made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Telefónica or Terra Networks, such as the impact of competition on the businesses of Telefónica or Terra Networks and the industry generally, industry growth and the absence of any adverse material

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change in the financial condition and prospects of Telefónica or Terra Networks or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Discounted Cash Flow Analysis

     Morgan Stanley & Co. Limited calculated the range of equity values per ordinary share for each of Telefónica and Terra Networks based on a discounted cash flow analysis. With respect to Telefónica, Morgan Stanley & Co. Limited relied on publicly available consensus financial forecasts for calendar years 2005 through 2010 and extrapolations from such projections for calendar years 2011 through 2014. In arriving at a range of equity values per share of Telefónica ordinary shares, Morgan Stanley & Co. Limited calculated the terminal value by applying a range of perpetual growth rates ranging from 1.0% to 1.5% . The unlevered free cash flows from calendar year 2005 through 2014 and the terminal value were then discounted to present values using a range of discount rates of 8.0% to 9.0% . With respect to Terra Networks, Morgan Stanley relied on Terra Networks' financial projections provided by the management of Telefónica (as received by them from Terra Networks) for calendar years 2005 through 2008 and extrapolations from such projections for calendar years 2009 through 2014. With respect to those financial projections and other information and data relating to Terra Networks, including information as to Terra Networks’ material tax attributes, Morgan Stanley & Co. Limited was advised by the Telefónica management that such forecasts and other information and data were reasonably prepared on bases reflecting the best current estimates and judgments of the management of Telefónica as to the future financial performance of Terra Networks and the expected realization by Terra Networks of its material tax attributes. In arriving at a range of equity values per share of Terra Networks ordinary shares, Morgan Stanley & Co. Limited calculated the terminal value by applying a range of perpetual growth rates from 3.0% to 4.0% . The unlevered free cash flows from calendar year 2005 through 2014 and the terminal value were then discounted to present values using a range of discount rates of 11.5% to 12.5% . The unlevered free cash flows included the benefits to Telefónica resulting from future tax or business or other savings as well as payments to be received by Terra Networks under its strategic agreement with Telefónica.

     The following table summarizes the results of Morgan Stanley & Co. Limited's analysis:

Key Assumptions	Implied Equity Value (€MM)	Implied Equity Value Per Share

Telefónica: 1.0% - 1.5% perpetual growth rate, 8.0% - 9.0% discount rate	€69,928 - €88,215	€14.11 - €17.80

Terra Networks: 3.0% - 4.0% perpetual growth rate, 11.5% - 12.5% discount rate	€1,448 - €1,522	€2.55 - €2.68

     Equity Research Analysts' Price Targets

     Morgan Stanley & Co. Limited reviewed and analyzed future public market trading price targets for Telefónica and Terra Networks ordinary shares prepared and published by equity research analysts. These targets reflect each analyst's estimate of the future public market trading price of Telefónica and Terra Networks ordinary shares. The range of equity analyst price targets reviewed for Telefónica and Terra Networks were €13.70 - €15.70 and €2.30 - €2.65, respectively.

     The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Telefónica or Terra Networks ordinary shares and these estimates are subject to uncertainties, including the future financial performance of Telefónica and Terra Networks and future financial market conditions.

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     Analysis of Precedent Transactions

     Morgan Stanley & Co. Limited reviewed Deutsche Telekom’s minority buy out tender offer for the 26% free float of T-Online it did not own and the follow-on statutory merger between Deutsche Telekom and T-Online announced on October 9, 2004.

     For the purposes of this analysis, Morgan Stanley & Co. Limited analyzed the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents plus other adjustments, to estimated calendar year 2005 earnings before interest, taxes, depreciation and amortization and applied this multiple to Terra Networks’ 2005 earnings before interest, taxes, depreciation and amortization, included in the financial forecasts prepared by the management of Terra Networks. Based on Terra Networks' current outstanding ordinary shares and options, Morgan Stanley & Co. Limited estimated the implied value per Terra Networks ordinary share as of February 21, 2005 as follows:

Valuation Statistic and Calendar Year	Financial Statistic	Comparable Company Multiple Statistic	Implied Value Per Share Range for Terra Networks

Aggregate Value to Estimated 2005 Earnings Before Interest, Taxes, Depreciation and Amortization	€52 MM	17.7x	€2.96

     No company or transaction utilized in the precedent transaction analyses was identical to Terra Networks or the merger. In evaluating the precedent transactions, Morgan Stanley & Co. Limited made judgments and assumptions with regards to general business, market and financial conditions and other matters, which are beyond the control of Terra Networks, such as the impact of competition on the business of Terra Networks or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Terra Networks or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Exchange Ratio Analysis

     Morgan Stanley & Co. Limited reviewed the ratios of the closing prices of Terra Networks ordinary stock divided by the corresponding closing prices of Telefónica ordinary stock over various periods ending February 21, 2005. Morgan Stanley & Co. Limited examined the premiums represented by the merger exchange ratio of 0.2222, as set forth in the merger plan, over the benchmarks mentioned below and found them to be as follows:

	Telefónica (€/share)	Terra Networks (€/share)	Implied Exchange Ratio	Implied Premium[1]

Last Twelve Months Avge.	€10.40 - €13.76	€2.17 - €2.70	0.196 - 0.209	6% - 13%

Last Six Months Avge.	€10.66 - €13.76	€2.17 - €2.70	0.196 - 0.204	9% - 13%

Last 90 Days Avge.	€12.18 - €13.76	€2.20 - €2.70	0.181 - 0.196	12% - 13%

_____________________________________
1 Implied premium defined as announced exchange ratio of 0.2222 divided by implied exchange ratio for each trading average.

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In connection with the review of the merger by Telefónica's Board of Directors, Morgan Stanley & Co. Limited performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley & Co. Limited considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley & Co. Limited believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley & Co. Limited may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley & Co. Limited's view of the actual value of Telefónica or Terra Networks. In performing its analyses, Morgan Stanley & Co. Limited made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Telefónica. Any estimates contained in Morgan Stanley & Co. Limited's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

     Morgan Stanley & Co. Limited conducted the analyses described above solely as part of its analysis of the fairness of the merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, pursuant to the merger plan from a financial point of view to Telefónica and in connection with the delivery of its opinion to Telefónica’s Board of Directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of ordinary shares of Telefónica or Terra Networks might actually trade.

     The merger exchange ratio to be paid by Telefónica and the extraordinary dividend to be distributed by Terra Networks to its shareholders, including Telefónica, was determined through arm's-length negotiations between Telefónica and Terra Networks and was approved by Telefónica's Board of Directors. Morgan Stanley & Co. Limited provided advice to Telefónica during these negotiations. Morgan Stanley & Co. Limited did not, however, recommend any specific merger consideration to Telefónica or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

     Morgan Stanley & Co. Limited's opinion and its presentation to Telefónica's Board of Directors was one of many factors taken into consideration by Telefónica's Board of Directors in deciding to approve, adopt and authorize the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Telefónica's board of directors with respect to the merger consideration or of whether Telefónica's Board of Directors would have been willing to agree to a different merger consideration.

     Telefónica's Board of Directors retained Morgan Stanley & Co. Limited based upon Morgan Stanley & Co. Limited's qualifications, experience and expertise. Morgan Stanley & Co. Limited is an internationally recognized investment banking and advisory firm. Morgan Stanley & Co. Limited, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley & Co. Limited or its affiliates may actively trade the equity securities of Telefónica and its listed subsidiaries, including Terra Networks, for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

     Under the terms of its engagement letter, Morgan Stanley & Co. Limited provided Telefónica with financial advisory services and a financial opinion in connection with the merger, and Telefónica agreed to pay Morgan Stanley & Co. Limited a fee of €1 million, which is contingent upon completion of the merger. Telefónica has also agreed to reimburse Morgan Stanley & Co. Limited for its expenses incurred in performing its services. In addition, Telefónica has agreed to indemnify Morgan Stanley & Co. Limited and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley & Co. Limited or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley & Co. Limited's engagement. In the past, Morgan Stanley & Co. Limited and its

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affiliates have provided financial advisory and financing services for Telefónica and have received fees in connection with such services.

Summary of Opinion of Lehman Brothers Europe Limited

     The Board of Directors of Terra Networks engaged Lehman Brothers Europe Limited to act as its financial advisor in connection with a possible business combination transaction with Telefónica. As part of its engagement, Lehman Brothers Europe Limited was asked to render an opinion to Terra Networks’ Board of Directors with respect to the fairness, from a financial point of view, to the shareholders of Terra Networks (other than Telefónica) of the exchange ratio to be offered in the merger. On February 23, 2005, Lehman Brothers Europe Limited rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors of Terra Networks that based upon and subject to matters stated therein, as of the date of its opinion, from a financial point of view, the exchange ratio of two Telefónica ordinary shares per each nine Terra Networks ordinary shares to be offered in the proposed merger was fair to the shareholders of Terra Networks (other than Telefónica). In connection with rendering its opinion, Lehman Brothers Europe Limited assumed, among other things, payment of the proposed dividend of €0.60 per Terra Networks ordinary share to be paid to all Terra Network shareholders prior to the merger.

     The full text of Lehman Brothers Europe Limited’s written opinion, dated February 23, 2005, is attached as Annex B-2 to this joint information statement/prospectus. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers Europe Limited in rendering its opinion. The following is a summary of Lehman Brother’s opinion and the methodology that Lehman Brothers Europe Limited used to render its fairness opinion.

     Lehman Brothers Europe Limited’s opinion was provided for the information and assistance of the Board of Directors of Terra Networks in connection with its consideration of the proposed merger. Lehman Brothers Europe Limited’s opinion is not intended to be and does not constitute a recommendation to any shareholder of Terra Networks as to how such shareholder should vote with respect to the proposed merger. Lehman Brothers Europe Limited was not requested to opine as to, and Lehman Brothers Europe Limited’s opinion does not in any manner address, Terra Networks’ underlying business decision to proceed with or effect the proposed merger.

     In arriving at its opinion and in relation to Terra Networks, Lehman Brothers Europe Limited reviewed and analyzed:

(1)	a draft of the merger plan and the specific terms of the proposed merger;

(2)	publicly available information concerning Terra Networks that Lehman Brothers Europe Limited believed to be relevant to its analysis;

(3)	financial and operating information with respect to the business, operations and prospects of Terra Networks furnished to Lehman Brothers Europe Limited by Terra Networks;

(4)	a trading history of Terra Networks’ ordinary shares since its initial public offering to the date of its opinion and a comparison of that trading history with those of other companies that Lehman Brothers Europe Limited deemed relevant; and

(5)	a comparison of the financial terms of the proposed merger with the financial terms of certain other recent transactions that Lehman Brothers Europe Limited deemed relevant.

In addition, Lehman Brothers Europe Limited had discussions with the management of Terra Networks concerning Terra Networks’ business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers Europe Limited deemed appropriate.

     In arriving at its opinion and in relation to Telefónica, Lehman Brothers Europe Limited reviewed and analyzed such publicly available information as Lehman Brothers Europe Limited deemed relevant and, in particular the consensus price targets for Telefónica ordinary shares published by research analysts and an analysis of the recent trading performance of Telefónica ordinary shares. Lehman Brothers Europe Limited did not have access to non-

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public information relating to Telefónica nor did Lehman Brothers Europe Limited meet with Telefónica’s management team to assess its future prospects.

     In arriving at its opinion, Lehman Brothers Europe Limited assumed and relied upon the accuracy and completeness of the financial and other information provided to Lehman Brothers Europe Limited without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Terra Networks that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. At the request of Terra Networks’ Board of Directors, Lehman Brothers Europe Limited also retained independent counsel to advise it on certain matters relating to the material tax attributes of Terra Networks and the effect of the proposed merger on those attributes, and Lehman Brothers Europe Limited relied on that advice. With respect to the financial projections of Terra Networks, including information as to Terra Networks’ material tax attributes, upon advice of Terra Networks, Lehman Brothers Europe Limited assumed that such projections and information were reasonably prepared on a basis reflecting the best currently available estimates and judgments of, and information available to, the management of Terra Networks as to the future financial performance and tax attributes of Terra Networks. However, for purposes of its analysis, Lehman Brothers Europe Limited also utilised its own sector wide and company specific assumptions and estimates which resulted in certain adjustments to the projections of Terra Networks. Lehman Brothers Europe Limited discussed these adjusted projections with the management of Terra Networks and management agreed with the logic of the use of such adjusted projections in arriving at Lehman Brothers Europe Limited’s opinion.

     In arriving at its opinion, Lehman Brothers Europe Limited (i) took into account, among other factors, the proposed dividend of €0.23 to be paid by Telefónica to its shareholders in respect of 2004 and the proposed distribution by Telefónica of one Telefónica share for each 25 Telefónica shares, in which Terra Networks shareholders will not participate, and (ii) did not conduct a physical inspection of the properties and facilities of Terra Networks and did not make or obtain any evaluations or appraisals of the assets or liabilities of Terra Networks. In addition, Lehman Brothers Europe Limited was not asked or authorized to solicit, and Lehman Brothers Europe Limited did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Terra Networks’ business. Lehman Brothers Europe Limited’s opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.

     In connection with rendering its opinion, Lehman Brothers Europe Limited performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Accordingly, Lehman Brothers Europe Limited believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers Europe Limited made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Terra Networks and Telefónica. None of Terra Networks, Telefónica, Lehman Brothers Europe Limited or any other person assumes responsibility if future results are materially different from those discussed or assumed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

     The following is a summary of the material financial analyses used by Lehman Brothers Europe Limited in connection with providing its opinion to Terra Networks’ Board of Directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Lehman Brothers Europe Limited, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of

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the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers Europe Limited’s opinion.

   Terra Networks Valuation

     Sum-of-the-Parts Analysis

     Lehman Brothers Europe Limited reviewed the stand-alone valuation of Terra Networks on the basis of a sum-of-the-parts approach, utilizing different valuation methodologies depending on the type of asset. For Terra Networks’ cash position, Lehman Brothers Europe Limited used book value as of December 31, 2004. For financial investments and interest in other companies, Lehman Brothers Europe Limited used market value, option value or net present value of future proceeds from the sale of interests subject to an offer or a commitment to buy from a third party. For the strategic alliance contract between Terra Networks and Telefónica and Terra Networks’ joint venture interests, operating assets and tax credits, Lehman Brothers Europe Limited used discounted cash flow valuation, pursuant to which forecasted free cash flows attributable to such assets were discounted to net present value by weighted cost of capital rates.

     In addition to being valued on a discounted cash flow basis, as a supplemental comparison, Terra Networks’ Spanish operating assets were also valued by using a comparable companies approach, pursuant to which multiples derived from implied values from transactions involving companies in comparable businesses and from EBITDA and revenue of comparable companies were applied to Terra Networks’ Spanish access business and its other Spanish business. Multiples derived from subscriber acquisition costs and gross margins of companies in comparable businesses were also applied to Terra Networks’ Spanish access business.

     The result of Lehman Brother’s sum-of-the-parts analysis was an implied value per Terra Networks ordinary share of €3.18.

Other Value Effects

     Lehman Brothers Europe Limited then observed that potential synergies, loss of historical tax credits and the potential ability to realize value from a tax credit relating to Terra Networks’ sale of Lycos Inc. were other potential sources of value or loss of value not included in the sum-of-the parts analysis of Terra Networks. Accordingly, Lehman Brothers Europe Limited calculated an adjustment to its sum-of-the-parts implied value per Terra Networks ordinary share described above to take into account an estimate of the aggregate impact of these other potential effects on value to arrive at an adjusted merger value per Terra Networks ordinary share of €3.57.

     Comparable Companies Analysis

     Lehman Brothers Europe Limited compared Terra Networks as a whole against the following eight other companies:

  easynet

  freenet.de

  Iliad

  TI Media

  T-Online

  Tiscali

  United Internet

  Web.de

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Lehman Brothers Europe Limited applied the average multiple of the listed companies’ enterprise values to forecasted EBITDA for each of 2005 and 2006 to Terra Networks’ forecasted EBITDA for such years to calculate implied firm values for Terra Networks, and then made adjustments to such firm values for other assets and liabilities. The results of this analysis were implied equity values of €3.05 and €3.18 per Terra Networks ordinary share based on Terra Networks’ forecasted EBITDA for 2005 and 2006, respectively.

     Lehman Brothers Europe Limited noted that, while the review of comparable companies served as comparative information, due to the different profitability and risk profile of Terra Networks, the comparable companies analysis should not be deemed a meaningful valuation methodology.

     Broker Views

     Lehman Brothers Europe Limited also reviewed brokers’ target prices for Terra Networks ordinary shares in reports published between April 2004 and February 8, 2005. Lehman Brothers Europe Limited adjusted two of the target prices published in April 2004 for the €2.00 dividend on Terra Networks ordinary shares paid in July 2004. The average of these target prices was €3.00 and the median was €3.00.

Telefónica Valuation

     As noted above, Lehman Brothers Europe Limited was not provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica. Therefore, Lehman Brothers Europe Limited analyzed Telefónica’s valuation using a market-based approach.

     Broker Views

     Lehman Brothers Europe Limited reviewed brokers’ target prices for Telefónica ordinary shares in reports published between November 11, 2004 and February 21, 2005. The average of these target prices was €14.92 and the median was €14.55.

     Historical Share Price Performance

     Lehman Brothers Europe Limited reviewed the historical share price performance and trading volumes of Telefónica ordinary shares from May 25, 2003, the launch date of Telefónica’s 2003 tender offer for Terra Networks shares, through to February 14, 2005, the date that Telefónica announced its intention to make an offer for a business combination transaction with Terra Networks. Lehman Brothers Europe Limited also calculated the average market price of Telefónica ordinary shares for the one-month, six-month and one-year periods prior to February 14, 2005 and for the period from May 25, 2003 to February 14, 2005. The following table sets forth the results of this analysis:

Period	Average Share Price (€)

1 month	14.02
6 months	13.05
1 year	12.67
Since Launch of Tender Offer on May 28, 2003	11.52

   Relative Valuation

     Lehman Brothers Europe Limited performed a relative analysis of the historical share price performance for both Terra Networks and Telefónica by comparing market prices of Terra Networks ordinary shares (as adjusted for a dividend payment of €2.00 per share on July 29, 2004) to market prices of Telefónica ordinary shares during the period from May 28, 2003 to February 1, 2005. Lehman Brothers Europe Limited also calculated the average ratio of the market price of a Telefónica ordinary share to the adjusted price of a Terra Networks ordinary share for the month of January 2005, the six-month period of August 2004 through January 2005, the one-year period of February 2004 through January 2005 and for the period from May 25, 2003 to January 4, 2005. The following table sets forth the results of this analysis:

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Period	Average Ratio

1 month	4.49:1
6 months	4.45:1
1 year	4.30:1
Since Launch of Tender Offer on May 28, 2003	4.02:1

     Lehman Brothers Europe Limited noted that the ratios set forth in the table above were not adjusted to include the effect of the anticipated cash dividend of €0.60 to be paid to Terra Networks shareholders, including Telefónica, prior to consummation of the merger.

   Public Market Valuation of Consideration

     Lehman Brothers Europe Limited then analyzed the implied offer price for the proposed merger based on the exchange ratio of 4.5:1 for the proposed merger, the high and low market prices for Telefónica ordinary shares during the one month period prior to February 22, 2005 and the market price on such date, and adding the effect of the €0.60 anticipated dividend on Terra Network ordinary shares. The results of this analysis are set forth in the table below:

	Low	High	As of February 22, 2005

Implied Terra Networks Share Price in Offer (€)	3.59	3.84	3.69

     Lehman Brothers Europe Limited observed that the range of the implied offer price set forth in the table above is greater than the adjusted merger value of €3.57 per Terra Networks ordinary share discussed above under the heading “-Terra Networks Valuation - Other Value Effects”.

Miscellaneous

     Lehman Brothers Europe Limited is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Terra Networks’ Board of Directors selected Lehman Brothers Europe Limited because of its expertise, reputation and familiarity with Terra Networks and its industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     As compensation for its services in connection with the merger, Lehman Brothers Europe Limited received a fee of €1 million upon delivery of its opinion. In addition, Terra Networks has agreed to reimburse Lehman Brothers Europe Limited for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers Europe Limited and its related parties for certain liabilities that may arise out of its engagement by Terra Networks and the rendering of Lehman Brothers Europe Limited’s opinion.

     Lehman Brothers Europe Limited and its affiliates in the past have provided, and currently provide, services to Terra Networks and Telefónica, including in connection with mergers and acquisitions other than the proposed merger. An affiliate of Lehman Brothers Europe Limited has provided a two-year €100 million revolving credit facility to Telefónica which remains undrawn as of the date of Lehman Brothers Europe Limited’s opinion. In the ordinary course of its business, Lehman Brothers Europe Limited and its affiliates may actively trade in the debt or equity securities of Terra Networks and Telefónica or their affiliates for their own accounts or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Summary of Opinion of Citigroup Global Markets Limited

     Terra Networks retained Citigroup Global Markets Limited to act as its joint financial advisor in connection with a possible business combination transaction with Telefónica. In connection with its engagement, Terra Networks instructed Citigroup Global Markets Limited to evaluate the fairness, from a financial point of view, to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates) of the exchange ratio. At the February 23, 2005 meeting of the Board of Directors of Terra Networks, Citigroup Global Markets Limited

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delivered its oral opinion to the Board of Directors of Terra Networks, subsequently confirmed in writing, to the effect that, based upon and subject to the qualifications and assumptions set forth therein, as of the date thereof, the exchange ratio of 2/9ths of an ordinary share of Telefónica for each ordinary share of Terra Networks was fair, from a financial point of view, to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates). In connection with rendering its opinion, Citigroup Global Markets Limited assumed, among other things, payment of the proposed dividend of €0.60 per Terra Networks ordinary share to be paid to all Terra Network shareholders prior to the merger.

     The full text of Citigroup Global Markets Limited’s opinion dated February 23, 2005 is attached as Annex B-3 to this prospectus. We urge you to read this opinion in its entirety for assumptions made, procedures followed, matters considered and limits of the review by Citigroup Global Markets Limited in arriving at its opinion. The following summary of the opinion of Citigroup Global Markets Limited is qualified in its entirety by reference to the full text of Citigroup Global Markets Limited’s opinion.

     Citigroup Global Markets Limited’s opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Terra Networks ordinary shares (other than Telefónica and its affiliates) and is not intended and does not constitute a recommendation to any Terra Networks shareholder as to how such shareholder should vote at the annual general shareholders’ meeting of Terra Networks. Except as described below, no limitations were imposed by Terra Networks or Telefónica upon Citigroup Global Markets Limited with respect to the investigations made or procedures followed by it in rendering its opinion. Although Citigroup Global Markets Limited evaluated the financial terms of the merger and participated in discussions concerning the determination of the exchange ratio, Citigroup Global Markets Limited was not asked to and did not recommend this exchange ratio, which was the result of negotiations between Terra Networks and Telefónica.

     In connection with rendering its opinion, Citigroup Global Markets Limited, among other things:

reviewed a draft dated February 23, 2005, of the merger plan;

held discussions with certain senior officers, directors and other representatives and advisors of Terra Networks concerning the businesses, operations and prospects of Terra Networks;

examined certain publicly available business and financial information relating to Terra Networks and Telefónica as well as certain financial forecasts and other information and data relating to Terra Networks, including information as to Terra Networks’ material tax attributes, which were provided to or discussed with Citigroup Global Markets Limited by the management of Terra Networks;

reviewed the financial terms of the merger in relation to, among other things:

current and historical market prices of Terra Networks ordinary shares and Telefónica ordinary shares,

the historical and projected earnings and other operating data of Terra Networks and Telefónica (Citigroup Global Markets Limited, however, was not provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica); and

the capitalization and financial condition of Terra Networks and Telefónica;

considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup Global Markets Limited considered relevant in evaluating the merger;

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup Global Markets Limited considered relevant in evaluating those of Terra Networks and Telefónica;

took into account, among other factors, the proposed dividend of €0.23 per Telefónica ordinary share in respect of 2004 and the proposed distribution by Telefónica of one Telefónica ordinary share for each 25 Telefónica ordinary shares, in which the holders of Terra Networks ordinary shares will not participate, and

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the proposed dividend of €0.60 per Terra Networks ordinary share to be paid by Terra Networks to all holders of Terra Networks ordinary shares; and

conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup Global Markets Limited deemed appropriate.

     In rendering its opinion, Citigroup Global Markets Limited assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup Global Markets Limited and upon the assurances of the management of Terra Networks that it was not aware of any relevant information that had been omitted or that remained undisclosed to Citigroup Global Markets Limited. With respect to financial forecasts and other information and data relating to Terra Networks, including information as to Terra Networks’ material tax attributes, provided to or otherwise reviewed by or discussed with Citigroup Global Markets Limited, Citigroup Global Markets Limited was advised by the management of Terra Networks that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Terra Networks as to the future financial performance of Terra Networks and the expected realization by Terra Networks of its material tax attributes. At the request of Terra Networks’ Board of Directors, Citigroup Global Markets Limited also retained independent counsel of international standing to advise Citigroup Global Markets Limited on certain matters relating to the material tax attributes of Terra Networks and the effect of the merger on those attributes, and Citigroup Global Markets Limited relied on that advice.

     Citigroup Global Markets Limited’s opinion relates to the relative values of Terra Networks and Telefónica. Citigroup Global Markets Limited did not express any opinion as to what the value of the Telefónica ordinary shares actually will be when issued pursuant to the merger or the price at which the Telefónica ordinary shares will trade at any time. Citigroup Global Markets Limited did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Terra Networks or Telefónica (other than material tax attributes of Terra Networks, referred to above), nor did Citigroup Global Markets Limited make any physical inspection of the properties or assets of Terra or Telefónica. Citigroup Global Markets Limited was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of Terra Networks. Citigroup Global Markets Limited expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Terra Networks or the effect of any other transaction in which Terra Networks might engage. In particular, Citigroup Global Markets Limited took into account the fact that Telefónica currently controls Terra Networks. Citigroup Global Markets Limited’s opinion was necessarily based upon information available to Citigroup Global Markets Limited, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

     Citigroup Global Markets Limited’s opinion and financial analyses were only one of many factors considered by Terra Networks’ Board of Directors in its evaluation of the merger and should not be viewed as determinative of the views of Terra Networks’ Board of Directors with respect to the merger or the exchange ratio provided for in the transaction.

     In preparing its opinion, Citigroup Global Markets Limited performed a variety of financial and comparative analyses. The preparation of a financial opinion is a complex analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Accordingly, Citigroup Global Markets Limited believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     The following is a summary of the material financial analyses performed by Citigroup Global Markets Limited in connection with the preparation of its opinion and presented to the Board of Directors of Terra Networks at its meeting on February 23, 2005.

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   Historical Share Price Performance

     Citigroup Global Markets Limited reviewed the relationship between movements in prices of Terra Networks ordinary shares and Telefónica ordinary shares and the implied offer price for the merger for the period from July 25, 2003, the date on which Telefónica officially announced to the CNMV the number of Terra Networks ordinary shares it acquired in the tender offer, through February 11, 2005, the last trading day before Telefónica publicly announced its intention to make an offer for a business combination transaction with Terra Networks. The implied offer price for the merger was calculated by multiplying the adjusted Telefónica share price by the exchange ratio of 2/9 and then adding €0.60 for the effect of the anticipated dividend on Terra Network ordinary shares to be paid before consummation of the merger. The adjusted Telefónica share price was arrived at by subtracting the anticipated cash dividend of €0.23 from the Telefónica unadjusted share price and then adjusting the result for the anticipated stock dividend on Telefónica ordinary shares of one share for every 25 outstanding shares, in which cash and stock dividends Terra Networks shareholders will not participate. Citigroup Global Markets Limited also adjusted the Terra Networks share price for the €2.00 cash dividend per Terra Networks ordinary share paid in July 2004 in the period prior to the payment of such dividend.

     In addition, Citigroup Global Markets Limited compared the implied offer price with the trading price of a Terra Networks ordinary share on February 11, 2005 (the last trading day prior to the public announcement of Telefónica’s intention to make an offer) and the one-, three- and six-month trailing averages in the period prior and up to February 21, 2005, in the case of Telefónica, and up to February 11, 2005, in the case of Terra Networks. The following table sets forth the results of this analysis:

	Terra Networks Ordinary Share Price (€)	Implied Offer Price (€)	Premium

February 11, 2005	3.19	3.58	12%
Last Month Trailing Average	3.11	3.56	14%
Last 3 Month Trailing Average	2.96	3.49	18%
Last 6 Month Trailing Average	2.90	3.35	16%

   Precedent Transactions Analysis

     Noting that Telefónica currently controls Terra Networks, Citigroup Global Markets Limited compared the premium that the implied offer price for the merger represented over the price on the last trading day before announcement and the three- and six-month trailing averages thereof with the premia on similar last trading days and for similar trailing periods represented by the cash consideration for four recent de-listing tender offers by Spanish companies;

  the consideration in three recent mergers involving significant shareholders (owning less than half of the equity) of Spanish companies acquiring the remainder of the equity of those companies; and

  the consideration for two recent offers by controlling shareholders (owning in excess of half of the equity) of European internet service providers to acquire the remainder of the equity of those companies.

     The precedent transactions considered by Citigroup Global Markets Limited were the following:

Spanish De-Listing Offers

Date Announced	Company

April 22, 2002	Hidroelectrica del Cantabrico
December 9, 2003	Aceralia Corporacion Siderurgica SA
May 31, 2004	Centros Comerciales Carrefour SA
June 4, 2004	Cementos Molins SA

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Spanish Significant Shareholder Mergers

Date Announced	Acquiror	Target

April 16, 2002	FCC	Portland Valderrivas
July 1, 2003	ACS	Grupo Dragados
August 1, 2003	Metrovacesa	Bami

Offers by Controlling Shareholders of European ISPs

Date Announced	Acquiror	Target

February 23, 2004	France Telecom	Wanadoo
October 9, 2004	Deutsche Telekom	T-Online

     With respect to the financial information for the precedent transactions and the companies involved therein, Citigroup Global Markets Limited relied on information available in public documents. The following table summarizes the median premia (discount) offered in these transactions over the price on the last trading day before announcement and the three- and six-month trailing averages thereof and, in the far right column, sets forth for comparative purposes the same information for the implied offer price in the proposed merger between Terra Networks and Telefónica:

Period	Median Spanish De- Listing Offer Premia (Discount)	Median Spanish Merger Consideration Premia	Median European ISP Premia	Implied Offer Price Premium For Proposed Merger

1 day	(2.2)%	9.3%	8.6%	12%
3 month	2.7%	2.4%	17.3%	18%
6 month	7.0%	7.0%	19.0%	16%

     Citigroup Global Markets Limited observed that none of the precedent transactions was identical to the proposed merger of Terra Networks and Telefónica.

   Terra Networks Valuation

     Discounted Cash Flow Analysis

     Citigroup Global Markets Limited’s primary methodology for reviewing the value of Terra Networks was a sum-of-the-parts discounted cash flow analysis for each of Terra Networks’ individual operating assets and certain non-operating assets. Citigroup Global Markets Limited applied country-specific discount rates based on weighted average cost of capital assumptions to calculate the net present value of Terra Networks’ management’s forecasted free cash flows from its operating assets, the benefits of future tax savings relating to net operating losses and payments to be received by Terra Networks under its strategic alliance agreement with Telefónica. Citigroup Global Markets Limited applied greater discount rates, however, to calculate the net present value of a potential additional tax credit resulting from the August 2, 2004 sale by Terra Networks of Lycos Inc. as Terra Networks’ ability to realize value from this contingent asset is speculative and difficult to predict. Citigroup Global Markets Limited then adjusted the value of Terra Networks to reflect Terra Networks’ net cash (including amounts due from Telefónica under tax sharing arrangements) and other non-operating assets (including investments in unconsolidated and other non-wholly owned affiliates and anticipated proceeds from dispositions). The result of this sum-of-the-parts discounted cash flow analysis was an implied value per Terra Networks ordinary share of €2.90 to €3.71.

     Comparable Companies Analysis

     Using publicly available information, Citigroup Global Markets Limited reviewed the relative share price performance from July 2003 to February 2005 of Terra Networks and the following five publicly held European internet service providers, as well as a market-weighted index comprised of such companies:

  freenet.de

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  Iliad
  Telecom Italia Media
  Tiscali
  United Internet

     Citigroup Global Markets Limited also compared the listed companies’ multiples of firm value (equal to equity value plus straight debt, minority interest, straight preferred stock, all out-of-the-money convertibles, less investments in unconsolidated affiliates and cash) to forecasted revenues, gross profit and EBITDA for 2005 - 2007 with such multiples for Terra Networks. Citigroup Global Markets Limited then calculated a range of illustrative valuations for Terra Networks’ operating assets by applying deviations of plus or minus 10% from the medians of such multiples for the comparable companies to Terra Networks’ management’s forecasts and then adding Terra Networks’ net cash and other non-operating assets valued in a manner consistent with the methodology employed in the analysis described above under the heading “-Discounted Cash Flow Analysis”. The result of this comparable companies analysis was an implied value per Terra Networks ordinary share of €2.73 to €3.77.

     Citigroup Global Markets Limited observed that none of the selected companies was identical to Terra Networks. In particular, Citigroup Global Markets Limited noted that Terra Networks’ relatively lower expected 2005-2007 profitability would suggest a valuation of Terra Networks toward the lower end of the valuation range.

     Research Analyst Target Prices

     Citigroup Global Markets Limited reviewed research analysts’ target prices for Terra Networks ordinary shares published between July 1, 2004 (after adjusting for the €2.00 cash dividend per Terra Networks ordinary share paid in July 2004) and February 15, 2005. The range of these target prices (excluding the highest and lowest values) was from €2.80 to €3.17.

   Telefónica Valuation

     As noted above, Citigroup Global Markets Limited was not provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica and Citigroup Global Markets Limited had no access to Telefónica’s management. This limited the valuation analyses with respect to Telefónica that were available to Citigroup Global Markets Limited.

     Citigroup Global Markets Limited reviewed the value of Telefónica using a sum-of-the-parts analysis that used various valuation methodologies for Telefónica’s primary operating assets, including trading comparables and market value, and then adjusted for overhead costs, non-operating assets and liabilities and minority interests. For Telefónica’s principal operating assets-Telefónica Moviles, the fixed-line Spanish telecommunications business and Telefónica International-which collectively represent the substantial majority of Telefónica’s firm value, Citigroup Global Markets Limited’s primary valuation methodology was based on a comparable companies analysis. For Telefónica Moviles, Citigroup Global Markets Limited compared it to Telecom Italia Mobile and Vodafone and its market value; for the Spanish fixed-line business, to British Telecom; and for Telefónica International, to Telmex, Telesp, Brasil Telecom and Tele Norte Leste. The result of this analysis was an implied value in the range of €13.36 to €16.39 per Telefónica share, as compared to a market price of €14.19 per Telefónica share as of February 21, 2005.

     Citigroup Global Markets Limited also reviewed research analysts’ target prices for Telefónica ordinary shares published between June 18, 2004 and February 11, 2005. The range of these target prices (excluding the three highest and the three lowest values) was from €13.50 to €16.50.

   Miscellaneous

     Under the terms of its engagement, Citigroup Global Markets Limited received a fee of €1 million for its services as financial advisor to Terra Networks upon delivery of its opinion. Terra Networks has also agreed to reimburse Citigroup Global Markets Limited for reasonable travel and other expenses (plus any applicable value added tax) incurred by Citigroup Global Markets Limited in performing its services, including fees and expenses of

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its legal counsel and tax advisers, and to indemnify Citigroup Global Markets Limited and related persons against liabilities, including liabilities under applicable securities laws, arising out of its engagement.

     Citigroup Global Markets Limited and its affiliates in the past have provided, and currently provide, services to Terra Networks and Telefónica and their affiliates, including in connection with derivatives trading, high yield debt placements, mergers and acquisitions, bank financings and common stock block trades, for which services Citigroup Global Markets Limited and its affiliates have received and expect to receive compensation. In the ordinary course of business, Citigroup Global Markets Limited and its affiliates may actively trade or hold the securities of Terra Networks and Telefónica for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citigroup Global Markets Limited and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Terra Networks and Telefónica and their respective affiliates.

     Citigroup Global Markets Limited’s advisory services and its opinion were provided solely for the information of the Board of Directors of Terra Networks in its evaluation of the proposed merger, and Citigroup Global Markets Limited’s opinion was not intended to be and does not constitute a recommendation to the Board of Directors of Terra Networks or any shareholder of Terra Networks as to how such directors or shareholder should vote or act on any matters relating to the proposed merger. Accordingly, Citigroup Global Markets Limited’s opinion may not be relied on by or used for any other purpose. Citigroup Global Markets Limited’s opinion should not be taken to supplant any additional inquiries or procedures that the Board of Directors of Terra Networks should undertake in its evaluation of the proposed merger.

     Terra Networks selected Citigroup Global Markets Limited as its joint financial advisor based on Citigroup Global Markets Limited’s reputation, experience and familiarity with Terra Networks and its business. Citigroup Global Markets Limited is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes.

The Merger Plan

     The following summary of the merger plan is qualified by reference to the complete text of the merger plan, which is incorporated by reference and attached as Annex A-1.

   Structure of the Merger

     Terra Networks will merge by absorption under Spanish law with and into Telefónica. As a result of the merger, Terra Networks will be dissolved and Telefónica will assume by universal succession all of its assets and liabilities.

   Timing of Closing

     It is expected that the closing will occur within two months of the date the shareholders of Telefónica and Terra Networks approve the merger at their respective annual general shareholders’ meetings.

   Merger Consideration

     The merger plan provides that for every 9 ordinary shares of Terra Networks held immediately prior to the effective time of the merger the holder will receive 2 ordinary shares of Telefónica and that for every 27 Terra Networks ADSs held immediately prior to the effective time of the merger the holder will receive 2 Telefónica ADSs.

   Exchange of Ordinary Shares and ADSs

     Unless exceptional and unforeseen events occur, as soon as possible and in any event within three business days following the registration of the merger deed with the Madrid Commercial Registry, Iberclear, the Spanish clearing agency, will automatically register the ordinary shares of Telefónica delivered in the merger in book-entry form in

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the names of the recordholders of Terra Networks ordinary shares. The Telefónica ordinary shares delivered in the merger will be deposited with the member entities of the Spanish clearing agency which previously held the accounts of the Terra Networks shareholders.

     Telefónica will not deliver any fractional ordinary shares or ADSs in the merger. Terra Networks shareholders and ADS holders will receive cash in lieu of any fractional ordinary shares or ADSs of Telefónica they are entitled to receive in the merger. The Terra Networks ADS depositary will sell fractional ADSs on behalf of any ADS holders.

Conditions to the Completion of the Merger

     The completion of the merger is subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

  approval of the merger on the terms and conditions set forth in the merger plan by the shareholders of Telefónica and Terra Networks at their respective annual general shareholders’ meetings;

  approval by the shareholders of Telefónica of its merger balance sheets as of December 31, 2004 and approval by the shareholders of Terra Networks of its merger balance sheets as of December 31, 3004 at their respective annual general shareholders’ meetings;

  approval by the shareholders of Telefónica and Terra Networks of any other applicable resolutions related to the merger at their respective annual shareholders’ meetings;

  compliance with all corporate requirements under Spanish law, including registration of the merger deed with the Madrid Commercial Registry;

  Telefónica’s registration statement on Form F-4, which includes this joint information statement/prospectus, being effective and not subject to any stop order by the SEC;

  approval for the listing on the NYSE of the Telefónica ADSs to be delivered in the merger; and

  if new Telefónica shares are issued in the merger, approval by the Comisión Nacional del Mercado de Valores for the issuance and listing of such shares on the Spanish stock exchanges.

     We can give no assurance as to when or whether any of these approvals and consents will be obtained, the terms and conditions that may be imposed in connection with their consents and approvals, or the consequences of failing to obtain the consents and approvals.

     We are not aware of any regulatory requirements related to the telecommunications or internet industries in any of the jurisdictions in which we operate that would require us to provide any information to or seek approval from any regulatory authority in connection with the merger. It is likely, however, that we will be required to provide information regarding the change in ownership of certain Mexican subsidiaries of Terra Networks to the Mexican government upon completion of the merger.

   Dividend

     On February 23, 2005, the two companies agreed that prior to the merger Terra Networks would issue to holders of Terra Networks ordinary shares and ADSs, including Telefónica, a dividend of €0.60 per Terra Networks ordinary share. The determination of the exchange ratio took into consideration this dividend, along with the other dividends described above under “-Comparative per Ordinary Share and per ADS Market Price Information” that both companies have proposed to be distributed.

III-33

Part Three – The Merger

Other Expenses

     All costs and expenses incurred in connection with the merger plan and related transactions will be paid by the party incurring such costs or expenses, and any additional costs and expenses incurred shall be shared equally between the parties.

III-34

Part Four – Information about Meetings and Voting

Part Four – Information about the Meetings and Voting

     Telefónica’s Board of Directors is using this joint information statement/prospectus to solicit proxies from the holders of Telefónica ordinary shares and Telefónica ADSs for use at the Telefónica annual general shareholders’ meeting. Terra Networks’ Board of Directors is also using this document to solicit proxies from the holders of Terra Networks ordinary shares and Terra Networks ADSs for use at the Terra Networks annual general shareholders’ meeting. We expect to first mail this joint information statement/prospectus and accompanying forms of proxy to Telefónica and Terra Networks shareholders and ADS holders on or about                     , 2005.

Matters Relating to the Meetings

	Telefónica Meeting	Terra Networks Meeting

Time and Place:	, 2005 a.m., Local Time [Location]	, 2005 a.m., Local Time [Location]

Purpose of Meeting is to Vote on the Following Items:

(1) Examination and approval, if applicable, of Telefónica, S.A.’s audited individual and consolidated financial statements, as well as the proposal for the application of the net income of Telefónica, S.A., and evaluation of the management of Telefónica, S.A. by its Board of Directors, all for the 2004 financial year;

(2) Approval of the merger plan between Telefónica, S.A. and Terra Networks, S.A. approved by the Boards of Directors of both companies on February 23, 2005 and accordingly, the merger by absorption of Terra Networks, S.A. by Telefónica, S.A.*;

(3) Approval of Telefónica, S.A.’s merger balance sheets as of December 31, 2004; and

(4) Such other matters as may be determined by Telefónica, S.A.’s Board of Directors when it establishes the definitive Agenda for the annual general shareholders’ meeting.

.

(1) Examination and approval, if applicable, of Terra Networks’ audited individual and consolidated financial statements, as well as the proposal for the application of the net income of Terra Networks, and evaluation of the management of Terra Networks by its Board of Directors, all for the 2004 financial year;

(2) Approval of the merger plan between Telefónica, S.A. and Terra Networks, S.A. approved by the Boards of Directors of both companies on February 23, 2005 and accordingly, the merger by absorption of Terra Networks, S.A. by Telefónica, S.A.*;

(3) Approval of Terra Networks’ merger balance sheets as of December 31, 2004; and

(4) Such other matters as may be determined by Terra Networks’ Board of Directors when it establishes the definitive Agenda for the annual general shareholders’ meeting.

	* The merger will not be completed unless it is approved by Telefónica shareholders at the annual general shareholders’ meeting	* The merger will not be completed unless it is approved by Terra Networks shareholders at the annual general shareholders’ meeting.

Record Date:	The record date for Telefónica ordinary shares entitled to vote is , 2005.	The record date for Terra Networks ordinary shares entitled to vote is , 2005.

	The record date for Telefónica ADSs entitled to vote is , 2005.	The record date for Terra Networks ADSs entitled to vote is , 2005.

Part Four – Information about Meetings and Voting

	Telefónica Meeting	Terra Networks Meeting

Outstanding Ordinary Shares Held on Record Date:	As of February 23, 2005, there were 4,955,891,361 ordinary shares of Telefónica outstanding, 241,629,819 of which were represented by 87,854,712 ADSs outstanding on that date.	As of February 23, 2005, there were 574,941,513 ordinary shares of Terra Networks outstanding, 12,889,549 of which were represented by 12,889,549 ADSs outstanding on that date.

Who Can Attend the Meeting:

If you hold at least 300 Telefónica ordinary shares you may attend the meeting. Holders of fewer than 300 Telefónica ordinary shares may grant a proxy to a holder who already holds sufficient ordinary shares to attend the meeting or may aggregate their ordinary shares by proxy in order to hold an aggregate of at least 300 Telefónica ordinary shares and may then select a representative that is a shareholder to attend the meeting and vote their ordinary shares. Only record holders of ordinary shares may attend the meeting. Holders of ADSs may not attend the meeting unless they are the record holders of a sufficient number of ordinary shares other than those represented by their ADSs.

If you hold at least 25 Terra Networks ordinary shares, you may attend the meeting. Holders of fewer than 25 Terra Networks ordinary shares may join other shareholders in order to hold an aggregate of at least 25 Terra Networks ordinary shares and may then appoint a representative to attend the meeting and vote their ordinary shares. Only record holders of ordinary shares may attend the meeting. Holders of ADSs may not attend the meeting unless they are the record holders of a sufficient number of ordinary shares other than those represented by their ADSs.

Ordinary Shares and ADSs Entitled to Vote:

Each ordinary share of Telefónica represented at the meeting is entitled to one vote. Each Telefónica ADS is entitled to three votes. However, each holder of Telefónica ordinary shares or ADSs, including any affiliates of that holder, is limited to a maximum number of votes representing 10% of the total outstanding voting capital stock of Telefónica.

Each ordinary share of Terra Networks is entitled to one vote. Holders of Terra Networks ADSs are entitled to one vote for each ADS held.

Part Four – Information about Meetings and Voting

	Telefónica Meeting	Terra Networks Meeting

Quorum Requirement:

A quorum of shareholders is necessary to hold a valid meeting.

The following quorum is required to approve the items related to the merger:

First call: The presence at the meeting in person or by proxy of holders of ordinary shares representing at least 50% of the subscribed share capital of Telefónica entitled to vote at the meeting is a quorum.

Second call: If a quorum is not obtained at the first call of the meeting, the presence at the meeting in person or by proxy of holders of ordinary shares representing at least 25% of the subscribed share capital of Telefónica entitled to vote is a quorum.

If at a second call the attending subscribed share capital, in presence or by proxy, represents less than 50% of the subscribed subscribed share capital entitled to vote, the resolution approving the merger may only be adopted by a vote in favor of two-thirds of the subscribed share capital present or represented by proxy at the meeting.

The following quorum is required to approve all the remaining items that do not relate to the merger:

First call: The presence at the meeting in person or by proxy of holders of ordinary shares representing at least 25% of the subscribed share capital of Telefónica entitled to vote at the meeting is a quorum.

Second call: the meeting shall be deemed to be validly held regardless of the amount of the subscribed share capital attending, in person or by proxy, the meeting.

Ordinary shares held by Telefónica in its treasury shall be considered for the purpose of calculating any necessary quorums for the holding of general shareholders’ meetings and adoption of resolutions thereat. However, there is no right to vote related to such shares.

A quorum of shareholders is necessary to hold a valid meeting.

The following quorum is required to approve the items related to the merger:

First call: The presence at the meeting in person or by proxy of holders of ordinary shares representing at least 50% of the subscribed share capital of Terra Networks entitled to vote at the meeting is a quorum.

Second Call: If a quorum is not obtained at the first call of the meeting, the presence at the meeting in person or by proxy of holders representing at least 25% of the subscribed share capital of Terra Networks entitled to vote is a quorum.

If at a second call the attending subscribed share capital, in presence or by proxy, represents less than 50% of the subscribed share capital entitled to vote, the resolution approving the merger may only be adopted by a vote in favor of two-thirds of the subscribed share capital present or represented by proxy at the meeting.

The following quorum is required to approve all the remaining items that do not relate to the merger:

First call: The presence at the meeting in person or by proxy of holders of ordinary shares representing at least 25% of the subscribed share capital of Terra Networks entitled to vote at the meeting is a quorum.

Second call: the meeting shall be deemed to be validly held regardless of the amount of the subscribed share capital attending, in person or by proxy, the meeting.

Ordinary shares held by Terra Networks in its treasury shall be considered for the purpose of calculating any necessary quorums for the holding of general shareholders’ meetings and adoption of resolutions thereat. However, there is no right to vote related to such shares.

Part Four – Information about Meetings and Voting

	Telefónica Meeting	Terra Networks Meeting

Ordinary Shares Beneficially Owned by Telefónica and Terra Networks Directors and Executive Officers:

As of February 23, 2005, Directors owned 898,378 ordinary shares of Telefónica and executive officers owned 272,789 ordinary shares of Telefónica. Ordinary shares owned by Directors represented in total approximately 0.018% of the voting power of Telefónica’s voting securities and ordinary shares owned by executive officers represented in total approximately 0.0055% of the voting power of Telefónica’s voting securities.

As of March 4, 2005, Directors and executive officers of Terra Networks and their affiliates owned 400 ordinary shares of Terra Networks. These ordinary shares represented in total approximately 0.0001% of the voting power of Terra Networks’ voting securities.

Terra Networks ordinary Shares Beneficially Owned by Telefónica	As of February 23, 2005, Telefónica beneficially owned 436,205,419 Terra Networks ordinary shares, which represented 75.87% of the voting power of Terra Networks’ voting securities.

Vote Necessary to Approve Telefónica and Terra Networks Proposals

Item	Vote Necessary

I. Merger Proposals	Telefónica:

Approval of the merger on the terms and conditions set forth in the merger plan, the merger balance sheets and related matters described above requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting if a quorum of at least 50% is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% of the subscribed capital of Telefónica entitled to vote but at least 25% of the subscribed share capital entitled to vote.

	Terra Networks:	Approval of the merger on the terms and conditions set forth in the merger plan and the merger balance sheets requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting if a quorum of at least 50% is obtained or 2/3 of the votes present or represented by proxy at the second call of the annual general shareholders’ meeting if the quorum is less than 50% of the subscribed share capital of Terra Networks entitled to vote but at least 25% of the subscribed share capital entitled to vote.

II. Other Proposals	Telefónica:	Approval of the proposals that do not relate to the merger requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting.

	Terra Networks:	Approval of the proposals that do not relate to the merger requires a majority of the votes present or represented by proxy at the annual general shareholders’ meeting.

Part Four – Information about Meetings and Voting

Proxies

  Shareholders

     Voting Your Proxy. If you are a shareholder you may vote in person at your meeting (if you hold the requisite number of ordinary shares) or by proxy. You may vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

     Voting instructions for the ordinary shares are included on the proxy card. If you properly complete your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your ordinary shares as you have directed. You may vote for or against the proposals or abstain from voting.

     How to Vote by Proxy. If you are a shareholder you may appoint another person to serve as your proxy by executing a written instrument. Proxies are only valid for a single meeting. Holders of fewer than 300 Telefónica ordinary shares or fewer than 25 Terra Networks ordinary shares who join together, such that they own at least 300 Telefónica ordinary shares or at least 25 ordinary shares of Terra Networks in the aggregate, must appoint a representative and must grant such representative a proxy. In addition, holders of fewer than 300 Telefónica ordinary shares may also grant a proxy to a holder who already has sufficient ordinary shares to attend the meeting.

     Revoking Your Proxy. You can revoke your proxy at any time prior to the meeting by revoking the previously granted proxy in writing, granting a subsequent proxy or attending the meeting in person if you hold the requisite number of ordinary shares.

     Voting in person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. If your ordinary shares are held in the name of your broker, bank or other nominee, you may not attend the meeting. Only record holders of the ordinary shares may attend.

  Telefónica ADS Holders

     You may vote by properly completing the ADS voting instruction card provided and submitting it to the Telefónica depositary by the date indicated on the card. Telefónica ADS holders may not vote in person unless they are holders of record of 300 ordinary shares, other than those ordinary shares represented by their ADSs, and in that case may vote such ordinary shares in person or by proxy.

     If you do not deliver your voting card to the Telefónica depositary by the date indicated on the card, subject to certain conditions, the depositary will grant a proxy to vote your ordinary shares to a designee of the Board of Directors of Telefónica who will vote your ordinary shares as in the manner stated in the notice sent to you by the depositary.

  Terra Networks ADS Holders

     You may vote by properly completing the ADS voting instruction card provided and submitting it to the Terra Networks depositary by the date indicated on the card. Terra Networks ADS holders may not vote in person unless they are holders of record of 25 ordinary shares, other than those ordinary shares represented by their ADSs, and in that case may vote such ordinary shares in person or by proxy.

     If you do not deliver your voting card to the Terra Networks depositary by the date indicated on the card, the depositary will grant a proxy to vote your ordinary shares to a designee of the Board of Directors of Terra Networks if Terra Networks delivers an opinion of Spanish counsel and a letter of representations to the depositary.

     If for any reason the depositary does not receive instructions from you by the date indicated on your voting instruction card, or the depositary is unable to obtain the legal opinion or the representation letter referred to above, the depositary will not vote your ordinary shares.

  Proxy solicitation

We will pay our own costs of soliciting proxies.

Part Four – Information about Meetings and Voting

     The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should mail or fax your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Other Business

      As of March 7, 2005, we are not currently aware of any other business to be acted upon at either meeting.

Part Five – Legal Information

Part Five –
Legal Information

Comparison of Shareholder Rights

     Each of Telefónica and Terra Networks is a sociedad anónima incorporated under the laws of the Kingdom of Spain. Therefore the only differences between the current rights of holders of Terra Networks ordinary shares and ADSs and the rights those holders will have as holders of Telefónica ordinary shares and ADSs following the merger is a result of differences in the bylaws of Terra Networks and the bylaws of Telefónica and, in the case of holders of ADSs, differences between the Terra Networks deposit agreement and the Telefónica deposit agreement. The rights of holders of Terra Networks ordinary shares under the Terra Networks bylaws prior to the merger are substantially the same as the rights Telefónica shareholders will have following the merger under the bylaws of Telefónica, with certain principal exceptions summarized in the chart below. Copies of the Terra Networks bylaws and the bylaws of Telefónica are incorporated by reference and will be sent to holders of ordinary shares of Terra Networks and ADSs upon request. See “Part Eight-Additional Information for Shareholders-Where You Can Find More Information.” The summary contained in the following chart is not intended to be complete and is qualified by reference to the bylaws of Telefónica and the Terra Networks bylaws.

Summary of Material Differences Between Current Rights of Terra Networks Shareholders and Terra Networks ADS Holders and Rights Those Shareholders and ADSs Holders Will Have as Telefónica Shareholders and Telefónica ADS Holders Following the Merger

	Telefónica Shareholder Rights	Terra Networks Shareholder Rights

Corporate Governance:

The rights of holders of Telefónica ordinary shares and, indirectly, ADSs are currently governed by the bylaws of Telefónica.

Upon completion of the merger, the rights of Telefónica shareholders will be governed by the bylaws of Telefónica.

The rights of holders of Terra Networks ordinary shares and, indirectly, ADSs are currently governed by the bylaws of Terra Networks.

Upon completion of the merger, the rights of Terra Networks shareholders, who will become Telefónica shareholders in the merger, will be governed by the bylaws of Telefónica.

Capital Stock:	As of February 23, 2005, the capital stock of Telefónica consisted of 4,955,891,361 ordinary shares of common stock of which approximately 241,629,819 were represented by 87,854,712 ADSs, each representing the right to receive three ordinary shares of Telefónica.	As of February 23, 2005, the capital stock of Terra Networks consisted of 574,941,513 ordinary shares of common stock of which 12,889,549 were represented in the form of ADSs, each representing the right to receive one ordinary share of Terra Networks.

Number of Directors:	The Telefónica Board currently consists of 19 directors.	The Terra Networks Board currently consists of 9 directors.

Part Five – Legal Information

	Telefónica Shareholder Rights	Terra Networks Shareholder Rights

Right to Attend Shareholder Meetings:

Holders of Ordinary shares. Only individuals who meet the following conditions have the right to attend shareholders’ meetings:

  Any shareholder who holds at least 300 ordinary shares of Telefónica;

  who have duly registered their ordinary shares with the relevant registrar five days before the date set for a general shareholders’ meeting; and

  who can demonstrate their ownership with the appropriate attendance card or certificate issued by any participating entity (entidad participante) of the Spanish clearing agency (Iberclear) or in any other manner permitted by law.

Holders of fewer than 300 ordinary shares may grant a proxy to a holder who already holds sufficient ordinary shares to attend the meeting or join other shareholders to form a group owning at least 300 ordinary shares and appoint a representative to attend the meeting and vote their ordinary shares.

Holders of Ordinary shares. Only individuals who meet the following conditions have the right to attend shareholders’ meetings:

  Any shareholder who holds at least 25 ordinary shares of Terra Networks;

  who have duly registered their ordinary shares with the relevant registrar five days before the date set for a general shareholders’ meeting; and

  who can demonstrate their ownership with the appropriate attendance card or certificate issued by any participating entity (entidad participante) of the Spanish clearing agency (Iberclear) or in any other manner permitted by law.

Holders of fewer than 25 ordinary shares may join other shareholders to form a group owning at least 25 ordinary shares and appoint a representative to attend the meeting and vote their ordinary shares.

	Holders of ADSs. Holders of ADSs are not entitled to attend shareholders’ meetings of Telefónica. Any ADS holder wishing to attend a shareholders’ meeting must cancel its ADRs and obtain delivery of the underlying Telefónica ordinary shares, registered in the name of the holder, prior to the record date for attendance at the meeting. Holders of ADS are entitled to instruct the depositary to vote such holders’ ADRs as directed. The depositary has no discretion with respect to such ordinary shares.	Holders of ADSs. Holders of ADSs are not entitled to attend shareholders’ meetings of Terra Networks. Any ADS holder wishing to attend a shareholders’ meeting must cancel its ADRs and obtain delivery of the underlying Terra Networks ordinary shares, registered in the name of the holder, prior to the record date for attendance at the meeting. Holders of ADS are entitled to instruct the depositary to vote such holders’ ADRs as directed. The depositary has no discretion with respect to such ordinary shares.

Voting Rights:

Each ordinary share is entitled to one vote and each ADS is entitled to three votes.

Notwithstanding the foregoing, no shareholder may exercise votes exceeding 10% of the total voting share capital of Telefónica, irrespective of the number of ordinary shares it holds.

Each ordinary share and each ADS is entitled to one vote.

Part Five – Legal Information

	Telefónica Shareholder Rights	Terra Networks Shareholder Rights

Voting of ADSs

ADS holders may instruct the depositary to vote the underlying ordinary shares. If no instruction is given with respect to any ADSs, the depositary shall give a voting proxy to a Board of Directors designee unless the Board of Directors informs the depositary that either:

  the Board of Directors does not want such proxy to be given;

  substantial opposition exists to the matter at hand; or

  the matter at hand materially affects the rights of Telefónica shareholders.

A discretionary proxy will be given only if the notice to the ADS holders states the manner in which the Board of Directors designee intends to vote the ordinary shares.

ADS holders may instruct the depositary to vote the underlying ordinary shares. If no instruction is given with respect to any ADSs, the depositary shall give a voting proxy to a Board of Directors designee unless:

  The Board of Directors informs the depositary that either:

    the Board of Directors does not want such proxy to be given;

    substantial opposition exists to the matter at hand; or

    the matter at hand materially affects the rights of Terra Networks shareholders; or

Terra Networks fails to deliver to the depositary:

  an opinion of Spanish counsel to the depositary stating that granting such proxy to a Board of Directors designee does not violate Spanish law and that nothing in the proxy materials indicates any matter as to which substantial opposition exists or which would adversely affect the rights of Terra Networks shareholders; and

  a representation letter from Terra Networks certifying that it has not and shall not request the discretionary proxy to be given as to any matter as to which substantial opposition exists or which may adversely affect the rights of Terra Networks shareholders.

Stock Exchange Listing of Telefónica ADSs

     The Telefónica ADSs to be issued in the merger, like the currently issued Telefónica ADSs, will be listed on the NYSE, subject to approval by the NYSE of Telefónica’s application to list such ADSs.

Stock Exchange Listing; Delisting and Deregistration of Terra Networks Ordinary Shares and ADSs

     If the merger is completed, Terra Networks will cease to exist and we will seek to terminate Terra Network’s quotation on the Nasdaq National Market and its obligation to provide periodic reports to the SEC.

Part Five – Legal Information

Legal Matters

     The validity of the Telefónica ordinary shares to be delivered to Terra Networks shareholders pursuant to the merger will be passed upon by Uría & Menéndez, Spanish counsel to Telefónica. The validity of the Telefónica ADSs to be delivered to holders of Terra Networks ADSs pursuant to the merger will be passed upon by Patterson, Belknap, Webb & Tyler LLP, counsel to Citibank, N.A., Telefónica’s depositary. Telefónica will receive opinions from Uría & Menéndez and Davis Polk & Wardwell with respect to the material Spanish tax consequences and the material U.S. federal income tax consequences, respectively, of the acquisition, ownership and disposition of Telefónica ordinary shares or ADSs by a United States holder. See “Part Three-The Merger-Material Spanish and U.S. Federal Taxation Consequences.”

Experts

     Telefónica’s Consolidated Financial Statements and Terra Networks’ Consolidated Financial Statements incorporated by reference in this joint information statement/prospectus and elsewhere in the registration statement have been audited by Deloitte, S.L., independent registered public accounting firm, as indicated in their reports thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Part Six – Information About Telefónica

Part Six – Information About Telefónica

Selected Historical Consolidated Financial Information

     For important information concerning the preparation and presentation of Telefónica’s financial statements, see “Part Eight-Additional Information for Shareholders-Presentation of Financial Information.”

	At and for the year ended December 31,

	2000	2001	2002	2003	2004

	(in millions of euro, except per ordinary share and per ADS data)
INCOME STATEMENT DATA
Amounts in accordance with Spanish GAAP:
Revenues from operations	28,485.5	31,052.6	28,411.3	28,399.8	30,321.9
Other operating revenues (1)	266.7	254.7	297.6	288.9	381.7
Internal expenditures capitalized	899.1	730.4	496.7	530.3	474.3
Increase (decrease) in inventories (net)	112.3	(103.9)	(18.1)	(135.5)	32.9

Total Revenues	29,763.6	31,933.8	29,187.5	29,083.5	31,210.8
Goods purchased	(6,045.2)	(7,111.9)	(6,953.6)	(6,276.6)	(7,558.69)
External services and local taxes	(5,786.1)	(5,534.3)	(4,976.7)	(5,082.7)	(5,601.63)
Personnel expenses	(5,111.7)	(5,390.3)	(4,793.8)	(4,641.3)	(4,411.81)
Provision for depreciation and amortization	(6,960.8)	(7,374.0)	(6,692.4)	(6,274.2)	(5,980.15)
Trade provisions	(761.1)	(1,023.8)	(645.6)	(420.6)	(336.16)
Other operating expenses	(140.7)	(69.3)	(93.7)	(60.3)	(87.20)

Total operating costs before financial
expenses and goodwill amortization	(24,805.6)	(26,503.6)	(24,155.7)	(22,755.7)	(23,975.6)
Operating profit	4,958.0	5,430.2	5,031.8	6,327.9	7,235.3
Amortization of goodwill and reversal of
negative goodwill	(500.6)	(841.6)	(665.4)	(442.5)	(432.6)
Financial income (expense)	(1,611.8)	(1,608.4)	(1,589.3)	(1,555.9)	(1,240.21)
Exchange gains (losses), net	(248.5)	(782.7)	(632.3)	495.8	56.41
Income (losses) from associated companies	(161.4)	(376.5)	(527.9)	(212.6)	(56.11)

Profit from ordinary activities	2,435.7	1,821.1	1,616.8	4,612.2	5,562.8
Extraordinary revenues	4,302.3	1,167.1	474.6	1,167.2	409.0
Losses on fixed assets	(239.9)	(233.0)	(9,614.6)	(55.3)	(49.71)
Extraordinary expenses	(3,630.5)	(721.3)	(7,078.0)	(2,361.6)	(1,525.1)

Income (loss) before tax and minority interest	2,867.6	2,033.9	(14,601.1)	3,362.5	4,397.0
Corporate income tax	(242.2)	(198.1)	3,228.7	(913.4)	(1,138.7)
Minority interest	(120.6)	271.0	5,795.6	(245.5)	(381.0)

Net income (loss)	2,504.8	2,106.8	(5,576.8)	2,203.6	2,877.3

Net income (loss) per ordinary share (2)	0.59	0.43	(1.13)	0.45	0.60
Weighted average number of ordinary shares
(thousands)	4,269,839	4,916,564	4,948,037	4,960,125	4,795,892
Net income (loss) per ADS (2)(3)	1.76	1.28	(3.38)	1.35	1.80
Weighted average number of ADSs (thousands)	1,423,280	1,638,855	1,649,346	1,653,375	1,598,631
Amounts in accordance with U.S. GAAP:
Total revenues	27,326.1	31,577.2	28,912.6	27,708.4
Income (loss) before tax	1,561.9	(6,707.0)	(8,606.5)	3,798.4
Corporate income tax	294.1	(475.3)	3,392.0	(1,112.3)
Net income (loss)	1,856.0	(7,182.3)	(5,214.5)	2,686.1
Net income (loss) per ordinary share (2)(4)	0.44	(1.46)	(1.05)	0.54
Net income (loss) per ADS (2)(3)(4)	1.30	(4.38)	(3.16)	1.63

VI-1

Part Six – Information About Telefónica

	At and for the year ended December 31,

	2000	2001	2002	2003	2004

	(in millions of euro, except per ordinary share and per ADS data)
BALANCE SHEET DATA
Amounts in accordance with Spanish GAAP:
Cash	765.6	621.9	543.9	336.4	855.0
Property plant and equipment	38,721.9	36,606.1	27,099.7	24,315.8	23,348.1
Total assets	92,377.3	86,422.6	68,041.3	62,075.2	63,466.3
Total long term debt	24,692.9	27,692.4	21,726.1	18,495.4	16,003.7
Total shareholders’ equity	25,930.5	25,861.6	16,996.0	16,756.6	16,225.1
Amounts in accordance with U.S. GAAP:
Cash	678.7	619.6	517.5	336.4
Property plant and equipment	38,277.9	35,563.2	25,282.7	27,718.4
Total assets	108,017.1	91,041.1	67,226.6	61,667.8
Total long term debt	20,618.5	27,771.2	21,778.0	18,310.0
Total shareholders’ equity	44,357.8	31,769.8	16,989.3	17,291.4

CASH FLOW DATA
Amounts in accordance with Spanish GAAP:
Net cash provided by operating activities	8,996.9	8,828.8	8,814.6	9,191.1	10,186.8
Net cash used in (provided by) investing
activities	(17,719.5)	(9,895.4)	(5,780.2)	(5,171.7)	(8,978.7)
Net cash used in (received from) financing
activities (5)	14,320.9	(1,321.1)	(2,101.1)	(4,178.9)	(1,961.2)
Amounts in accordance with U.S. GAAP:
Net cash provided by operating activities	16,370.1	8,995.8	9,019.5	9,558.7
Net cash used in (provided by) investing
activities	(25,572.6)	(9,528.5)	(5,585.4)	(5,462.8)
Net cash used in (received from) financing
activities	14,689.4	(1,347.0)	(2,082.0)	(4,220.0)

(1)	Includes internal expenditures capitalized and increase in inventories (net).

(2)	The per ordinary share and per ADS computations for all periods presented have been adjusted to reflect the stock split and stock dividends which occurred during the periods presented.

(3)	Each ADS represents the right to receive three Telefónica ordinary shares. Figures do not include any charges of the Depositary.

(4)	U.S. GAAP earnings per ordinary share and per ADS have been computed using the weighted average number of ordinary shares outstanding for each period.

(5)	Includes net cash outflow for capital expenditures and for investments in affiliates.

VI-2

Part Seven – Information about Terra Networks

Part Seven – Information about Terra Networks

Selected Historical Consolidated Financial Information

     For important information concerning the preparation and presentation of Terra Networks’ financial statements, see “Part Eight-Additional Information for Shareholders-Presentation of Financial Information.”

	At and for the year ended December 31,

	2000	2001	2002	2003	2004

	(in millions of euro, except per ordinary share and per ADS data)
Consolidated Statement of Operations Data:
Amounts in accordance with Spanish GAAP:
Revenues
Access	117,666	200,451	220,416	216,492	236,501
Advertising and E-commerce	145,328	389,142	281,362	143,021	119,661
Communication and Portal Services	2,017	33,936	66,638	119,023	122,304
Corporate Services	29,306	46,130	43,657	58,581	59,633
Other	13,212	23,853	9,718	9,510	2,379

Total revenues	307,529	693,512	621,791	546,627	540,478
Operating expenses
Goods purchased	(193,626)	(352,039)	(293,619)	(265,836)	(256,307)
Personnel expenses	(116,868)	(204,969)	(165,433)	(119,653)	(95,785)
Depreciation and amortization	(83,513)	(157,426)	(142,718)	(78,742)	(79,513)
Other	(356,281)	(396,522)	(304,433)	(200,622)	(167,520)

Total operating expenses before financial expenses	(750,288)	(1,110,956)	(906,203)	(664,853)	(599,125)

Operating loss	(442,759)	(417,444)	(284,412)	(118,226)	(58,627)
Financial income (expense), net	35,487	126,262	63,544	57,743	18,277
Amortization of goodwill (1)	(253,484)	(386,332)	(254,157)	(83,269)	(65,577)
Reversal of negative goodwill in Consolidation	-	2,825	1,602	972	729
Equity share of affiliate losses, net	(54,721)	(181,732)	(148,902)	(34,734)	(14,559)

Loss from ordinary activities	(715,477)	(856,421)	(622,325)	(177,514)	(119,777)
Extraordinary income (expense) (2)	(89,710)	(74,847)	(1,046,332)	4,534	(25,773)
Corporate income tax	248,142	363,350	(342,625)	(266)	306,456
Minority interest	691	1,620	2,412	536	3,066

Net income (loss)	(556,354)	(566,298)	(2,008,870)	(172,710)	163,972

Basic and diluted net income (loss) per ordinary share	(1.61)	(1.02)	(3.59)	(0.31)	0.292
Weighted average ordinary shares outstanding	344,819,216	557,603,245	559,298,611	560,532,170	562,122,373
Dividends per ordinary share	-	-	-	-	2.00
Amounts in accordance with U.S. GAAP
Net loss	(1,236,441)	(11,411,749)	(1,597,689)	(219,033)
Basic and diluted net loss per ordinary share	(3.59)	(20.47)	(2.86)	(0.39)

(1)	Under U.S. GAAP, goodwill amortization is included in operating expenses. Under U.S. GAAP, goodwill is not amortized after 2001.

(2)	Extraordinary income (expense) items under Spanish GAAP would not qualify as extraordinary items under U.S. GAAP.

VII-1

Part Seven – Information about Terra Networks

	At and for the year ended December 31,

	2000	2001	2002	2003	2004

	(in millions of euro, except per ordinary share and per ADS data)
Selected Consolidated Balance Sheet Data:
Amounts in accordance with Spanish GAAP:
Cash and cash equivalents	2,673,384	2,190,124	1,761,088	1,599,521	854,182
Working capital (1)	2,467,155	1,980,947	1,675,746	1,563,973	837,784
Total assets	6,738,237	6,107,331	3,497,508	2,987,218	1,852,210
Total long-term obligations	159,888	97,877	36,235	52,802	67,817
Shareholders’ equity	6,126,833	5,556,792	3,190,887	2,720,541	1,634,736
Capital stock (excluding long-term debt and
redeemable preferred stock)	1,242,532	1,242,532	1,216,321	1,202,936	1,149,883
Amounts in accordance with U.S. GAAP
Total assets	16,958,819	4,743,246	2,691,526	2,518,171
Shareholders’ equity	16,409,923	4,220,453	2,346,243	2,207,834

(1)	Working capital is defined as total current assets minus total current liabilities.

VII-2

Part Eight – Additional Information For Shareholders

Part Eight – Additional Information for Shareholders

Where You Can Find More Information

     Telefónica and Terra Networks file annual reports on Form 20-F and furnish periodic reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The reports may also be obtained from the website maintained by the SEC at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC. Telefónica’s SEC filings are also available to the public from commercial document retrieval services.

     Telefónica has filed a registration statement on Form F-4 to register with the SEC the Telefónica ADSs and certain of the Telefónica ordinary shares to be delivered to holders of Terra Networks ordinary shares and ADSs in the merger. This joint information statement/prospectus is a part of that registration statement and constitutes a prospectus of Telefónica in addition to being an information statement of Telefónica and Terra Networks for the meetings. As allowed by SEC rules, this joint information statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to “incorporate by reference” information into this joint information statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint information statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint information statement/prospectus. This joint information statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

Telefónica SEC Filings (File No. 1-9531)	Period/Filing Date
Annual Report on Form 20-F	Fiscal Year ended December 31, 2003 (Filing date July 9, 2004), as amended on January 31, 2005

Terra Networks SEC Filings (File No. 0-28011)	Period/Filing Date
Annual Report on Form 20-F	Fiscal Year ended December 31, 2003 (Filing date June 28, 2004)

     We also expect to incorporate by reference the annual reports on Form 20-F of each of Telefónica and Terra Networks for the fiscal year ended December 31, 2004. We may also incorporate by reference some of the reports on Form 6-K that we furnish to the SEC between the date of this joint information statement/prospectus and the date of the annual general shareholders’ meetings.

VIII-1

Part Eight – Additional Information For Shareholders

     Telefónica has supplied all information contained or incorporated by reference in this joint information statement/prospectus relating to Telefónica and Terra Networks has supplied all such information relating to Terra Networks.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this joint information statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Georgeson Shareholder
17 State Street, 10th Floor
New York, NY 10004
Toll Free: (877) 278-4794
Banks & Brokers: (212) 440-9800

     If you would like to request documents from us, please do so by                   , 2005 to receive them before the meetings.

Presentation of Financial Information

     Unless otherwise indicated, the financial information contained in this joint information statement/prospectus has been, or has been derived from financial statements that have been, prepared in accordance with generally accepted accounting principles in Spain (“Spanish GAAP”). See note 25 to Telefónica’s Consolidated Financial Statements and note 22 to Terra Networks’ Consolidated Financial Statements for a discussion of some respects in which Spanish GAAP differs from generally accepted accounting principles in the United States (“U.S. GAAP”).

     The consolidated financial statements of Telefónica and Terra Networks incorporated by reference into this joint information statement/prospectus have been presented in the same format as that used in the consolidated financial statements included in the companies’ annual and interim reports to shareholders.

Exchange Rate Information

     Effective January 1, 1999, the following 11 European Union member states adopted the euro as a common currency: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. They also established fixed conversion rates between their respective sovereign currencies and the euro. On January 1, 2001, Greece joined the European Economic and Monetary Union. The exchange rate at which the Spanish peseta has been irrevocably fixed against the euro is Ptas 166.386 = €1.00. On January 1, 2002, the participating member states began issuing new euro-denominated bills and coins for use in cash transactions. As of March 1, 2002, the participating member states have withdrawn the bills and coins denominated in their respective currencies from circulation, and they are no longer legal tender for any transactions. The Noon Buying Rate for the euro on March 4, 2005 was U.S.$1.3244= €1.00.

     The following tables describe, for the periods and dates indicated, information concerning the Noon Buying Rate for the euro. Amounts are expressed in U.S. dollars per €1.00.

	Noon Buying Rate

Year ended December 31,	Period end	Average(1)	High	Low

2000	0.9388	0.9207	1.0335	0.8270
2001	0.8901	0.8909	0.9535	0.8370
2002	1.0485	0.9495	1.0495	0.8594
2003	1.2597	1.1411	1.2597	1.0361
2004	1.3538	1.2478	1.3625	1.1801
Source: Federal Reserve Bank of New York

(1)	The average of the Noon Buying Rates for the euro on the last day of each month during the relevant period.

VIII-2

Part Eight – Additional Information For Shareholders

Month ended	High	Low

September 30, 2004	1.2417	1.2052
October 31, 2004	1.2783	1.2271
November 30, 2004	1.3288	1.2703
December 31, 2004	1.3625	1.3224
January 31, 2005	1.3476	1.2954
February 28, 2005	1.3274	1.2773
March 31, 2005 (through March 4, 2005)	1.3244	1.3127
Source: Federal Reserve Bank of New York

     Monetary policy within the member states of the euro zone is set by the European Central Bank. The European Central Bank has set itself the objective of containing inflation and will adjust interest rates in line with this policy without taking account of other economic variables such as the rate of unemployment. It has further declared that it will not set an exchange rate target for the euro.

     Fluctuations in the exchange rate between the euro and the dollar will affect the dollar equivalent of the euro price of Telefónica ordinary shares on the Spanish stock exchanges and the price of the Telefónica ADSs on the NYSE. Any cash dividends will be paid by Telefónica and Terra Networks, in euro. Exchange rate fluctuations between the euro and the dollar will affect the dollar amounts received by holders of ADSs on conversion by the depositary of cash dividends paid on the Telefónica ordinary shares underlying the Telefónica ADSs and the Terra Networks ordinary shares underlying the Terra Networks ADSs.

     You should rely only on the information contained or incorporated by reference in this joint information statement/prospectus to vote on the Telefónica proposals and the Terra Networks proposals. We have not authorized anyone to provide you with information that is different from what is contained in this joint information statement/prospectus. This joint information statement/prospectus is dated                          , 2005. You should not assume that the information contained in the joint information statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint information statement/prospectus to shareholders nor the issuance of Telefónica ordinary shares in the merger shall create any implication to the contrary.

Enforceability of Civil Liabilities Under The U.S. Securities Laws

     Both Telefónica and Terra Networks are corporations organized under the laws of the Kingdom of Spain. None of the directors or executive officers of either Telefónica or Terra Networks (and certain experts named in this joint information statement/prospectus) live in the United States. All or a substantial portion of the assets of both Telefónica and Terra Networks and such persons are located outside the United States. As a result, it may be difficult for you to file a lawsuit against either Telefónica or Terra Networks or such persons in the United States with respect to matters arising under the federal securities laws of the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts against either Telefónica or Terra Networks or such persons based on the civil liability provisions of such laws. Provided that United States case law does not prevent the enforcement in the U.S. of Spanish judgments (as in such case, judgments obtained in the U.S. shall not be enforced in Spain), if a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of such judgment in Spain will be subject to satisfaction of certain factors. Such factors include the absence of a conflicting judgment by a Spanish court or of an action pending in Spain among the same parties and arising from the same facts and circumstances, the Spanish courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, the regularity of the proceeding followed before the U.S. courts, the authenticity of the judgment and that enforcement would not violate Spanish public policy. In general, the enforceability in Spain of final judgments of U.S. courts does not require retrial in Spain. If an action is commenced before Spanish courts with respect to liabilities based on the U.S. federal securities laws, there is a doubt as to whether Spanish courts would have jurisdiction. Spanish courts may enter and enforce judgments in foreign currencies.

VIII-3

ANNEXES

Annex A-1

Merger Plan

Annex A-1

MERGER PLAN of TELEFÓNICA, S.A. and TERRA NETWORKS, S.A.

Madrid, February 23, 2005

     For the purposes of the provisions of Articles 234, 235 and related articles of the Corporations Law, as approved by Royal Legislative Decree No. 1564/1989, of December 22 (hereinafter referred to as the “Corporations Law”), the undersigned, in their capacity as members of the Boards of Directors of TELEFÓNICA, S.A. (hereinafter referred to as “TELEFÓNICA”) and TERRA NETWORKS, S.A. (hereinafter referred to as “TERRA”), have drawn up the present merger plan (hereinafter referred to as the “Merger Plan” or the “Plan”), which shall be submitted for approval of the shareholders at their respective general shareholder meetings pursuant to the provisions of Article 240 of the above-mentioned Law. The contents of such Plan are as follows.

1. INTRODUCTION

1.1 Reasons for the merger

     Like many other Internet companies, TERRA has evolved within the context of a strategic model based on a separation between the telecommunications business and the business of providing Internet services (ISP). Notwithstanding other prior circumstances, it has recently (more specifically, during the last twelve months) become manifestly obvious, in a clear and distinct manner, that an irreversible crisis is affecting the traditional model of the pure Internet service provider, and that, in parallel, a new model based on the operational integration of the telephone and Internet businesses has appeared in the telecommunications market. The root of these changes lies in the emergence, development, and blossoming of broadband technology applied to Internet access, which has led to the blurring – especially in the last year, during which its penetration and growth have accelerated exponentially – of the traditional line of separation between the above-mentioned businesses.

  The explosion of broadband technology has, in effect, created a new dynamic in the supply market, with which synchronization can only be obtained based on a complete interweaving of the network functions and the provision of services, or, put another way, the integrated management of the connectivity, access, and service layers. In this scenario, Internet access providers need to become communications operations in order to compete in the market. For such reason, they must either invest in network infrastructure (which could compromise their viability, given the time required for the maturation of the investment and the high capital cost of addressing it), or else become fully integrated with network operators, who already have the necessary infrastructure and technical and human resources.

  Moreover, on the demand side, today’s customer is not content with Internet access alone. Users’ preferences are becoming increasingly oriented toward integrated offerings (voice, images, Internet access, etc.), for which it is necessary to hold a position as operators who can offer all of the services that the market demands, and thereby compete with other entities that are able to provide all of these services to the end customer.

  In addition, the technological evolution of the services – the rapid increase in connection speeds, the technical complexity needed to provide high-quality audiovisual content, the required interoperability of the various elements of the offering (e-mail, messaging, voicemail, content consumption, etc.) – demands increasingly greater capabilities, scale, and resources in order to stay competitive in a market that is growing in size but whose offerings are constantly changing.

     All of this explains the activities of the competing groups aimed at making bandwidth the center or core of their strategy, and, consequently, at combining the telephone and Internet businesses. The most recent examples are the mergers of France Telecom and its Internet subsidiary Wanadoo, and of Deutsche Telekom and T-Online, the latter of which is about to be completed.

     The proposed merger of TELEFÓNICA and TERRA, as describe in this Plan, obeys the same logic. In fact, the Boards of Directors of both companies believe that this path must be taken in order to have any guarantee of success in dealing with the challenges posed by the development of the industry, technological change, and customers’ new

Annex A-1

needs. It is thus intended to create a customer-oriented business segment able to offer customers integrated solutions within the telecommunications market.

     Therefore, the merger is viewed as a strategic imperative of the highest order, and as an outstanding opportunity for mutual advantage. The shareholders of both TERRA and TELEFÓNICA will benefit from it. In terms of summarizing the most essential aspects, it can be stated that the integration of the businesses resulting from the merger will make it possible:

     a) To strengthen the competitive positioning of TERRA and TELEFÓNICA in the above-referenced markets, which will translate into an increase in customers and an expanded share of the market. This is the case because of (i) the greater capacity of the unified firm to respond to the integrated offerings of competitors; (ii) the better position for creating new services that optimize the use of the TELEFÓNICA’s network capabilities (which is critical for services with a need for greater bandwidth, greater security, etc.) and that integrate them fully into the service provided to the end customer; (iii) the strengthening of the offering made to the market, combining the positive attributes of the TELEFÓNICA and TERRA brand names, which in turn will make it possible to strengthen the leadership of the combined company; (iv) the greater scale of operations, which will make it possible to undertake innovative projects that would now be more difficult to undertake; and (v) the greater leveraging of the commercial resources of the two companies, e.g., proprietary channels, third-party channels, joint advertising, etc.

     b) To make better use of current customer bases, through (i) the ability to define and implement a global strategy based on customer segments, beyond the current product-based vision; (ii) increased penetration; (iii) an increase in the loyalty of existing customers, by reducing churn rates through the packaged sale of services; (iv) increased cross-sales of services; and (v) the resulting increase in per-customer earnings.

     c) To minimize costs and optimize investments, through (i) the integrated management of networks and platforms (provision of services, billing, CRM/customer service, etc.), with the additional benefit of greater quality for the end customer, through end-to-end management; (ii) the rationalization of investments that are particularly relevant, given the growing needs for an ability to manage new services that are broadband intensive; (iii) the total elimination of duplication in the development of new services; (iv) the streamlining of corporate structures, eliminating duplications and thereby improving management and increasing efficiency; and (v) an increased ability to achieve synergies in the purchases of contents and services.

     d) To facilitate the exploitation of the opportunities for growth in new markets, using broadband Internet access as an offering that is more attractive and competitive than fixed-base telecommunications (a factor that is particularly relevant in terms of the expansion of the Brazilian market).

     e) To develop a single strategy of promoting and creating businesses in the e-commerce field and general gateways for access to information and advertising, as a result of the major growth of broadband Internet access in all markets.

1.2 STRUCTURE OF THE TRANSACTION

     The legal structure selected for the integration of the businesses is – as noted above – a merger pursuant to the terms of Articles 233 et. seq. of the Corporations Law. The planned merger will take place specifically through the acquisition of TERRA (the acquired company) by TELEFÓNICA (the acquiring company), with the termination, through dissolution without liquidation, of the former company, and the en bloc transmission of all of its assets to the latter company, which, through universal succession, will acquire the rights and obligations of TERRA. As a result of the merger, TERRA shareholders will receive an exchange of shares of TELEFÓNICA, pursuant to the terms specified below.

     The merger of TERRA with the parent company of the TELEFÓNICA Group has notable advantages. The most pertinent ones consist of ensuring liquidity for TERRA’s shareholders (inasmuch as, in exchange, they will receive shares of TELEFÓNICA, which probably are the most liquid ones on the Spanish market), and simplifying the implementation of the transaction, because once the merger has been completed, it will be easier to undertake the process of reallocating the assets of TERRA within the TELEFÓNICA Group.

Annex A-1

2. IDENTIFICATION OF THE ENTITIES PARTICIPATING IN THE MERGER

2.1 TELEFÓNICA (the Acquiring Company)

     TELEFÓNICA, domiciled in Madrid, at calle Gran Vía, 28, which was incorporated for an indefinite time by means of an notarial instrument executed before Mr. Alejandro Roselló Pastor, a Madrid Notary, on April 19, 1924, at entry No. 141.

      TELEFÓNICA is registered with the Commercial Registry of Madrid, in Book 12.534, Folio 21, Page M-6.164.

      TELEFÓNICA’s Taxpayer ID number is A-28.015.865.

2.2 TERRA (the Acquired Company)

     TERRA, domiciled in Barcelona, at calle Nicaragua, 54, which was incorporated for an indefinite time as TELEFÓNICA COMUNICACIONES INTERACTIVAS, S.A. by means of a notarial instrument executed before Mr. José Antonio Escartín Ipiens, a Madrid Notary, on December 4, 1998, at entry No. 5,276 in his notarial register, which changed its name to the current name by means of an instrument dated October 1, 1999, drawn up before Mr. Francisco Arriola Garrote, a Madrid Notary, and recorded under entry No. 1,269 in his notarial register, and which moved to its current domicile by resolution adopted at the Ordinary General Shareholders’ Meeting held on June 8, 2000, which resolution was converted into a public instrument before Mr. Nicolás Ferrero López, a Notary of Pozuelo de Alarcón, on August 3, 2000, and recorded under entry No. 2,893 in his notarial register.

      TERRA is registered with the Commercial Registry of Barcelona, in Book 32.874, Folio 165, Page B-217.925.

      TERRA’s Taxpayer ID number is A-82.196.080.

3. MERGER EXCHANGE RATIO

     The exchange ratio for the shares of the entities participating in the merger, which was determined on the basis of the real value of the corporate assets and liabilities of TELEFÓNICA and TERRA, will be as described below (with no supplemental cash compensation):

Two (2) shares of TELEFÓNICA, each having a par value of one euro (€1), for every nine (9) TERRA shares, each having a par value of two euro (€2).

     The determination of the exchange ratio took into consideration the dividends that both companies are expected to distribute, to which reference is made in Section 8 below.

     Morgan Stanley & Co. Limited, as TELEFÓNICA’s financial advisor for this transaction, has expressed to the company’s Board of Directors in its fairness opinion that the agreed-upon exchange ratio is equitable for TELEFÓNICA’s shareholders. For their part, Lehman Brothers Europe Limited International (Europe), Spain Branch, and Citigroup Global Markets Limited, as TERRA’s financial advisors for this transaction, have expressed to the latter company’s Board of Directors in their fairness opinion that the agreed-upon exchange ratio is equitable for TERRA’s shareholders other than its majority shareholder, TELEFÓNICA.

4. MERGER BALANCE SHEETS

     For the purposes set forth in Article 239.1 of the Corporations Law, the balance sheets for the merger shall be deemed to be the balance sheets of TELEFÓNICA and TERRA as of December 31, 2004. Such balance sheets have been prepared on the date hereof by the respective Boards of Directors, and will be verified by the auditors of both companies and submitted for the approval of the shareholders at the General Shareholders’ Meetings of each of the companies that must decide on the merger, prior to the adoption of the merger resolution itself.

5. PROCEDURE FOR THE EXCHANGE OF SHARES

      The procedure for the exchange of shares of TERRA for shares of TELEFÓNICA shall as follows:

Annex A-1

     (a) Once the merger has been approved at the General Shareholder Meetings of both companies, the corresponding Information Memorandum has been verified, if required, by the COMISIÓN NACIONAL DEL MERCADO DE VALORES [the Spanish National Securities Commission] (hereinafter, the “CNMV”), and the merger deed has been recorded with the Commercial Registry of Madrid (after having been evaluated by the Commercial Registry of Barcelona), the TERRA shares will be exchanged for TELEFÓNICA shares.

     (b) The exchange will take place beginning on the date indicated in the announcements to be published in the Official Bulletin of the Commercial Registry, in one of the widely-circulated daily newspapers in Madrid and Barcelona, and, if necessary, in the Official Bulletins of the Spanish stock exchanges. A financial institution shall be appointed to act as an Agent for such purpose, and such institution shall be named in the above-mentioned announcements.

     (c) The exchange of the TERRA shares for TELEFÓNICA shares will take place through participants in Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. [Securities Registration, Clearing, and Liquidation Systems Management Company, Inc.] (Iberclear) that are depositaries thereof, in accordance with the procedures established for the book-entry system, pursuant to the provisions of Royal Decree No. 116/1992, of February 14, and with the application of the provisions of Article 59 of the Corporations Law, to the extent applicable.

     (d) Shareholders who hold shares representing a fraction of the number of TERRA shares designated as the exchange ratio may purchase or transfer shares in order to exchange them in accordance with such exchange ratio. Notwithstanding the foregoing, the companies participating in the merger may establish mechanisms for the purpose of facilitating the implementation of the exchange for those TERRA shareholders who own a number of shares that is not a multiple of nine (9), including the designation of a Fractional Agent.

      (e) As a result of the merger, the TERRA shares will become null and void.

     It is noted for the record that, as of the date of this Plan, TELEFÓNICA is the holder of four hundred thirty-six million, two hundred five thousand, four hundred nineteen (436,205,419) TERRA shares, representing seventy-five point eighty-seven percent (75.87%) of its share capital. Pursuant to the provisions of Article 249 of the Corporations Law and of the regulations governing treasury stock, the shares of TERRA controlled by TELEFÓNICA will not be exchanged for shares of TELEFÓNICA.

     In addition, it is noted for the record that TERRA holds seven million (7,000,000) of its own shares in treasury, which shares were earmarked for redemption following the amendment of the hedging system for the following stock option plans: (i) the TERRA stock option plan approved at the General Shareholders’ Meeting of TERRA on October 1, 1999, as amended by resolutions approved at the General Shareholders’ Meetings held on June 8, 2000 and on June 7, 2001, and as further developed by the Board of Directors of TERRA, and (ii) stock option plans resulting from the assumption by TERRA of the LYCOS INC. stock option plans as approved at the General Shareholders’ Meeting of TERRA on June 8, 2000, and as amended by the General Shareholders’ Meeting held on June 7, 2001, and as further developed by the Board of Directors. The above-mentioned seven million (7,000,000) shares will neither be part of the exchange, in compliance with the provisions of Article 249 of the Corporations Law and similar provisions, although, following the registration of the merger, TELEFÓNICA will succeed TERRA as the entity bound by such plans, which will be amended in accordance with the exchange ratio established in this Plan. So as to avoid prejudice to the interests of the beneficiaries of said plans, TELEFÓNICA will establish, if necessary, mechanisms to ensure the that due attention will be given to the commitments assumed by TERRA in connection with the above-mentioned stock option plans.

6. INCREASE IN TELEFÓNICA’S CAPITAL

     If necessary, TELEFÓNICA will increase its share capital by the exact amount needed to make the exchange for TERRA shares in accordance with the exchange equation established in this Merger Plan.

     The increase will be carried out through the issuance of a precise number of shares, each having a nominal value of one euro (€1), belonging to the same single class and series as the current TELEFÓNICA shares, as represented by book-entry accounts, with the application, in any event, of the provisions of Article 249 of the

Annex A-1

Corporations Law. In particular, the TERRA shares held by TELEFÓNICA will not be exchanged, and will be redeemed.

     The maximum amount of the capital increase to be carried out by TELEFÓNICA pursuant to the established exchange ratio may be reduced through the delivery to TERRA shareholders of old shares held in TELEFÓNICA’s treasury.

     The difference between the net book value of the assets and liabilities received by TELEFÓNICA by virtue of the merger covered by this Plan and the par value of the new shares issued by TELEFÓNICA – adjusted, if necessary, by the proportion represented by the new shares of the total shares delivered in exchange – shall be treated as issuance premium.

     Both the par value of such shares and the corresponding issuance premium shall be entirely paid-up as a result of the en bloc conveyance of the corporate assets and liabilities of TERRA to TELEFÓNICA, which, through universal succession, shall acquire the rights and obligations of TERRA.

7. DATE FROM WHICH THE SHARES DELIVERED IN EXCHANGE WILL CARRY THE RIGHT TO PARTICIPATE IN
    CORPORATE EARNINGS

     The shares which may be issued by TELEFÓNICA in connection with the capital increase mentioned in Section 6 above, shall entitle their owners to participate in the corporate earnings obtained by TELEFÓNICA starting on January 1, 2005.

     Previously existing TELEFÓNICA shares and shares delivered or issued in connection with the exchange will participate, with equal rights in proportion to the par value of each share, in distributions made after the merger deed is recorded with the Commercial Registry.

8. DIVIDENDS

     For the preparation of this Merger Plan and the determination of the exchange ratio indicated in Section 3 above, the Boards of Directors of TELEFÓNICA and TERRA took into consideration the following dividend-payment plans:

      (a) TELEFÓNICA plans to make the following distributions:

(i) Payment of an interim dividend based on the earnings for the fiscal year ending December 31, 2004, which will be paid on May 13, 2005. This dividend was announced by the Board of Directors at its meeting held on January 26, 2005. On the date hereof, the Board of Directors has resolved to set the amount of such dividend at 0.23 Euros per share.

As indicated in Section 7 above, TERRA shareholders who become TELEFÓNICA shareholders as a result of the merger will not benefit from such dividend. This was therefore taken into consideration in determining of the exchange ratio.

(ii) The distribution of TELEFÓNICA’s treasury stock, at the ratio of one share of treasury stock for each twenty-five shares owned by the shareholder, charged against the reserve for issuance premium. The proposal for such distribution plan was approved by the Board of Directors at its meeting held on November 24, 2004. The effectiveness of the distribution is subject to the corresponding approval by the shareholders at the Ordinary General Shareholders’ Meeting of TELEFÓNICA. The payment is expected to be made during the days following the meeting and, in any event, before the merger of TELEFÓNICA and TERRA is recorded with the Commercial Registry.

TERRA shareholders who become TELEFÓNICA shareholders as a result of the merger will not benefit from such distribution. This was therefore taken into consideration in the determination of the exchange ratio.

Annex A-1

(iii) The payment of a dividend with a charge against the reserve for issuance premium, which should be paid on November 11, 2005. The proposal for this dividend was announced by the Board of Directors at its meeting held on November 24, 2004. The effectiveness of the distribution is subject to the corresponding approval by shareholders at the Ordinary General Shareholders’ Meeting of TELEFÓNICA. The exact amount of such dividend is expected to be 0.27 Euros per share.

Unlike the provisions for dividends described above in subsections (i) and (ii), this dividend will be received by both the TELEFÓNICA shareholders and the TERRA shareholders who become TELEFÓNICA shareholders as a result of the merger. This was therefore not taken into consideration in the determination of the exchange ratio.

     (b) TERRA expects to pay a dividend in the amount of 0.60 Euros per share, with a charge against the “Reserve for Shares Issuance Premium” account. The proposal for such distribution was approved by the Board of Directors at its meeting held on February 23, 2005. The effectiveness of the distribution is subject to the corresponding approval by the shareholders at the Ordinary General Shareholders’ Meeting of TERRA. Payment is expected to be made during the days following the meeting and, in any event, before the merger of TELEFÓNICA and TERRA is recorded with the Commercial Registry.

     Only the shareholders of TERRA will benefit from such distribution. This was therefore taken into consideration in the determination of the exchange ratio.

9. DATE OF THE ACCOUNTING EFFECTS OF THE MERGER

     January 1, 2005 is hereby established as the date from which the TERRA transactions shall be deemed for accounting purposes to have taken place on behalf of TELEFÓNICA.

10. SPECIAL RIGHTS

     There are no special TERRA shares. Nor are there any owners of special rights other than the shares, except for those belonging to the beneficiaries (employees, officers, and directors of the companies in the TERRA Group) of TERRA; stock option plans mentioned in the Section 5 above of this Plan. Following the implementation of the merger, TELEFÓNICA will succeed TERRA as the entity bound by such plans. TERRA stock option rights shall be automatically converted into TELEFÓNICA stock option rights, upon the terms resulting from the exchange ratio established in this Plan. All references to TERRA or, as applicable, to LYCOS INC. or to LYCOS VIRGINIA in such option plans shall be deemed to be made to TELEFÓNICA starting on the date of registration of the merger.

     The TELEFÓNICA shares that are delivered to the TERRA shareholders pursuant to the merger contemplated in this Plan shall not give the holders thereof any special rights whatsoever.

11. BENEFITS EXTENDED TO DIRECTORS AND INDEPENDENT EXPERTS

     No benefits of any type shall be extended to the directors of any of the entities participating in the merger, or to the independent expert who participates in the merger process.

12. TAX REGULATIONS

     The planned merger shall be governed by the tax regulations set forth in Chapter VIII of Title VII, and by the second supplemental provision of the Consolidated Text of the Corporate Income Tax Law, as approved by Royal Legislative Decree No. 4/2004.

     For this purpose, and pursuant to the provisions of Article 96 of the above-mentioned Consolidated Text, the merger transaction will be reported to the Government Inspection Office in the manner established by the regulations.

Annex A-1

13. BYLAW/CHARTER AMENDMENTS

     TELEFÓNICA’s Board of Directors shall submit for the approval of the shareholders at the General Shareholders’ Meeting of TELEFÓNICA wherein the merger is approved, the bylaw/charter amendments that pertain to this Merger Plan and such other amendments that the Boards of Directors of TELEFÓNICA and TERRA mutually decide upon.

14. APPOINTMENT OF INDEPENDENT EXPERT

     Pursuant to the provisions of Article 236 of the Corporations Law, the directors of TELEFÓNICA and TERRA shall ask the Commercial Registry of Madrid to appoint a single independent expert for the preparation of a single report on this Merger Plan and on the assets and liabilities contributed by TERRA to TELEFÓNICA as a result of the merger.

15. ADMINISTRATIVE AUTHORIZATIONS

     The effectiveness of the planned merger shall be subject to the provision of notices and the acquisition of the applicable relevant authorizations and registrations in Spain and in the other jurisdictions in which both companies are present.

     Pursuant to the provisions of Article 234 of the Corporations Law, the directors of TELEFÓNICA and TERRA whose names appear below have signed and, through their signature, approved, this Merger Plan, in the form of four (4) original specimens, of identical form and content, which were approved by the Boards of Directors of TELEFÓNICA and of TERRA on February 23, 2005.

Annex A-1

BOARD OF DIRECTORS OF TELEFÓNICA

/s/ Cesar Alierta Izuel	/s/ Isidro Fainé Casas

Mr. Cesar Alierta Izuel	Mr. Isidro Fainé Casas

/s/ Fernando de Almansa Moreno-Barreda	/s/ Jesús María Cadenato Matía

Mr. Fernando de Almansa Moreno-Barreda	Mr. Jesús María Cadenato Matía

/s/ Maximino Carpio García	/s/ Carlos Colomer Casellas

Mr. Maximino Carpio García	Mr. Carlos Colomer Casellas

/s/ Alfonso Ferrari Herreo	/s/ Gonzalo Hinojosa Fernández de Angulo

Mr. Alfonso Ferrari Herreo	Mr. Gonzalo Hinojosa Fernández de Angulo

/s/ Miguel Horta e Costa	/s/ Luis Lada Díaz

Mr. Miguel Horta e Costa	Mr. Luis Lada Díaz

/s/ Mario E. Vázquez

Mr. Antonio Massanell Lavilla	Mr. Mario E. Vázquez

/s/ Antonio Alonso Ureba

Mr. Antonio Alonso Ureba

     It is noted for the record that the Directors Antonio Viana-Baptista and Enrique Used Aznar have abstained from participating in the deliberations and voting on the merger plan because it was believed that they are subject to a potential conflict of interest. For this reason their signatures do not appear in this document. In addition, it is noted for the record that the Directors Pablo Isla Alvarez de Tejera, Gregorio Villalabeitia Galárraga, J. Antonio Fernández Rivero and José Fonollosa García did not attend the meeting at which this Merger Plan was approved, with the first of them being represented by César Alerta Izuel and the remaining three being represented by Jesús María Cadenato Matía. For this reason, their signatures also do not appear in this document.

Annex A-1

BOARD OF DIRECTORS OF TERRA

/s/ Joaquín Faura Battle	/s/ Francisco Moreno de Alborán y de Vierna

Mr. Joaquín Faura Battle	Mr. Francisco Moreno de Alborán y de Vierna

/s/	/s/

Mr. D. Fernando Labad Sasiaín	Mr. Enrique Used Aznar

/s/	/s/ Alfonso Merry del Val Gracie

Mr. Luis Bassat Coen	Mr. Alfonso Merry del Val Gracie

/s/ Carlos Fernández-Prida Méndez-Núñez	/s/

Mr. Carlos Fernández-Prida Méndez-Núñez	Mr. D. José Alfonso Bustamante Bustamante

/s/ Luis Badía Almirall

Mr. Luis Badía Almirall

     It is noted for the record that all the Directors appointed as per indication of Telefónica, S.A., that is, Mr. J. Alfonso Bustamante Bustamante, Mr. Enrique Used Aznar and Mr. Fernando Labad Sasiaín have abstained from attending and participating in the deliberations of the Board of Directors of Terra Networks, S.A. on the merger plan and, consequently, have not signed it, because it was believed that they are subject to a potential conflict of interest. For this reason the signatures of Mr. J. Alfonso Bustamante Bustamante, Mr. Enrique Used Aznar and Mr. Fernando Labad Sasiaín do not appear in this document.

     In addition, it is noted for the record that D. Luis Bassat Coen, who could not attend this meeting of the Board of Directors at which this Merger Plan was approved, because of illness, has also abstained from participating in the deliberations in relation to it, because it was believed that he is subject to a potential conflict of interest. For these reasons his signature does not appear in this document.

Annex A-2

Telefónica, S.A.

Merger Balance Sheets as of December 31, 2004

Annex A-3

Terra Networks, S.A.

Merger Balance Sheets as of December 31, 2004

Annex B-1

Opinion of Morgan Stanley & Co. Limited

Annex B-1

The Board of Directors
Telefónica, S.A.
Gran Vía, 28
28013 Madrid
Spain

February 23, 2005

Gentlemen,

     We understand that Telefónica, S.A. (“Telefónica”) and Terra Networks, S.A. (“Terra”) propose to enter into an agreement substantially in the form of the draft dated February 23, 2005 (the “Merger Agreement”), which provides, among other things, for the merger of Telefónica and Terra (the “Merger”). Pursuant to the Merger Agreement, (i) every nine issued and outstanding Terra common shares, with a nominal value of Euro 2.00 per share, will be converted into the right to receive two new Telefónica common shares, with a nominal value of Euro 1.00 per share (such rate of exchange being the “Exchange Ratio”) and (ii) Terra will distribute an extraordinary dividend of Euro 0.60 per Terra common share prior to or upon the Merger (the “Dividend”) (the “Exchange Ratio” and the “Dividend” together being the “Total Consideration”). The terms and conditions of the Merger are more fully set out in the Merger Agreement.

      As at the date hereof, we understand that Telefónica owns 75.87% of the shares in Terra.

     You have asked for our opinion as to whether the Total Consideration pursuant to the Merger Agreement is fair from a financial point of view to Telefónica.

For the purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information relating to Telefónica and Terra respectively;

(ii)	reviewed the reported prices and trading activity for the ordinary shares of Telefónica and Terra respectively;

(iii)	compared the financial performance of Terra and Telefónica and the prices and trading activity of the ordinary shares of each of Telefónica and Terra with that of certain other comparable publicly-traded companies comparable with Telefónica and Terra, respectively and their securities;

(iv)	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

(v)	reviewed certain equity research reports prepared by a number of investment banks relating to Telefónica and Terra respectively;

(vi)	reviewed certain equity research reports prepared by a number of investment banks relating to certain publicly-traded companies comparable with Telefónica and Terra respectively;

(vii)	reviewed certain internal financial statements and other financial and operating information concerning Telefónica and Terra respectively;

(viii)	reviewed Terra’s management business plan dated February 14, 2005;

(ix)	discussed the past, current and future operations of Terra with the management of Telefónica;

(x)	reviewed the pro-forma impact of the Merger on Telefónica’s earnings per share;

(xi)	reviewed the Merger Agreement and certain related documents; and

Annex B-1

(xii)	considered such other factors, reviewed such other information and performed such other analyses as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to internal financial statements, the financial projections and other financial data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Terra and Telefónica. We have discussed with the management of Telefónica the strategic rationale for the Merger and the perceived strategic, financial and operating benefits of the Merger for Telefónica if the Merger is consummated. We have not made any independent valuation or appraisal of the assets or liabilities of Telefónica or Terra, nor have we been furnished with any such appraisals. Further, in accordance with your instructions, we have only conducted a limited due diligence review for the purposes of this opinion and, in particular, we have not been provided with, or had, access to the management of Terra. With respect to legal, tax and accounting matters relating to the Merger, we have relied upon the information provided by and the judgments made by Telefónica and its legal, tax and accounting advisors.

     In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the Merger.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions.

     We have acted as financial advisor to the Board of Directors of Telefónica in connection with this transaction and we will receive a fee for our services, including a transaction fee which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Limited and its affiliates have provided financial advisory and financing services to Telefónica and have received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to Telefónica in the future and will receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Telefónica or any other company or currency or commodity that may be involved in this transaction.

     Our opinion does not address the merits of the underlying decision by Telefónica to enter into the Merger and does not constitute an opinion or recommendation to any shareholder of Telefónica or Terra as to how such shareholder should vote at any shareholders’ meetings to be held in connection with the Merger. In addition, this opinion does not, in any manner, address the prices at which Telefónica’s ordinary shares will trade following consummation of the Merger.

     It is understood that this letter is for the information of the Board of Directors of Telefónica only and may not be referred to, disclosed to any third party or used for any other purpose without our prior written consent.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Total Consideration pursuant to the Merger Agreement is fair from a financial point of view to Telefónica.

Very truly yours,

MORGAN STANLEY & CO. LIMITED

By:	/s/ Joaquín Arenas

	Name:	Joaquín Arenas
	Title:	Managing Director

Annex B-2

Opinion of Lehman Brothers Europe Limited

Annex B-2

To the Attention of:

Board of Directors
Terra Networks S.A.
Barcelona
C/Nicaragua, n. 54
28029 Barcelona

Members of the Board:

     We understand that Telefónica, S.A. (“Telefónica “) has made a proposal to merge with Terra Networks, S.A. (the “Company”) (the “Proposed Transaction”). The suggested consideration to be offered to Company shareholders by Telefónica consists of two Telefónica share per each nine Company shares (the “Exchange Ratio”), after the payment of an extraordinary dividend by the Company to its shareholders of €0.60 per share. The terms and conditions of the Proposed Transaction, which is structured as a “Fusion por Absorcion” (Statutory Merger), are set forth in more detail in the draft “Proyecto de Fusion de 9th February 2005” (the “Agreement”).

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders (other than Telefónica) of the Exchange Ratio to be offered in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, and in relation to the Company, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company’s common stock since its initial public offering to the present and a comparison of that trading history with those of other companies that we deemed relevant, and (5) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, and in relation to Telefónica we reviewed and analyzed such publicly available information as we deemed relevant and, in particular the consensus price targets for Telefónica shares published by research analysts and an analysis of the recent trading performance of the Telefónica shares. We have not had access to non-public information relating to Telefónica nor have we met with its management team to assess its future prospects.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. At your request, we also retained independent counsel to advise us on certain matters relating to the material tax attributes of the Company and the effect of the Proposed Transaction on those attributes, and we have relied on that advice. With respect to the financial projections of the Company, including information as to the Company’s material tax attributes, upon advice of the Company we have assumed that such projections and information have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of, and information available to, the management of the Company as to the future financial performance and tax attributes of the Company. However, for purposes of our analysis, we have also utilized our own sector wide and company specific assumptions and estimates which resulted in certain adjustments to the projections of the Company. We have discussed these adjusted projections with the management of the Company and they have agreed with the logic of the use of such adjusted projections in arriving at our opinion. In arriving at our opinion we have (i) taken into account, among other factors, the proposed dividend of €0.23 to be paid by Telefónica to its shareholders in respect of 2004 and the proposed distribution by Telefónica of one Telefónica share for each 25 Telefónica shares, in which Company shareholders

Annex B-2

will not participate and (ii) not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, we were not asked or authorized to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Based on publicly available information, we have assumed, for the purposes of our opinion, that the Company has 561.2 million shares currently in issue, which number excludes treasury shares and options to acquire shares currently out of the money. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered in the Proposed Transaction is fair to the shareholders of the Company (other than Telefónica).

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to whether to vote in favor of the Proposed Transaction at the upcoming Annual Shareholder Meeting.

Very truly yours,

By: /s/ Juan Gich

Juan Gich
Managing Director

Annex B-3

Opinion of Citigroup Global Markets Limited

Annex B-3

February 23, 2005

The Board of Directors
Terra Networks, S.A.
Via Dos Castillas 33, Atica, Ed. 1
28224 - Pozuelo de Alarcon (Madrid)
Spain

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the ordinary shares (“Shares”) of Terra Networks, S.A. (“Terra”) of the Consideration (defined below) set forth in a “Proyecto de Fusión” (the “Agreement”) to be entered into between Terra and Telefónica, S.A. (“Telefónica”). As more fully described in the Agreement, (i) Terra will be merged with and into Telefónica (the “Merger”) and (ii) each outstanding Share, other than Shares held by Telefónica, will be converted into the right to receive 2/9ths of an ordinary share of Telefónica (“Telefónica Shares”) (the “Consideration”).

In arriving at our opinion, we reviewed a draft dated February 23, 2005, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Terra concerning the businesses, operations and prospects of Terra. We examined certain publicly available business and financial information relating to Terra and Telefónica as well as certain financial forecasts and other information and data relating to Terra, including information as to Terra's material tax attributes, which were provided to or discussed with us by the management of Terra. We were not, however, provided with any non-publicly available business or financial information, including financial forecasts, for Telefónica. We reviewed the financial terms of the Merger in relation to, among other things: current and historical market prices and trading volumes of Shares and Telefónica Shares; the historical and projected earnings and other operating data of Terra and Telefónica; and the capitalization and financial condition of Terra and Telefónica. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Terra and Telefónica. We have taken into account, among other factors, the proposed dividend of €0.23 per Telefónica Share in respect of 2004 and the proposed distribution by Telefónica of one Telefónica Share for each 25 Telefónica Shares, in which the holders of Shares will not participate, and the proposed dividend of €0,60 per Share to be paid by Terra to all holders of Shares. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Terra that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Terra, including information as to Terra's material tax attributes, provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Terra that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Terra as to the future financial performance of Terra and the expected realization by Terra of its material tax attributes. At your request, we also retained independent counsel to advise us on certain matters relating to the material tax attributes of Terra and the effect of the Merger on those attributes, and we have relied on that advice. We have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Agreement in the form reviewed by us, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Terra or Telefónica. Representatives of Terra have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us (other than changes that are favorable to the holders of

Annex B-3

Shares). Our opinion, as set forth herein, relates to the relative values of Terra and Telefónica. We are not expressing any opinion as to what the value of the Telefónica Shares actually will be when issued pursuant to the Merger or the price at which the Telefónica Shares will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Terra or Telefónica (other than material tax attributes of Terra, referred to above) nor have we made any physical inspection of the properties or assets of Terra or Telefónica. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Terra. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Terra or the effect of any other transaction in which Terra might engage. In particular, we have taken into account the fact that Telefónica currently controls Terra. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. We do not assume any obligation to update this opinion after the date hereof.

Citigroup Global Markets Limited has acted as financial advisor to Terra in connection with the proposed Merger and will receive a fee for such services upon delivery of this opinion. We and our affiliates in the past have provided services to Terra and Telefónica unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Terra and Telefónica for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Terra, Telefónica and their respective affiliates.

Our advisory services and the opinion expressed herein are provided solely for the information of the Board of Directors of Terra in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to the Board of Directors of Terra or any stockholder as to how such Directors or stockholder should vote or act on any matters relating to the proposed Merger. Accordingly, this opinion may not be relied on by or used for any other purpose, nor be referred to in any document nor made available to any other party, without our prior written consent. This opinion should not be taken to supplant any additional inquiries or procedures that the Board of Directors of Terra should undertake in its evaluation of the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Shares (other than Telefónica and its affiliates).

Very truly yours,

CITIGROUP GLOBAL MARKETS LIMITED

23rd February 2005

Annex C-1

Opinion of Spanish Independent Expert

Annex C-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Indemnification under Telefónica Bylaws and Spanish Law. Under Spanish law the directors of Telefónica shall be liable to the company, the shareholders and the creditors of the company for any damage they cause through acts contrary to the law or the articles, or acts carried out without the diligence with which they ought to perform their duties. No provision of our bylaws provides for the indemnification of the directors with respect to such liabilities.

     Telefónica D&O Insurance. Telefónica maintains an insurance policy that protects our officers and the members of our Board of Directors from liabilities incurred as a result of actions taken in their official capacity.

Item 21. Exhibits

Exhibit Number	Description

2.1	Merger plan (included as Annex A-1 to the joint information statement/prospectus contained in this Registration Statement)

2.2	Merger Balance Sheets (included as Annex A-2 and Annex A-3 to the joint information statement/prospectus contained in this Registration Statement)*

3.1	Bylaws of Telefónica (incorporated herein by reference to Exhibit 1.1 to Telefónica’s annual report on Form 20-F for the fiscal year ended December 31, 2003)

5.1	Opinion of Uría & Menéndez, Spanish counsel to Telefónica, regarding the validity of the Telefónica ordinary shares.*

5.2	Opinion of Patterson, Belknap, Webb & Tyler LLP, U.S. counsel to the depositary, Citibank, N.A., regarding the validity of the new Telefónica ADSs.*

8.1	Opinion of Uría & Menéndez regarding certain Spanish income tax matters.*

8.2	Opinion of Davis Polk & Wardwell with respect to certain U.S. tax matters.*

23.1	Consent of Deloitte, S.L. regarding incorporation by reference of its opinions contained respectively in Telefónica’s 2003 Form 20-F and Terra Networks’ 2003 Form 20-F.

23.2	Consent of BDO Audiberia regarding incorporation by reference of its opinion contained in Terra Networks’ 2003 Form 20-F.

23.3	Consent of KPMG Deutsche Treuhand-Gesellschaft regarding incorporation by reference of its opinion contained in Terra Networks’ 2003 Form 20-F.

23.4	Consent of Uría & Menéndez (included in the opinion filed as Exhibit 8.1 to this registration statement).*

23.5	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.2 to this registration statement).*

24	Power of Attorney (included as part of the signature pages).

* To be filed by amendment.

Item 22. Undertakings.

      (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To respond to requests for information that is incorporated by reference into the joint information statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and to arrange or provide for a facility in the United States for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid, Spain on March 7, 2005.

TELEFÓNICA, S.A.
(Registrant)

By:	/s/ Santiago Fernández Valbuena

	Name:	Santiago Fernández Valbuena
	Title:	Chief Financial Officer

POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below (whether as a member of the Board of Directors or officer of Telefónica, S.A., as authorized representative of Telefónica, S.A. or otherwise) constitutes and appoints César Alierta Izuel, Santiago Fernández Valbuena and Antonio Alonso Ureba and each of them, with full power to act without the other, as his true and lawful attorney-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents of each of them, full power and authority to do and perform each every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on March 7, 2005 by the following persons in the capacities indicated:

Signature	Title

/s/ César Alierta Izuel

César Alierta Izuel	Chief Executive Officer
and Chairman of the
Board of Directors

/s/ Santiago Fernández Valbuena

Santiago Fernández Valbuena	Chief Financial Officer

/s/ Alfonso Alonso Durán

Alfonso Alonso Durán	Controller

/s/ Isidro Fainé Casas

Isidro Fainé Casas	Vice-Chairman of the
Board of Directors

José Antonio Fernández Rivero	Vice-Chairman of the
Board of Directors

/s/ Jesús María Cadenato Matía

Jesús María Cadenato Matía	Director

/s/ Maximino Carpio García

Maximino Carpio García	Director

/s/ Carlos Colomer Casellas

Carlos Colomer Casellas	Director

/s/ Alfonso Ferrari Herrero

Alfonso Ferrari Herrero	Director

/s/ José Fernando de Almansa Moreno-Barreda

José Fernando de Almansa Moreno-Barreda	Director

/s/ Gonzalo Hinojosa Fernández de Angulo

Gonzalo Hinojosa Fernández de Angulo	Director

/s/ Miguel Horta e Costa

Miguel Horta e Costa	Director

Pablo Isla Álvarez de Tejera	Director

/s/ Luis Lada Díaz

Luis Lada Díaz	Director

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Signature	Title

José Fonollosa García	Director

/s/ Antonio Massanell Lavilla

Antonio Massanell Lavilla	Director

/s/ Enrique Used Aznar

Enrique Used Aznar	Director

/s/ Antonio Viana-Baptista

Antonio Viana-Baptista	Director

/s/ Mario Eduardo Vázquez

Mario Eduardo Vázquez	Director

Gregorio Villalabeitia Galarraga	Director

/s/ Antonio Alonso Ureba

Antonio Alonso Ureba	Director and Secretary

Authorized Representative of Telefónica S.A. in the United States:

/s/ Maria Dolores Pizarro Figueroa

Maria Dolores Pizarro Figueroa	General Counsel
TLD Puerto Rico

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EXHIBIT INDEX

Exhibit Number
Description

2.1	Merger plan (included as Annex A-1 to the joint information statement/prospectus contained in this Registration Statement)
2.2	Merger Balance Sheets (included as Annex A-2 and Annex A-3 to the joint information statement/prospectus contained in this Registration Statement)*
3.1	Bylaws of Telefónica (incorporated herein by reference to Exhibit 1.1 to Telefónica’s annual report on Form 20-F for the fiscal year ended December 31, 2003).
5.1	Opinion of Uría & Menéndez, Spanish counsel to Telefónica, regarding the validity of the Telefónica ordinary shares.*
5.2	Opinion of Patterson, Belknap, Webb & Tyler LLP, U.S. counsel to the depositary, Citibank, N.A., regarding the validity of the new Telefónica ADSs.*
8.1	Opinion of Uría & Menéndez regarding certain Spanish income tax matters.*
8.2	Opinion of Davis Polk & Wardwell with respect to certain U.S. tax matters.*
23.1	Consent of Deloitte, S.L. regarding incorporation by reference of its opinions contained respectively in Telefónica’s 2003 Form 20-F and Terra Networks’ 2003 Form 20-F.
23.2	Consent of BDO Audiberia regarding incorporation by reference of its opinion contained in Terra Networks’ 2003 Form 20-F.
23.3	Consent of KPMG Deutsche Treuhand-Gesellschaft regarding incorporation by reference of its opinion contained in Terra Networks’ 2003 Form 20-F.
23.4	Consent of Uría & Menéndez (included in the opinion filed as Exhibit 8.1 to this registration statement).*
23.5	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8.2 to this registration statement).*
24	Power of Attorney (included as part of the signature pages).

* To be filed by amendment.